UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SEABRIGHT HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of SeaBright Holdings, Inc.

(2)	Aggregate number of securities to which transaction applies: (i) 22,459,963 shares of common stock (which includes 1,022,902 shares of restricted common stock), (ii) 1,090,252 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $11.11 and (iii) 50,500 restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 22,436,562 shares of common stock, multiplied by $11.11 per share, (B) 1,090,252 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $11.11, multiplied by $2.08 per share (which is the excess of $11.11 over the weighted average exercise price of such options), and (C) 50,500 restricted stock units, multiplied by $11.11 per share.

(4)	Proposed maximum aggregate value of transaction: $252,358,968.09

(5)	Total fee paid: $28,932.10

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600

Seattle, Washington 98101

October 16, 2012

To our Stockholders:

We are pleased to invite you to attend a special meeting of the stockholders of SeaBright Holdings, Inc., which we refer to as the “Company,” to be held on Monday, November 19, 2012, at 9:00 a.m. Central time in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601.

At the special meeting, you will be asked to approve the adoption of the Agreement and Plan of Merger, dated as of August 27, 2012, as it may be amended from time to time, which we refer to as the “merger agreement,” among Enstar Group Limited, which we refer to as “Enstar,” AML Acquisition, Corp., an indirect wholly owned subsidiary of Enstar, which we refer to as “Merger Sub,” and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the “merger.” Following the merger, the Company will be a subsidiary of Enstar.

If the merger is completed, you will be entitled to receive $11.11 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock you own.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company’s stockholders. The Company’s board has also approved and declared advisable the merger agreement and resolved to recommend that the stockholders adopt the merger agreement. The board of directors made its recommendation after consultation with its independent legal and financial advisers and consideration of a number of factors. The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding proposal regarding certain merger-related executive compensation arrangements.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock of the Company are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of the Company’s common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of the Company’s common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please call D.F. King & Co., Inc., the Company’s proxy solicitor in connection with the special meeting, toll-free at (800) 755-7250 (banks and brokers call collect at (212) 269-5550).

Thank you in advance for your cooperation and continued support.

Sincerely,

John G. Pasqualetto

Chairman, President and Chief Executive Officer

This proxy statement is dated October 16, 2012, and is first being mailed to the Company’s stockholders on or about October 19, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy statement is available in the Investor Relations section of our website at www.sbxhi.com.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600

Seattle, Washington 98101

NOTICE OF SPECIAL MEETING

A special meeting of the stockholders of SeaBright Holdings, Inc., which we refer to as the “Company,” will be held in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601, on Monday, November 19, 2012, at 9:00 a.m. Central time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 27, 2012, as it may be amended from time to time, which we refer to as the “merger agreement,” among Enstar Group Limited, a Bermuda exempted company, AML Acquisition, Corp., a Delaware corporation and an indirect wholly owned subsidiary of Enstar, and the Company. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

Stockholders of record at the close of business on October 15, 2012, the record date fixed by the board of directors for the special meeting, are entitled to notice of, and to vote at, such meeting.

STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE PAID AND PRE-ADDRESSED ENVELOPE OR TO VOTE BY TELEPHONE OR THROUGH THE INTERNET. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF AT THE SPECIAL MEETING BY WRITTEN NOTICE TO THE COMPANY, AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

By Order of the Board of Directors,

D. Drue Wax

Senior Vice President, General Counsel and Secretary

Seattle, Washington

Dated: October 16, 2012

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “WHERE YOU CAN FIND MORE INFORMATION.”

Parties to the Merger (Page 18)

SeaBright Holdings, Inc., which we refer to as “SeaBright,” the “Company,” “we,” “us” or “our,” is a holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. Through our other wholly owned subsidiaries, PointSure Insurance Services, Inc. and Paladin Managed Care Services, Inc., we also provide related wholesale brokerage services and integrated managed medical care services. Our principal executive office is located at 1501 4th Avenue, Suite 2600, Seattle, Washington 98101, and the telephone number of our principal executive office is (206) 269-8500.

Enstar Group Limited, which we refer to as “Enstar,” is a Bermuda exempted company that acquires and manages insurance and reinsurance companies in run-off and portfolios of insurance and reinsurance business in run-off, and provides management, consulting and other services to the insurance and reinsurance industry.

AML Acquisition, Corp., which we refer to as “Merger Sub,” a Delaware corporation, is an indirect wholly owned subsidiary of Enstar and was formed by Enstar solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will be merged with and into the Company and will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of August 27, 2012, as it may be amended from time to time, among Enstar, Merger Sub and the Company, as the “merger agreement,” and the merger of Merger Sub with and into the Company pursuant to the merger agreement as the “merger.”

The Merger (Page 24)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue as an indirect subsidiary of Enstar following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 24)

In the merger, each issued and outstanding share of our common stock, par value $0.01 per share (except for shares held by the Company in treasury, shares owned by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries and shares owned by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law, which we refer to as the “DGCL”) will be cancelled and converted into the right to receive $11.11 in cash, without interest, which amount we refer to as the “merger consideration,” less any applicable withholding taxes.

The Special Meeting (Page 19)

Time, Place and Purpose of the Special Meeting (Page 19)

The special meeting will be held on Monday, November 19, 2012, starting at 9:00 a.m., Central time, in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601.

At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Record Date and Quorum (Page 19)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of the Company’s common stock as of the close of business on October 15, 2012, the record date for the special meeting, which we refer to as the “record date.” You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 22,459,963 shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for purposes of the special meeting.

Vote Required (Page 19)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Proxies and Revocation (Page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares of the Company’s common stock will not be voted, which will have the same effect as a vote against the proposal to adopt the merger agreement, and will not have any effect on the proposal to adjourn the special meeting or on the non-binding proposal regarding certain merger-related executive compensation arrangements.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the special meeting begins, or by attending the special meeting and voting in person. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

Background of the Merger (Page 24)

A description of the actions that led to the execution of the merger agreement, including our discussions with Enstar, is included under the section entitled “THE MERGER — Background of the Merger” below.

Reasons for the Merger; Recommendation of the Board of Directors (Page 36)

After careful consideration, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the merger agreement and (iii) directed that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and resolved to recommend that our stockholders vote to adopt the merger agreement. For the factors considered by the board of directors in reaching its decision to approve the merger agreement, please see the section entitled “THE MERGER — Reasons for the Merger” below.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Opinion of Our Financial Advisor (Page 40)

In connection with the merger, Sandler O’Neill & Partners, L.P., which we refer to as “Sandler O’Neill,” the Company’s financial adviser, delivered to the Company’s board of directors a written opinion, dated August 25, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than Enstar and its subsidiaries). The full text of the written opinion, dated August 25, 2012, of Sandler O’Neill, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. Sandler O’Neill provided its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Sandler O’Neill’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

No Financing Condition (Page 48)

The receipt of financing by Enstar is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement. See “THE MERGER — Financing of the Merger.” We anticipate that the total funds needed to complete the merger will be approximately $252 million. Enstar has informed us that it expects to fund this amount through internally generated funds and a bank term loan facility to be finalized before closing.

Interests of Certain Persons in the Merger (Page 50)

When considering the recommendation by the board of directors, you should be aware that our officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out of all restricted stock and options to purchase common stock held by our officers and directors;

•	the payment of severance to our officers if a termination of employment were to occur in connection with the merger;

•

from and after the effective time, indemnification by the surviving corporation of our present and former officers and directors against any and all losses in connection with any action arising out of the fact that such person is or was a director or officer of the Company at or prior to the effective time, including any such losses arising out of or pertaining to the merger agreement or the transactions contemplated thereby. The surviving corporation is also required under the merger agreement to maintain in its organizational documents, for a period of six years after the effective time, provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are no less favorable than those currently set forth in the Company’s certificate of incorporation;

•

the Company’s purchase of a six year prepaid “tail policy” providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries, with respect to matters arising on or before the effective time and covering the transactions contemplated by the merger agreement; and

•	the interests of the Company’s officers in continuing their roles with the Company after the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 54)

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Stockholders who are non-U.S. holders and who realize gain on the exchange of their shares of the Company’s common stock in the merger generally will not be subject to U.S. federal income tax on the realized gain, subject to certain exceptions. You should read “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” which provides a discussion of tax consequences of the merger for “U.S. holders” and “non-U.S. holders” as defined in that discussion. You should consult your tax adviser for a complete analysis of the effect of the merger on your U.S. federal, state, local and foreign taxes.

Regulatory Approvals (Page 57)

In connection with the merger, the approvals of certain state insurance departments or similar governing bodies are required because Enstar will acquire control of our insurance subsidiary. These include the approvals of the California Department of Insurance and the Illinois Department of Insurance, which we collectively refer to as insurance regulatory approvals. Enstar and its affiliates filed applications for such approvals on September 12, 2012. Although the Company and Enstar do not expect any of the regulatory approvals to be withheld, there is no assurance that all of such regulatory approvals will be obtained.

In addition, the insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing that discloses certain market share data in that jurisdiction must be made and an applicable waiting period must expire or be terminated.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the “FTC,” the merger cannot be completed until each of the Company and Enstar file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Enstar filed such a notification and report form on September 11, 2012 and requested early termination of the applicable waiting period. On September 18, 2012, the FTC notified the parties that their request for early termination of the applicable waiting period under the HSR Act had been granted.

The Merger Agreement (Page 59)

Treatment of Equity Interests and Other Company Securities (Page 60)

•	Common Stock. At the effective time of the merger, which we refer to as the “effective time,” each issued and outstanding share of the Company’s common stock (except for shares held by the Company in treasury, shares owned by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries and shares held by stockholders who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right to receive the merger consideration of $11.11 in cash, without interest, less any applicable withholding taxes.

•

Employee Stock Options. At the effective time, the Company will terminate the Company’s incentive plans, and each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, will become fully vested and exercisable. In addition, as of the effective time, the Company will also cancel each outstanding and unexercised stock option granted under the Company incentive plans. Each holder of an applicable option will receive an amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option for each share of common stock of the Company purchasable upon exercise of the option, less any applicable withholding taxes.

•

Restricted Stock. At the effective time, each issued and outstanding share of common stock of the Company granted under a Company incentive plan that is subject to forfeiture immediately prior to the effective time will be canceled and converted automatically into the right to receive the merger consideration, less any applicable withholding taxes.

•

Restricted Stock Units. At the effective time, each restricted stock unit granted under a Company incentive plan that is outstanding, whether or not vested, will be cancelled and converted automatically into the right to receive the merger consideration, less any applicable withholding taxes.

No Solicitation of Other Offers (Page 67)

The merger agreement contains detailed provisions that restrict the Company, its subsidiaries and their respective officers, directors, employees, affiliates, investment bankers, financial advisers, attorneys, accountants or other representatives from soliciting, initiating or knowingly encouraging, or knowingly taking any other action designed to facilitate, the submission of any other takeover proposal (as defined in the merger agreement). The merger agreement also restricts the Company, its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisers, attorneys, accountants or other representatives from participating in any discussions or negotiations regarding any other takeover proposal unless such takeover proposal is or is reasonably expected to lead to a superior proposal (as defined in the merger agreement). The merger agreement does not, however, prohibit the board of directors from considering, recommending to the Company’s stockholders and entering into an alternative transaction with a third party if specified conditions are met, including that the alternative transaction constitutes a superior proposal and subject to, in certain cases, the payment to Enstar of a termination fee.

Conditions to the Merger (Page 71)

The respective obligations of the Company, Enstar and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust and insurance regulatory approvals, the accuracy of the representations and warranties of the parties (subject to materiality qualifications), the absence of any legal restrictions on the consummation of the merger, the absence of any material adverse effect and material compliance by the parties with their respective covenants and agreements under the merger agreement.

Termination of the Merger Agreement (Page 72)

The merger agreement may be terminated at any time prior to the effective time, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by mutual written consent of the Company and Enstar.

The merger agreement may also be terminated at any time prior to the completion of the merger, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by either the Company or Enstar if:

•

the merger is not completed on or before February 27, 2013, which date we refer to as the “outside date,” provided, that the outside date will be extended until May 27, 2013 if, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger or (B) the insurance regulatory approvals shall not have been obtained; except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by the outside date;

•

any final, nonappealable governmental injunction, order, decree or ruling has been enacted, issued, enforced or entered by any governmental authority of competent jurisdiction in the U.S., which has the effect of preventing, prohibiting or making illegal the completion of the merger, provided that the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling; or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders.

by Enstar if:

•

the Company has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to Enstar’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Enstar gives the Company written notice of such breach;

•	our board of directors or any committee thereof makes an adverse recommendation change;

•	the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to a takeover proposal (other than a customary confidentiality agreement); or

•	the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement; and

by the Company if:

•

Enstar has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to the Company’s obligation to close to be satisfied and has not or cannot be cured within 30 days after the Company gives Enstar written notice of such breach; or

•

concurrently with such termination and prior to the adoption of the merger agreement by the Company’s stockholders, the Company enters into an acquisition agreement providing for a superior proposal, provided that prior to or simultaneously with the entry into such definitive agreement, the Company has paid to Enstar the termination fee described below.

In the event that the merger agreement is terminated as described above, the merger agreement will (subject to certain exceptions) become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement (or any of their respective officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except for the Company’s obligation to pay any termination fee or expenses owed as described below under “— Termination Fee” and “— Expenses” and except that no party will be relieved from liability for any fraud or willful breach of the merger agreement prior to the date of such termination.

Termination Fee (Page 73)

The Company has agreed to pay Enstar a termination fee of $7.5 million, which amount represents approximately 3.0% of the equity value of the transaction, if the merger agreement is terminated under any of the following circumstances:

(i)	Enstar terminates the merger agreement because (A) our board of directors or any committee thereof makes an adverse recommendation change, (B) the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to a takeover proposal (other than a customary confidentiality agreement), or (C) the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement;

(ii)	the Company terminates the merger agreement because it enters into any agreement (other than a customary confidentiality agreement) providing for a superior proposal;

(iii)	if Enstar or the Company terminates the merger agreement because the effective time shall not have occurred before the outside date; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination, the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced;

(iv)	if Enstar terminates the merger agreement because the Company has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to Enstar’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Enstar gives the Company written notice of such breach; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination (or within 12 months after the announcement of the takeover proposal in the case of a breach of the Company’s obligations regarding the solicitation of other offers), the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced; or

(v)	if Enstar or the Company terminates the merger agreement because the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders; and

•	prior to the time of the stockholders’ meeting a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination, the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced.

If the merger agreement is terminated as a result of clause (i) above, the termination fee will be payable by the Company to Enstar no later than two business days following such termination. If the merger agreement is terminated as a result of clause (ii) above, the termination fee will be payable by the Company to Enstar prior to or simultaneously with such termination. If the merger is terminated as a result of clauses (iii), (iv) or (v) above, the termination fee will be payable by the Company to Enstar no later than two business days following the consummation of such transaction.

Expenses (Page 74)

Except as otherwise set forth below, all expenses (as defined in the merger agreement) incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

However, if Enstar or the Company terminates the merger agreement as a result of the failure of the Company’s stockholders to adopt the merger agreement at the special meeting of the Company’s stockholders, the Company shall reimburse Enstar all of its expenses up to $1,000,000; provided, however, that if the Company is required to pay the termination fee described above under clause (v) of “— Termination Fee,” then the Company may reduce any termination fee owed to Enstar by the full amount of any expense reimbursement paid to Enstar.

Remedies (Page 74)

If Enstar is entitled to terminate the merger agreement and receive a termination fee from the Company, Enstar’s receipt of such termination fee will be liquidated damages and the sole and exclusive remedy of Enstar and Merger Sub against the Company and its officers, directors, employees, agents, affiliates, and representatives, regardless of the circumstances of such termination, except in cases of fraud.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement in addition to any other remedy to which they may be entitled at law or in equity.

Market Price of Common Stock (Page 78)

The closing price of our common stock on the NYSE on August 27, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $8.27 per share. On October 15, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $11.09 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 81)

Stockholders are entitled to appraisal rights under the DGCL with respect to any or all of their shares of the Company’s common stock in connection with the merger, provided they meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must hold your shares continuously through the effective time and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “APPRAISAL RIGHTS” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers promptly.

Delisting and Deregistration of Common Stock (Page 85)

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” As a result, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the “SEC,” on account of our common stock.

Litigation Relating to the Merger (Page 58)

On September 13, 2012, a purported stockholder in the Company, Mitchell Daks, filed a lawsuit in the Superior Court of the State of Washington in and for the County of King against the Company, the members of the Company’s board of directors, and Merger Sub. On October 5, 2012, the plaintiff filed an amended complaint, along with a motion to expedite discovery and for a briefing and hearing schedule on the plaintiff’s anticipated motion for a temporary injunction. The amended complaint purports to be brought as a class action on behalf of all of the Company’s stockholders (except the defendants and their affiliates). The amended complaint seeks to enjoin consummation of the merger, or, in the event the merger is completed, seeks to rescind the merger or recover money damages on behalf of the Company’s stockholders caused by alleged breaches of fiduciary duties. On October 11, 2012, the Company and John G. Pasqualetto, two of the defendants, filed an opposition to plaintiff’s motion for expedited discovery and for a briefing and hearing schedule on the plaintiff’s anticipated motion for a temporary injunction. On October 12, 2012, the plaintiff filed a reply. The motion remains pending.

On September 20, 2012, a purported stockholder in the Company, Craig Lochner, filed a lawsuit in the Court of Chancery for the State of Delaware against the Company, the members of the Company’s board of directors, Enstar and Merger Sub. The complaint purports to be brought as a class action on behalf of all of the Company’s stockholders (except the defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest). The complaint seeks to enjoin the consummation of the merger, or in the event the merger is completed, seeks to rescind the merger or recover money damages on behalf of the Company’s stockholders caused by alleged breaches of fiduciary duties. On September 26, 2012, the Company and the director defendants filed an answer to the complaint and a motion for judgment on the pleadings.

The Company and the board of directors believe that the claims in these actions are without merit and intend to defend against them vigorously.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “SUMMARY” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. See “WHERE YOU CAN FIND MORE INFORMATION.”

Q.	Why am I receiving this document?

A.	SeaBright Holdings, Inc., which we refer to as “SeaBright,” the “Company,” “us,” “our” or “we,” has agreed to be acquired by Enstar Group Limited, which we refer to as “Enstar,” pursuant to the terms of the merger agreement described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. The Company’s board of directors unanimously approved the merger agreement, and now the Company’s stockholders must vote to adopt the merger agreement before the transactions contemplated by the merger agreement can be completed. The Company is holding a special meeting of its stockholders so that its stockholders may vote with respect to the adoption of the merger agreement.

The Company is soliciting proxies for the special meeting. You are receiving this proxy statement because you own shares of the Company’s common stock. This proxy statement contains important information about the proposed transaction and the special meeting, and you should read it carefully. The enclosed proxy allows you to vote your shares of the Company’s common stock without attending the special meeting in person.

Your vote is extremely important, and we encourage you to vote as soon as possible. For more information on how to vote your shares of the Company’s common stock, please see the section of this proxy statement entitled “THE SPECIAL MEETING.”

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Enstar pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, AML Acquisition, Corp., which we refer to as “Merger Sub,” a wholly owned subsidiary of Enstar, will merge with and into the Company, with the Company continuing as the surviving corporation. We refer to this transaction as the “merger.” As a result of the merger, the Company will become a subsidiary of Enstar and will no longer be a publicly-held corporation. In addition, as a result of the merger, our common stock will be delisted from the New York Stock Exchange, which we refer to as the “NYSE,” and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of our common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive $11.11 in cash, without interest, which amount we refer to as the “merger consideration,” less any applicable withholding taxes, for each share of the Company’s common stock that you own, unless you properly exercise, and do not withdraw, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of the Company’s common stock, you will receive $1,111 in cash in exchange for your shares of the Company’s common stock, less any applicable withholding taxes. Upon consummation of the merger, you will not own any shares of the capital stock of the surviving corporation.

Q.	How does the merger consideration compare to the market price of the Company’s common stock prior to the announcement of the merger?

A.	The merger consideration represents a premium of 34.3% to the closing price of the Company’s common stock on August 27, 2012, the last trading day prior to the public announcement of the merger agreement, and a premium of 29.2% to closing price of the Company’s common stock 30 days prior to the announcement of the transaction on July 27, 2012.

Q.	Will I still be paid dividends on my shares of the Company’s common stock prior to the merger?

A.	The dividend declared by the Company on August 7, 2012 will be paid as scheduled on October 15, 2012. The merger agreement does not permit the Company to declare or pay any additional dividends on its common stock.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in the fourth quarter of 2012 or the first quarter of 2013. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of the Company’s common stock in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to reimburse Enstar for its expenses or pay Enstar a fee with respect to the termination of the merger agreement, as described under “THE MERGER AGREEMENT — Termination Fee.”

Q.	Is the merger expected to be taxable to me?

A.	The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a “U.S. holder,” as defined under “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of the Company’s common stock. If you are a “non-U.S. holder,” as defined under “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” any gain that you realize generally will not be subject to U.S. federal income tax, subject to certain exceptions discussed in that section. You should read “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger,” which provides a discussion of the U.S. federal income tax consequences of the merger for “U.S. holders” and “non-U.S. holders.” You should also consult your tax adviser for a complete analysis of the effect of the merger on your U.S. federal, state, local and foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of the board of directors to vote in favor of the adoption of the merger agreement, you should be aware that the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “THE MERGER — Interests of Certain Persons in the Merger.”

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on Monday, November 19, 2012, at 9:00 a.m. Central time, in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on the following:

•	The approval of a proposal to adopt the merger agreement.

•

The approval of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

•	The approval, by non-binding, advisory vote, of certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, failing to submit a proxy or vote in person at the special meeting, abstaining from the vote or failing to provide your bank, broker or other nominee with instructions as to how to vote your shares will each have the same effect as a vote against the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If your shares of common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee as to how to vote your shares of common stock, your shares of common stock will not be voted, and this will not have any effect on the proposal to adjourn the special meeting.

Q.	What vote of our stockholders is required to approve the non-binding proposal regarding certain merger-related executive compensation arrangements?

A.	Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote against the non-binding proposal regarding certain merger-related executive compensation arrangements. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of common stock are held through a bank, brokerage firm or other nominee and you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of common stock will not be voted, but this will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements.

Stockholders should note that the vote with respect to certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on the Company, the Company’s board of directors or Enstar. Approval of the merger-related executive compensation arrangements is not a condition to consummation of the merger. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those arrangements.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	Who can vote at the special meeting?

A.	Stockholders of record as of the close of business on October 15, 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each record holder of shares of our common stock as of the record date is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owns as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and “broker non-votes,” if any, are counted as present for the purpose of establishing a quorum.

Q.	How do I vote?

A.	If you are a stockholder of record as of the record date, you may vote your shares on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on your proxy card);

•	by using the toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our common stock as of the record date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner”?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares of common stock by following their instructions for voting.

Q.	If my shares of common stock are held in street name by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee as to how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of the Company’s common stock. If you do not instruct your bank, brokerage firm or other nominee as to how to vote your shares of the Company’s common stock, your shares of the Company’s common stock will not be voted and that will be the same as a vote against the proposal to adopt the merger agreement, will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and will have no effect on the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person to vote your shares of common stock. This written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	Can I change or revoke my vote?

A.	Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on changing or revoking your proxy.

Q.	What happens if I do not vote or submit a proxy card, or do not instruct my bank, broker or other nominee as to how to vote, or abstain from voting?

A.	If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will have the same effect as a vote cast against the proposal to adopt the merger agreement, will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and will have no effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. Abstaining will have the same effect as a vote against the proposal to adopt the merger agreement, the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the same effect as a vote against the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in street name, or through more than one bank, brokerage firm or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of the Company’s common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is prior to both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock before the record date, you will not be entitled to vote at the special meeting and will not be entitled to receive the merger consideration. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. The person to whom you transfer your shares of the Company’s common stock after the record date will not have a right to vote those shares at the special meeting.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus a per call fee for any incoming or outgoing stockholder calls. The Company will reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of the Company’s common stock in your own name as the stockholder of record, please vote your shares of the Company’s common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, by using the telephone number printed on your proxy card or by following the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot at the special meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of the Company’s common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will receive a letter of transmittal shortly after the completion of the merger describing how you may exchange your shares of the Company’s common stock for the merger consideration. If your shares of common stock are held in street name by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your street name shares of the Company’s common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of the Company’s common stock?

A.	Yes. As a holder of the Company’s common stock, you are entitled to appraisal rights under the DGCL with respect to any or all of your shares of the Company’s common stock in connection with the merger if you take certain actions and meet certain conditions. See “APPRAISAL RIGHTS.”

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of the Company’s common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders please call toll-free: (800) 755-7250

All others please call collect: (212) 269-5550

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the stockholders of the Company may not adopt the merger agreement;

•	litigation in respect of the merger could delay or prevent the closing of the merger;

•

the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived;

•

our announcement and pursuit of the merger may disrupt our business and make it more difficult to maintain our business and operational relationships and the restrictions imposed on us prior to the closing of the merger or termination of the merger agreement prevent us from growing our business or operating outside of the ordinary course of business without the consent of Enstar;

•	developments beyond the parties’ control, including but not limited to, changes in economic and employment conditions, competitive conditions and health care reform; or

•	the “risk factors” and other factors referred to in the Company’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, and each quarterly report on Form 10-Q filed thereafter. See “WHERE YOU CAN FIND MORE INFORMATION”.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

PARTIES TO THE MERGER

The Company

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600

Seattle, Washington 98101

(206) 269-8500

The Company is a Delaware corporation headquartered in Seattle, Washington. We are a holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty provider of multi-jurisdictional workers’ compensation insurance. Through our other wholly owned subsidiaries, PointSure Insurance Services, Inc. and Paladin Managed Care Services, Inc., we also provide related wholesale brokerage services and integrated managed medical care services. SeaBright Insurance Company is domiciled in Illinois and commercially domiciled in California. SeaBright Insurance Company is licensed in 49 states, the District of Columbia and Guam to write workers’ compensation and other lines of insurance. Traditional underwriters of workers’ compensation insurance provide coverage to employers under one or more state workers’ compensation laws, which prescribe benefits that employers are obligated to provide to their employees who are injured arising out of or in the course of employment. We focus on employers with complex workers’ compensation exposures and provide coverage under multiple state and federal acts, applicable common law or negotiated agreements. We also provide traditional state act coverage in markets we believe are underserved. Our workers’ compensation policies are issued to employers who also pay the premiums. For more information about the Company, please visit the Company’s website at http://www.sbxhi.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “WHERE YOU CAN FIND MORE INFORMATION.” The Company’s common stock is publicly traded on the NYSE under the symbol “SBX.”

Enstar

Enstar Group Limited

18 Queen Street

Hamilton

Bermuda HM JX

(441) 292-3645

Enstar is a Bermuda exempted company that acquires and manages insurance and reinsurance companies in run-off and portfolios of insurance and reinsurance business in run-off, and provides management, consulting and other services to the insurance and reinsurance industry. Enstar is a publicly traded company on the NASDAQ stock market (ticker symbol: ESGR). Enstar is headquartered in Bermuda and has approximately 400 employees working across 11 offices in 9 countries, with 125 employees in the U.S.

Merger Sub

AML Acquisition, Corp.

c/o Enstar Group Limited

18 Queen Street

Hamilton

Bermuda HM JX

(441) 292-3645

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Enstar that was formed by Enstar solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. At the effective time of the merger, Merger Sub will merge with and into the Company and will cease to exist and the Company will continue as the surviving corporation and a subsidiary of Enstar.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on Monday, November 19, 2012, starting at 9:00 a.m., Central time, in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and to approve the non-binding proposal regarding certain merger-related executive compensation arrangements.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on October 15, 2012 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you are a record owner of common stock at the close of business on the record date. On the record date, there were 22,459,963 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly brought before the special meeting.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, a new quorum will have to be established. In the event that a quorum is not present at the special meeting, the stockholders who are present in person or represented by proxy may be asked to vote as to whether the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only stockholders or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, and will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement.

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of the Company’s common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters. The proposal to adopt the merger agreement is considered a non-routine proposal and, as a result, brokers are not empowered to vote shares of common stock absent specific instructions from the beneficial owner of such shares of the Company’s common stock. We generally refer to situations where brokers do not vote on a particular matter because brokers do not have discretionary voting power with respect to that matter, and have not received such specific instructions from beneficial owners of the Company’s common stock, as “broker non-votes.” “Broker non-votes,” if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of the Company’s common stock are present at the special meeting but are not voted with respect to this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or vote in person at the special meeting, or if there are “broker non-votes” on the issue, as applicable, the shares of the Company’s common stock not voted will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of the Company’s common stock are present at the special meeting but are not voted with respect to this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or vote in person at the special meeting, or if there are “broker non-votes” on the issue, as applicable, the shares of the Company’s common stock not voted will have no effect on the non-binding proposal regarding certain merger-related executive compensation arrangements.

If you are a stockholder of record, you may vote your shares of the Company’s common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on your proxy card);

•	by using the toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our common stock as of the record date, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of the Company’s common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must have a legal proxy from your bank, brokerage firm or other nominee naming you as the proxy.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone voting processes or the proxy card, you may specify whether your shares of the Company’s common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 755-7250 (banks and brokers call collect at (212) 269-5550).

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee, on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, broker or other nominee, with instructions, as applicable, your shares of the Company’s common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote against the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the special meeting begins, or by attending the special meeting and voting in person. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

Adjournments and Postponements

Any adjournment or postponement of the special meeting may be made from time to time by approval of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the merger agreement, then the Company’s stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting so as to permit further solicitation of proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in the fourth quarter of 2012 or the first quarter of 2013. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL with respect to any or all of their shares of the Company’s common stock in connection with the merger. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the merger agreement, you must not vote in favor of the proposal to adopt the merger agreement and you must hold your shares continuously through the effective time and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “APPRAISAL RIGHTS” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus a per call fee for any incoming or outgoing stockholder calls. The Company will reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 755-7250 (banks and brokers call collect at (212) 269-5550).

THE MERGER (PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully because it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a subsidiary of Enstar. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each issued and outstanding share of the Company’s common stock (other than shares of the Company’s common stock held by the Company in treasury or shares held by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries, and shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL) will, at the effective time, be cancelled and converted into the right to receive the merger consideration of $11.11 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

The Company’s board and senior management have regularly reviewed and considered business alternatives that could enhance stockholder value, including strategic alternatives, financing alternatives and opportunities for growth. Periodically, the board has received unsolicited indications of interest from various parties regarding mergers or acquisitions of the Company and has periodically received input from its financial and legal advisors regarding potential transactions. The board has also explored a variety of business alternatives that have not involved a sale of the Company as a means to enhance stockholder value.

In November 2010, in response to concerns surrounding the Company’s stock price following significant decreases from earlier that year, the Company engaged Goldman Sachs to advise on matters relating to potential shareholder activism. During the fourth quarter of 2010 and the first quarter of 2011, representatives of Goldman Sachs worked with the Company’s management to develop a plan to respond to any unsolicited attempts to acquire the Company or otherwise effect a change of control.

In December 2010, A.M. Best affirmed the Company’s financial strength rating of “A-”, but indicated the possibility of future negative ratings action if there were to be any further deterioration in the Company’s reserves and profitability. The board of directors believed that a downgrade by A.M. Best could have a material adverse effect on the Company’s business and its stock price. Accordingly, in February 2011, the Company asked representatives of Goldman Sachs to provide Goldman Sachs’ preliminary analysis of certain strategic alternatives, including: (i) pursuing acquisitions; (ii) divesting certain assets or breaking up the Company; (iii) raising capital in the public markets; (iv) raising capital privately through a minority investment; (v) merging or forming a joint venture with a competitor; and (vi) selling the Company to a strategic or financial buyer. Representatives of Goldman Sachs provided a preliminary analysis of these alternatives to the board of directors at a meeting on February 24, 2011.

In April 2011, in response to increasing concerns surrounding the Company’s A.M. Best rating, the board of directors of the Company authorized Goldman Sachs to begin approaching potential strategic and financial buyers. Over the next four months, representatives of Goldman Sachs contacted or received unsolicited indications of interest from 16 different parties and six parties entered into non-disclosure agreements with the Company to explore a possible transaction with the Company. During this period, the board of directors held a total of six meetings to discuss a possible transaction.

On May 3, 2011, Mr. Clifford Press of Oliver Press Partners, LLC and Mr. Bradley L. Radoff of Fondren Management LP sent a joint letter to the Company, which they also disseminated by press release, announcing that they were advisors to funds owning over 700,000 shares of Company stock, or approximately 3.2% of the shares then outstanding, expressing their dissatisfaction with the Company’s state of affairs, suggesting the Company consider a sale or merger with a stronger peer and expressing their intention to withhold their votes in the election of directors at the annual meeting of stockholders to be held on May 17, 2011.

On May 20, 2011, the Company received initial bids from Bidders A, B and C. Bidder A’s initial bid offered Bidder A’s common stock as consideration in the transaction and valued the Company’s common stock, according to the proposal, at $10.00 per share based on Bidder A’s then current stock price. Because the Company’s stock price was then $9.85 per share, the board considered this to be an “at-the-market” bid. Bidder B’s initial bid was for between $12.25 and $13.25 per share, to be paid 60% in cash and 40% in stock of Bidder B. Bidder C’s initial bid was for $12.00 per share in cash.

At a meeting of the board of directors on May 26, 2011, the board decided to continue discussions with Bidder B and Bidder C, and to request that Bidder A improve its bid.

On May 27, 2011, Bidder A notified representatives of Goldman Sachs that it would not improve its bid.

In June 2011, the Company was notified by Oliver Press Partners, LLC that it intended to run a proxy contest to elect one or more representatives to the Company’s board of directors.

On June 20, 2011, Bidder C notified representatives of Goldman Sachs that it was withdrawing from the process after having conducted further due diligence on the Company.

On July 7, 2011, Bidder B indicated to the Company that it was willing to move forward at a price of $11.50 per share, but declined to submit a formal bid letter to that effect.

On July 11, 2011, Bidder A submitted a revised offer of $10.00 to $12.00 per share, in cash, subject to the Company entering into a 30-day exclusivity agreement.

At meetings of the board of directors on July 11 and July 12, 2011, the board evaluated Bidder A’s revised offer and Bidder B’s informal indication of interest. After evaluating the key terms and conditions and the credibility of the two bids relative to one another, the board decided to continue discussions with Bidder A and grant it 30 days of exclusivity if it would agree to narrow the range of its bid.

On July 12, 2011, Bidder A revised its offer to $11.00 to $12.00 per share in cash.

On July 13, 2011, the Company entered into a 30-day exclusivity agreement with Bidder A. During that period, Bidder A conducted extensive due diligence on the Company and exchanged markups of a merger agreement with the Company’s outside counsel, Kirkland & Ellis LLP, which we refer to as “Kirkland & Ellis.”

At a meeting of the board of directors on July 28, 2011, Goldman Sachs reported to the board on the status of negotiations with Bidder A. Kirkland & Ellis reviewed for the board certain major outstanding issues with respect to the draft merger agreement. The board instructed Mr. Pasqualetto to obtain from Bidder A specific assurances as to its final price, which Bidder A had previously indicated would be between $11.00 and $12.00 per share in cash.

Later in the day, Bidder A informed the Company that, following the completion of its due diligence, it was withdrawing from the process, at which time the parties terminated the exclusivity agreement.

On August 4, 2011, the Company announced earnings for the second quarter of 2011, causing the share price of the Company’s common stock to drop over 24% the following day.

At a meeting of the board of directors on August 8, 2011, the board decided that, following the exhaustive and unsuccessful sell-side process, the Company and Goldman Sachs should cease initiating contact with new bidders that had not previously been a part of the process, although the Company could continue to engage with prior bidders and respond to any unsolicited inquiries.

On August 10, 2011, at the direction of the board, representatives of Goldman Sachs spoke with representatives of Bidder B about re-engaging in the process. Bidder B informed the Company that it was not interested in a transaction at a significant premium to the then-current market price of the Company’s common stock.

On August 15, 2011, Bidder D contacted the Company through its advisor to express its potential interest in acquiring the Company. Bidder D signed a non-disclosure agreement on August 16, 2011 and began to conduct due diligence.

On August 22, 2011, Bidder C submitted a revised offer to the Company of $7.00 per share in cash. On that date, the Company’s stock price closed at $5.52 per share.

On August 30, 2011, Bidder E contacted the Company to request a meeting to discuss a potential bid.

On September 1, 2011, Bidder D submitted an offer to acquire the Company for cash at a 10-15% premium to the trading price of the Company’s common stock. On that day, the Company’s common stock closed at $6.10 per share.

At a meeting of the board of directors on September 2, 2011, representatives of Goldman Sachs reported to the board on potential bidders that had contacted them to express interest, including the offers made by Bidders C and D, which the board had previously determined were not attractive and decided not to pursue.

At a meeting of the board of directors on October 22, 2011, Mr. Pasqualetto reported to the board on three potential bidders that had contacted him to express interest.

On October 27, 2011, the Company entered into a confidentiality agreement with Oliver Press Partners, LLC, in order to facilitate discussions regarding the possible settlement of its threatened proxy contest.

During the first week of December 2011, Bidder F contacted the Company to discuss possible strategic alternatives.

On December 7, 2011, the Company engaged Sandler O’Neill to act as a strategic advisor to the Company regarding various alternatives to a sale of the Company, including the evaluation of potential acquisition targets.

On December 8, 2011, Mr. Pasqualetto met with a director of Bidder G, who expressed an interest in acquiring the Company.

On December 9, 2011, Bidder F met with members of the Company’s management at the Company’s Seattle headquarters to discuss the Company’s business.

On December 16, 2011, Mr. Pasqualetto spoke with a representative of Bidder F, who proposed a merger transaction between the Company and Bidder F based on the relative valuation of Bidder F’s business and the market price of the Company’s common stock, an offer that did not imply any premium for the Company’s stockholders as part of the transaction.

On December 19, 2011, Bidder E submitted an oral indication of interest to the Company of up to $9.00 per share in cash and stock of Bidder E.

On December 21, 2011, Bidder H submitted a preliminary written indication of interest at $9.50 per share in cash.

On December 23, 2011, the Company entered into a settlement agreement with Oliver Press Partners, LLC, pursuant to which Oliver Press Partners, LLC and its principals agreed not to commence a proxy contest and Mr. Press was appointed to the Company’s board of directors.

At a meeting of the board of directors on December 28, 2011, Mr. Pasqualetto reviewed for the board the three unsolicited offers the Company had received in December from Bidders E, F and H. The board also formed a Strategic Alternatives Committee tasked with exploring and formulating for the board’s review, consideration and approval, strategic alternatives for the Company, including a possible sale of the Company. The committee was comprised of Messrs. Mural Josephson, Clifford Press and Michael Rice.

On January 10, 2012, Bidder E indicated to Mr. Pasqualetto that it could potentially increase its offer by an unspecified amount, but would require 90 days of exclusivity to conduct due diligence and negotiate a definitive agreement.

On January 25, 2012, Bidder I verbally indicated to the Company that it had interest in pursuing a potential transaction. Later that day, members of the Strategic Alternatives Committee had a call with representatives of Goldman Sachs to discuss the status of all of the outstanding inquiries the Company had received.

On January 31, 2012, representatives from Bidder G met with members of the Company’s management at the Company’s Seattle headquarters to conduct in-person due diligence.

On February 6, 2012, members of the Strategic Alternatives Committee had a call with representatives of Goldman Sachs to discuss the status of all of the outstanding inquiries the Company had received.

At a meeting of the board of directors on February 17, 2012, in light of the growing number of unsolicited indications of interest, the board authorized Goldman Sachs to again solicit additional potential strategic and financial bidders. Representatives of Goldman Sachs also reviewed for the board the six potential bidders who were currently actively engaged in the process, including Bidders E, F, G, H and I. Representatives of Goldman Sachs also reviewed for the board other potential bidders they intended to approach. Over the next five months, representatives of Goldman Sachs and Sandler O’Neill collectively contacted or received unsolicited indications of interest from 18 potential strategic and financial buyers, including seven parties that had previously been contacted during the 2011 process. Nine of the parties contacted or from whom indications of interest had been received entered into non-disclosure agreements with the Company, and seven of these parties submitted proposals to acquire the Company during this period.

On February 20, 2012, members of the Strategic Alternatives Committee had another call with representatives of Goldman Sachs to discuss the status of all of the outstanding inquiries the Company had received.

On February 24, 2012, members of the Strategic Alternatives Committee had a call with representatives of Goldman Sachs to discuss the initial outreach calls which representatives of Goldman Sachs had made to add new parties to the process.

In late February 2012, Goldman Sachs was informed by Bidder B that it was considering making a bid for the Company together with Enstar. Goldman Sachs promptly informed the Company of Enstar’s potential involvement in an acquisition of the Company and also discussed with the Company that funds managed by Goldman Sachs’ Merchant Banking Division, which we refer to as “MBD”, had an investment representing a 4.9% voting interest and a 19.9% economic interest in Enstar and that MBD had a representative on Enstar’s board.

On March 6, 2012, Bidder F met with members of the Company’s management at the Company’s Seattle headquarters to conduct additional in-person due diligence.

On March 15, 2012, Enstar submitted a written offer to acquire the Company for between $10.00 and 11.00 per share in cash.

At a meeting of the board of directors on March 15, 2012, Goldman Sachs notified the Company’s full board of directors of procedures that Goldman Sachs had implemented as a result of MBD owning an interest in Enstar, including that MBD’s representative would not participate in any deliberations or vote of the Enstar board of directors regarding a transaction with the Company. Goldman Sachs recommended that the Company engage an independent co-advisor to advise the Company on a joint basis with Goldman Sachs. The Company informed representatives of Goldman Sachs that Sandler O’Neill would serve in that role. Later that day, representatives of Goldman Sachs informed Bidder E, in response to their request on January 10, 2012, which included a request for 90 days of exclusivity and was not competitive on price, that the Company would not offer it exclusivity at this point of the process.

On March 19, 2012, representatives of Goldman Sachs received a preliminary indication of interest from Bidder F for a stock-for-stock business combination transaction between the Company and Bidder F that, based on the then-current valuation of Bidder F’s business and the Company’s common stock price, implied a value of $8.19 per share for the Company’s common stock and would, if completed at those prices, result in Bidder F acquiring equity ownership of 53% of the combined company.

On March 22, 2012, Bidder B confirmed to the Company that it was seeking to partner with Enstar and would seek to purchase all or a portion of the Company’s fee-based business and the renewal rights for all or a portion of the Company’s existing book of business. The Company sent Enstar a form of non-disclosure agreement.

On March 29, 2012, Enstar and the Company executed a non-disclosure agreement, and Sandler O’Neill sent Enstar a bid instruction letter. Between March 29, 2012 and August 27, 2012, Enstar engaged in due diligence with the Company and its advisors, including reviewing materials in the Company’s virtual data room, meeting with members of the Company’s management team, and sending numerous requests for supplemental diligence materials.

On April 10, 2012, the Company received a preliminary indication of interest from Bidder A, who expressed an interest in making a significant minority investment in the Company in exchange for the contribution of one of Bidder A’s subsidiaries that operated in the workers’ compensation market.

On April 12, 2012, Sandler O’Neill received a written proposal from Enstar to acquire the Company for $10.50 per share in cash. Representatives of Goldman Sachs also received a written proposal from Bidder H to acquire the Company for $9.75 per share in cash, as well as a verbal indication of interest from Bidder G to acquire the Company for a mix of $6.00 in cash and contingent value rights, which representatives of Goldman Sachs estimated, based on its preliminary financial analysis, would have an implied value of approximately $2.48 per share, making the implied value of the Bidder G proposal approximately $8.48 per share in the aggregate.

On April 13, 2012, members of the Strategic Alternatives Committee had a call with representatives of Goldman Sachs and members of management to discuss the bids from Bidder A and Enstar. Later that day, representatives of Goldman Sachs received a written proposal from Bidder I to acquire the Company for $10.75 to $11.50 per share in cash.

At a meeting of the board of directors on April 19, 2012, representatives of Goldman Sachs and Sandler O’Neill reviewed for the board the preliminary bids that had been received to date, including the bid from Enstar and the bids from Bidders A, E, F, G, H and I. The board decided to proceed with Enstar and Bidder I, who had submitted the two highest bids and whose bids the board determined to be the most credible based on the terms of their proposals and their level of engagement in the process.

On May 4, 2012, Sandler O’Neill sent a final bid instruction letter to Enstar and Bidder I.

On May 8, 2012, representatives of Goldman Sachs notified the Company that, in light of the increasingly prominent participation of Enstar in the process and Goldman Sachs’ affiliations with Enstar, it believed Sandler O’Neill should serve as sole financial advisor to the Company, and the Company and Goldman Sachs mutually agreed to terminate Goldman Sachs’ engagement, with Goldman Sachs agreeing to waive its right to any fee in connection with its engagement.

On May 11, 2012, Sandler O’Neill received a written proposal from Bidder A to acquire all of the common stock of the Company in exchange for Bidder A’s common stock in a transaction that valued the Company’s common stock, according to the proposal, at $9.03 per share based on Bidder A’s then-current stock price.

At a meeting of the board of directors on May 15, 2012, Sandler O’Neill reported to the board that Enstar and Bidder I had each been conducting due diligence on the Company, although Bidder I appeared not to have invested as much time or as many resources as Enstar had. Sandler O’Neill also reviewed the proposal from Bidder A, which the board agreed was not an attractive offer in light of its proposed “at-the-market” valuation.

On May 23, 2012, Sandler O’Neill received a formal proposal from Bidder I to acquire the Company for $10.25 per share in cash, including a preliminary markup of the draft merger agreement.

On May 25, 2012, Sandler O’Neill received a formal proposal from Enstar to acquire the Company for $10.50 per share in cash, including a detailed markup of the draft merger agreement prepared by Enstar’s outside counsel, Drinker Biddle & Reath LLP, which we refer to as “Drinker Biddle.” Between May 25 and August 27, 2012, Kirkland & Ellis and Drinker Biddle had numerous conversations and exchanged several drafts of the merger agreement and related disclosure schedules.

At a meeting of the Strategic Alternatives Committee on May 26, 2012, Sandler O’Neill reviewed for the committee the formal proposals received from Enstar and Bidder I. Both proposals were from run-off bidders seeking to partner with strategic players interested in the renewal rights for the Company’s existing book of business. The proposal from Enstar was an all cash offer at $10.50 per share, which purported to represent an equity transaction value of $248 million. Enstar represented that it had sufficient funds to complete the transaction without the need for third party financing and that its offer was not contingent on obtaining any such financing. The proposal from Bidder I was an all cash offer at $10.25 per share, which purported to represent an equity transaction value of $231 million. The offer was accompanied by a “highly confident” letter from a bank with respect to the debt financing and a request for a month of exclusivity in which to conduct due diligence and negotiate the terms of the transaction.

On May 29, 2012, the Company executed its revised engagement letter with Sandler O’Neill, reflecting its role as sole investment banker for the Company.

At a meeting of the Strategic Alternatives Committee on May 31, 2012, Sandler O’Neill updated the committee on its discussions with the parties who had formally submitted bids, including a discussion on price, financing issues, strategic partnering issues, regulatory approval issues and the extent of due diligence that the bidders had undertaken to date, as well as a timeline for moving forward. Sandler O’Neill reported that Enstar’s bid of $248 million in the aggregate for the Company implied a bid price of approximately $10.97 per fully diluted share, not $10.50 per share as stated in Enstar’s bid. Sandler O’Neill also reported that Bidder I was reducing its bid, after further due diligence, from $10.25 to $10.00 per share. The committee and its advisors also discussed the relative merits of re-approaching Bidder A, whose informal bid was not currently competitive with the others on price, but who had an extensive history of negotiations with the Company, and was the lead suitor in the auction process led by Goldman Sachs in 2011 before those talks collapsed and the process was abandoned. The committee discussed the possibility of an in-person meeting in New York with Bidder A to gauge its interest level before formally excluding Bidder A from further participation in the process. The committee concluded that it should explore that possibility.

On June 2, 2012, Enstar informed Sandler O’Neill that its $248 million offer represented a per share bid price of $10.96 per fully diluted share based upon the revised share count information provided to Enstar.

On June 4, 2012, members of the Strategic Alternatives Committee met with representatives of Bidder A. At the meeting, the Committee explained to Bidder A’s representatives that the valuation of the Company reflected in Bidder A’s offer was significantly lower than that of the other bidders, and requested that Bidder A consider increasing its valuation in order to be competitive with the other bidders. A representative of Bidder A contacted the committee on June 5, 2012 to inform the committee that Bidder A would not be increasing its offer.

At a meeting of the board of directors on June 5, 2012, the Strategic Alternatives Committee updated the board on the June 4 meeting with Bidder A. Sandler O’Neill then reviewed for the board the offers made by Enstar and Bidder I, and the board concluded that Enstar’s offer was clearly superior to Bidder I’s offer, both in price and in deal certainty, including with respect to financing. The board also discussed whether the Company could put itself into run-off and what the value to the Company’s stockholders would be under such an alternative approach. The board requested that Sandler O’Neill and management prepare a detailed financial model of the value that could be delivered to stockholders if the Company were to conduct a self-run-off. The board directed Sandler O’Neill to request Enstar to increase its bid, and to inform Bidder I that its offer was inferior and would not be pursued at this time. Later that day, Sandler O’Neill informed Bidder I that the Company was moving forward with a different bidder.

On June 7, 2012, Enstar informed Sandler O’Neill that it would agree to raise its bid to $255 million, or approximately $11.25 per share, in return for being granted 30 days of exclusivity to complete due diligence, consider its financing alternatives and negotiate a definitive merger agreement.

At a meeting of the board of directors on June 7, 2012, Sandler O’Neill reported to the board that Enstar had agreed to raise its bid to $255 million in return for being granted 30 days of exclusivity. The Board decided that, given the thorough market check already performed by the Company and the lack of viable and competitive alternative bidders, granting exclusivity to Enstar would be appropriate in return for achieving the increase in bid price. The board authorized management to negotiate and enter into a 30-day exclusivity agreement with Enstar. Sandler O’Neill also presented to the board the model which management had prepared valuing the Company in the event the Company put itself into run-off.

On June 11, 2012, the Company entered into an exclusivity agreement with Enstar, pursuant to which the Company agreed not to pursue other acquisition proposals for 30 days, and during which time Enstar would have the exclusive right to negotiate and enter into an agreement with respect to an acquisition proposal with the Company. The Company also agreed to suspend any other existing activities or negotiations with other bidders.

At a meeting of the Strategic Alternatives Committee on June 15, 2012, Sandler O’Neill provided an update on the status of due diligence with Enstar and Bidder B, Enstar’s proposed partner to purchase the Company’s fee-based business and renewal rights for the Company’s existing book of business.

On June 18, 2012, representatives from the Company, Enstar and Bidder B had an initial call to discuss transition planning should a transaction go forward.

From June 20 through June 22, 2012, representatives from Enstar and Bidder B met with members of the Company’s management. The meetings focused primarily on continuing due diligence, transition planning and regulatory planning.

At a meeting of the Strategic Alternatives Committee on June 25, 2012, Sandler O’Neill provided the committee with an overview of the meetings that had taken place during the preceding week between the Company, Enstar and Bidder B, and reported that Enstar and Bidder B agreed to focus on formalizing the agreement that would govern their relationship, on continuing their transition planning and on creating presentations for the Company’s insurance regulators, whose approvals would be a condition to completion of the transaction.

On June 25, 2012, Enstar’s insurance regulatory consultants, The Goldwater Taplin Group, which we refer to as “Goldwater Taplin,” requested the Company’s permission to make inquiries with regulators about the proposed transaction to gauge the regulators’ reaction to it and the likelihood of their approval. Goldwater Taplin indicated that such inquiries could be on a “named” or “no-names” basis.

On June 26 and June 27, 2012, the Company had a series of due diligence calls with representatives from Bidder B, focused on underwriting, financial and regulatory matters.

On June 27, 2012, representatives from Enstar, Goldwater Taplin, Kirkland & Ellis, Sandler O’Neill and the Company’s special regulatory counsel, Mayer Brown LLP, which we refer to as “Mayer Brown,” participated in a call to discuss various regulatory matters. On the call, it was decided that at this stage of the process, it would be appropriate to reach out to the Company’s insurance regulators on a no-names basis, and that in-person meetings would come at a later stage.

At a meeting of the Strategic Alternatives Committee on June 29, 2012, Sandler O’Neill provided a status update on due diligence, noting that substantial progress had been made on data production. Kirkland & Ellis reported that they expected to receive a revised draft of the merger agreement from Drinker Biddle shortly and that an initial draft of the disclosure schedules had been sent to Drinker Biddle earlier in the day. With regard to the status of the financing for the transaction, Kirkland & Ellis reported that, according to Drinker Biddle, Enstar might not seek fully negotiated commitment letters by the time of signing, as had been previously contemplated, but that Enstar would be open to simply giving a “flat” representation that it had adequate capital on hand to complete the transaction. With regard to the arrangements between Enstar and Bidder B, Kirkland & Ellis reported that, according to Drinker Biddle, those negotiations still needed to advance, and the underlying documentation had not yet been drafted. Mayer Brown then gave an update on regulatory matters.

On June 29, 2012, the Company had a call with representatives from Bidder B to discuss transition planning.

On July 3, 2012, the Company had a call with representatives from Bidder B to discuss the Company’s information technology.

At a meeting of the board of directors on July 6, 2012, Mr. Pasqualetto, together with Mr. Fuller and Mr. Gergasko, presented to the board a detailed review of key operational developments of the Company. The board considered the adequacy of the Company’s loss reserves, the preliminary outlook for the second quarter of 2012, the possibility of a ratings downgrade by A.M. Best and recent developments regarding a review being undertaken by the Illinois Department of Insurance. Mr. Pasqualetto then presented to the board management’s views about current market receptivity and need for the Company as a workers’ compensation specialist. Mr. Pasqualetto next presented to the board a detailed review of potential strategic options for the Company: pursuing management’s updated strategic plan, merging with another company, operating as an A.M. Best “B++” rated company should it be downgraded by A.M. Best and conducting a self-run-off. The board concluded that only the updated strategic plan was potentially viable as an alternative to pursuing the proposed transaction with Enstar, but for the reasons described under “—Reasons for the Merger” below, the board believed that the proposed transaction with Enstar presented the best opportunity for the Company’s stockholders. Sandler O’Neill updated the board on the proposed transaction with Enstar, emphasizing that Enstar and Bidder B still needed to come to an agreement with each other, and that this was a hurdle to finalizing a deal with Enstar. Sandler O’Neill also informed the board that the exclusivity agreement with Enstar would expire on July 7, 2012, and recommended that the board agree to extend exclusivity. Mayer Brown then presented an overview for the board of regulatory issues. Kirkland & Ellis then presented an overview for the board of a memorandum on the draft merger agreement that it had distributed to the members of the board in advance of the meeting. Among other things, Kirkland & Ellis noted that Enstar had originally requested a 4% termination fee, but had agreed to a lower 3% fee. In addition, Enstar had requested that its transaction expenses be reimbursed by the Company in the event that the Company’s stockholders failed to approve the transaction. The board decided to request that reimbursable expenses be subject to a reasonable cap. The board concluded that it should continue to pursue discussions with Enstar and, to that end, should extend exclusivity until July 29, 2012, subject to Enstar making substantial progress on a final agreement with Bidder B, showing progress on obtaining financing or confirming its ability to finance the transaction through existing resources, reaffirming its price and confirming it had completed due diligence, failing which exclusivity would expire earlier.

On July 10, 2012, the Company and Enstar amended the exclusivity agreement to extend exclusivity until July 16, 2012, or until July 29, 2012 if the conditions described above were met.

On July 14, 2012, the members of the Strategic Alternatives Committee had a call with Sandler O’Neill, Kirkland & Ellis and Mayer Brown to discuss the status of the transaction. They also discussed the prospect that an agreement with Bidder B for the Company’s renewal rights might not be entered into prior to signing.

On July 14, 2012, at the request of Enstar, Sandler O’Neill sent a form of non-disclosure agreement to Renewal Rights Bidder A, who had expressed interest in partnering with Enstar for the renewal rights for the Company’s existing book of business.

On July 16, 2012, the Company and Enstar amended the exclusivity agreement to extend exclusivity until July 30, 2012. The conditions to an automatic extension of the exclusivity agreement to such date had not been satisfied, but the Strategic Alternatives Committee was comfortable with Enstar’s good faith efforts to complete a transaction.

On July 18, 2012, the Company had a follow-up call with representatives from Bidder B to discuss transition planning.

On July 18, 2012, the Company entered into a non-disclosure agreement with Renewal Rights Bidder A. On July 19, 2012, Renewal Rights Bidder A received access to the Company’s virtual data room.

On July 20, 2012, Goldwater Taplin, Enstar and members of the Company’s management and board had a meeting with the Illinois Department of Insurance to discuss the proposed transaction.

On July 24, 2012, the Company and Sandler O’Neill had a call with representatives from Enstar to discuss transition planning and claims.

On July 25, 2012, the Company and Sandler O’Neill had a call with representatives from Enstar to discuss underwriting matters.

On July 26, 2012, Enstar notified Sandler O’Neill that Renewal Rights Bidder A was no longer interested in the renewal rights for the Company’s existing book of business.

At a meeting of the board of directors held on July 26, 2012, Sandler O’Neill updated the board on the current status of negotiations with Enstar, summarizing the major outstanding issues and the remaining hurdles to announcing a transaction. One outstanding issue was how the Company would retain employees after entering into a merger agreement with Enstar. Sandler O’Neill also reported on the status of Bidder B, indicating that Enstar still needed to finalize its agreement with Bidder B, and noting that it was unclear whether Enstar and Bidder B would be able to do so prior to signing. Mayer Brown updated the board on regulatory issues, while Kirkland & Ellis updated the board on the status of negotiations with Drinker Biddle on the merger agreement.

At a meeting of the nominating and corporate governance committee on July 26, 2012, a meeting at which all of the members of the board were present, Kirkland & Ellis advised the committee and the other directors on the fiduciary duties of the board in the context of the various strategic alternatives being considered.

On July 27, 2012, Goldwater Taplin, Enstar and members of the Company’s management and board had a meeting with the California Department of Insurance to discuss the proposed transaction.

On July 31 and August 1, 2012, representatives from Bidder B met with the Company’s management at its Seattle headquarters to discuss transition planning.

On August 1, 2012, members of the Strategic Alternatives Committee had a call with Sandler O’Neill to discuss the current state of the process with Enstar.

During the week of August 6, 2012, following the expiration of the exclusivity agreement with Enstar and at the direction of the Strategic Alternatives Committee, Mr. Pasqualetto and Sandler O’Neill reached out to Bidders A, D, E and G to gauge their interest in re-engaging in the process. Bidder E requested certain diligence materials, and on August 8, 2012, Bidder E received access to the Company’s virtual data room.

On August 10, 2012, Enstar and Bidder B separately informed Sandler O’Neill that no agreement for the Company’s renewal rights would be entered into prior to signing.

On August 15, 2012, Sandler O’Neill spoke with representatives of Enstar about the outstanding issues on the draft merger agreement and the proposed compromises to seek to resolve those issues.

At a meeting of the board of directors on August 15, 2012, Sandler O’Neill reported to the board on the status of negotiations with Enstar, including a summary of a meeting it had had with Enstar earlier in the day. Sandler O’Neill explained for the board the outstanding issues on the draft merger agreement that had been discussed and possible compromises that had been proposed. Kirkland & Ellis then summarized for the board the other outstanding issues on the draft merger agreement and disclosure schedules, including the size of the cap on reimbursable expenses. The board also discussed the status of Bidder B, and Sandler O’Neill explained that Bidder B would not be a part of any transaction pre-signing, but could still potentially have a role post-signing.

The board then directed Sandler O’Neill to express to Enstar the Company’s position on the open points in the merger agreement and disclosure schedules, and to urge Enstar to quickly come to a satisfactory resolution of these issues.

The board also discussed how the Company could best retain employees after entering into any agreement with Enstar.

Mr. Pasqualetto then reported on the results to date of outreaches that he and Sandler O’Neill had made to parties that were previously involved in the auction process but had since dropped out. Mr. Pasqualetto reported that four parties had been contacted, and that Bidder E had re-engaged in the process and had begun due diligence activities. The other three parties, Bidders A, D and G, were not interested in re-engaging at a price that would be competitive to that proposed by Enstar.

On August 20, 2012, Goldwater Taplin, Enstar and members of the Company’s management and board had follow-up meetings with the California Department of Insurance and Illinois Department of Insurance and discussed developments related to the proposed transaction, including that it was no longer contemplated that there would be an agreement with a third party to acquire the fee-based businesses and the renewal rights at or before signing of the transaction.

On August 21, 2012, the Company received a written proposal from Bidder E for $10.40 per fully diluted share in cash and stock plus a contingent value right worth up to $1.91 per fully diluted share, which would pay out in cash after two years based on the Company’s reserve performance over that period.

On August 22, 2012, Enstar contacted Sandler O’Neill to convey that its board was prepared to approve the transaction, but that it was reducing its offer price from $11.23 per share (representing its earlier bid of $11.25 per share reduced to reflect an earlier issuance of equity to the Company’s employees that had not been disclosed to Enstar at the time of its earlier bid) to $10.75 per share. Enstar’s principal rationale for the price reduction was the potential financial impact that Enstar would bear if the renewal rights and the fee-based businesses could not be sold at the value it had assumed for those assets. Enstar also indicated that Enstar was unwilling to accept the Company’s proposal to have discretion under the merger agreement to award stay bonuses without the consent of Enstar to employees that the Company believed it would be at risk of losing between signing and closing of the transaction. Sandler O’Neill then shared with Enstar that the Company had received, after the exclusivity period with Enstar had expired, a preliminary indication of interest from another party, without identifying the party by name, at a nominal price in excess of Enstar’s offer. The price negotiations continued, at which point Enstar indicated that it was willing to agree to an offer price of $11.11 per share, but only if the Company board was to vote to approve the transaction that day, expressing significant concern that Enstar’s offer would be “shopped,” in which case Enstar would withdraw its offer.

At a meeting of the board of directors on August 22, 2012, Sandler O’Neill updated the board on the earlier call with Enstar. Sandler O’Neill reported to the board that the reduction in the offer price from $11.23 to $11.11 represented a reduction in the transaction value of $2.8 million, from $255.0 million to $252.2 million. A lengthy discussion by the board then ensued, with the board observing that Enstar was lowering its offer price very late in the process and that it was being given very little time to consider Enstar’s revised proposal. Sandler O’Neill also noted that they had not yet conducted a formal analysis of the fairness, from a financial point of view, of the new lower offer price to the Company’s stockholders, and therefore would not be in a position to deliver a fairness opinion to the board until Sandler O’Neill had an opportunity to revise its analysis to incorporate the lower price and to follow its internal procedures.

Having extensively discussed the Enstar proposal, Sandler O’Neill then updated the board on the indication of interest expressed by Bidder E, including a summary analysis that Sandler O’Neill had prepared and circulated to the board in advance of the meeting. Mr. Pasqualetto described his conversations with representatives of Bidder E and shared his assessment of the potential new offer. The board and its advisors noted that the value of Bidder E’s proposal was uncertain, with a significant portion of the proposed consideration contingent on future developments (without which additional consideration the offer would be inferior to the Enstar offer), that the upfront consideration would be a mix of cash and stock in relative amounts to be determined, and that the offer itself was highly conditional, contingent, among other things, on further due diligence, approval of Bidder E’s board of directors and various insurance regulators and confirmation that the combined entity would retain a rating of not less than “A” (Excellent) from A.M. Best. The offer was also contingent on the Company’s granting up to 60 days of exclusivity to Bidder E, an action that the board believed would almost certainly cause the Enstar offer to be withdrawn.

Mayer Brown then shared its assessment of the likelihood of obtaining insurance regulatory approval for a transaction with either Enstar or Bidder E, as well as the likely timing of the receipt of that approval in the case of a transaction with Bidder E, in light of the fact that the offer from Bidder E had yet to be fully explored or developed. Mayer Brown believed that it could be as late as March 2013 before a transaction with Bidder E could be approved. Mayer Brown also reported on its informal communications that day with the California Department of Insurance about the proposed transaction with Enstar.

Kirkland & Ellis reported to the board on the status of the negotiations with Drinker Biddle on the merger agreement and related disclosure schedules, noting that, aside from the issues of price and the ability to award stay bonuses without Enstar’s consent, the parties had reached agreement on all material issues, including the size of the cap on reimbursable expenses.

After discussing various options, the board unanimously instructed Sandler O’Neill to contact Enstar and indicate that it was unwilling to accept Enstar’s new lower bid of $11.11 per share, but was willing to move forward at the original price of $11.23 per share (a price at which Sandler O’Neill was in a position to render an opinion with respect to fairness).

Sandler O’Neill then conveyed the board’s response to Enstar. Enstar indicated in no uncertain terms that it was unwilling to agree to the earlier $11.23 offer price under any circumstances.

Sandler O’Neill then reported to the board on Enstar’s response, noting that discussions with Enstar had reached an impasse. The board then discussed its options and its assessment of the situation.

Later that evening, Enstar and Sandler O’Neill had a call to discuss the status of negotiations.

On August 23, 2012, Mr. Michael Rice, the Company’s lead independent director and a member of the Strategic Alternatives Committee, spoke with a representative of Enstar for the purpose of seeking to revive the discussions between the parties.

On August 24, 2012, Mr. Rice met with a representative of Enstar at Sandler O’Neill’s offices in New York to continue those discussions. As a result of those discussions, Enstar confirmed its offer to purchase all of the equity of the Company by merger at a price of $11.11 per share in cash.

At a meeting of the board of directors on Saturday, August 25, 2012, Mr. Rice updated the board on the current status of negotiations with Enstar, summarizing the lengthy in-person meeting he had with Enstar the day before. Sandler O’Neill then presented and summarized an overview of the sale process and delivered a presentation on the fairness of the merger consideration, from a financial point of view, to the Company’s stockholders. Sandler O’Neill described the various analyses it had undertaken in rendering its opinion, and reported that Sandler O’Neill had concluded that Enstar’s offer of $11.11 per share was fair, from a financial point of view, to the holders of the Company’s common stock. Sandler O’Neill confirmed that it was prepared to deliver a formal written opinion, subject only to customary caveats, to that effect. Kirkland & Ellis then led a discussion on the status of the merger agreement, the material terms of which had been fully negotiated. Kirkland & Ellis then again reviewed the fiduciary duties of the board in a “change of control” transaction. After discussion, the board voted unanimously to approve the execution and delivery of the merger agreement with Enstar and a number of other matters relating thereto. The board decided to postpone the Company’s execution and delivery of the merger agreement pending the resolution of the few minor outstanding issues and the development of a coordinated communications strategy.

On August 27, 2012, prior to execution and delivery of the merger agreement, Mr. Pasqualetto was orally notified by Bidder E that it was increasing its offer to $11.50 in cash with no contingent value component. The offer, however, remained highly conditional, contingent, among other things, on further due diligence (which to date had been relatively limited), approval of Bidder E’s board of directors and various insurance regulators and confirmation that the combined entity would retain a rating of not less than “A” (Excellent) from A.M. Best. The offer was also contingent on the Company’s granting up to 60 days of exclusivity to Bidder E. The terms of the revised offer were conveyed to all of the members of the board of directors in writing, and a discussion among several of the directors and the Company’s advisors ensued. The directors concluded, consistent with the board’s extensive discussion at the board meeting on August 22, 2012, that Bidder E’s proposal was too highly conditional to warrant effectively abandoning the agreement with Enstar that the board had already approved by giving Bidder E the up to 60 days of exclusivity it had requested as part of its offer.

During the morning and afternoon of August 27, 2012, the Company and Enstar worked to prepare a press release announcing the transaction, as well as a series of questions and answers about the transaction for the Company’s employees, and to finalize the merger agreement. Later that day, following the close of the markets, the Company and Enstar executed and delivered the merger agreement, and the parties issued a joint press release announcing the transaction.

Reasons for the Merger

In evaluating the merger agreement and the merger, the board of directors consulted with our outside legal and financial advisers and our senior management team and considered a number of factors weighing in favor of the merger, including, among others, the material factors set forth below (the order in which the following factors appear does not reflect any relative significance).

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The Prospect of an A.M. Best Downgrade. Since its inception in 2003, the Company’s insurance subsidiary has maintained an “A-” financial strength rating from A.M. Best. The Company believes this minimum rating is critical to its ability to continue to pursue its current business strategy, given the importance the Company’s existing customers attach to that rating. On August 18, 2011, A.M. Best placed that rating on negative watch for a possible downgrade, citing (i) a significant downturn in operating results in 2010 and 2011, driven by weakened underwriting performance associated with reserve strengthening actions for accident years 2007 through 2009 primarily related to increased medical cost trends, continued marketplace challenges faced by the Company associated with its geographic and coverage lines expansion, and A.M. Best’s concern with the level of underwriting losses in the most recent years, (ii) the risks associated with expansion plans focused on newer market segments and (iii)_ ongoing weak market conditions driven by the recession that it believed would challenge a turnaround in operating performance. The board also considered the fact that on July 9, 2012, the Company was notified by the Illinois Department of Insurance, the Company’s domiciliary regulator, that due to concerns arising in connection with its December 31, 2010 examination, it intended to conduct an actuarial examination of the Company’s reserves for unpaid loss and loss adjustment expense as of December 31, 2011. If the Company were required, as a result of that examination, to materially increase its loss reserves, it could result in a downgrade by A.M. Best. The board of directors believed that a downgrade by A.M. Best, other than in connection with the announcement of a merger transaction, could have a material adverse effect on the Company’s business and its stock price, a risk to the Company’s stockholders that would be eliminated if the Company were to be acquired by Enstar.

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The Company’s Weak Investment Returns. The Company depends, in part, upon investment income from its invested assets to be profitable. The board of directors considered the weak returns generated by the Company’s portfolio of investment grade assets through the recession and in the current interest rate environment. The board of directors believed that the Federal Reserve would continue its policy of keeping interest rates low for the foreseeable future, and consequently, that the yield on the Company’s investment grade assets would remain low. The board of directors concluded that it was unlikely that the Company would be able to achieve an adequate return on equity so long as interest rates remained at such low levels and that to increase yields significantly would expose the investment portfolio to unacceptable levels of investment risk. In addition, the board considered the challenges associated with increasing the Company’s relatively low level of investment leverage (Invested Assets/Equity) which would require substantial growth in premium and in invested assets. The board concluded that the low yields, in combination with the Company’s low investment leverage, compounded the difficulty of achieving attractive returns on the investment portfolio, both on an absolute basis and also relative to the Company’s peers.

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The Company’s Business and Prospects. The board of directors believes that the merger maximizes value to the Company’s stockholders and is a more attractive option for the Company’s stockholders than any other reasonably available option, including continuing to operate the Company on an independent, stand-alone basis. In making this determination, the board of directors considered, on an historical and prospective basis, the Company’s business, results of operation (including, among other things, trends in workers’ compensation insurance underwriting generally and in California in particular, the Company’s underwriting performance, investment performance and return on equity), earnings, financial condition, prospects (including the execution risk of management’s proposed alternative strategy of entering new markets and new niches within the workers compensation market) and the market price and volatility of, and trading information with respect to, the Company’s common stock. In particular, the board considered the stringent capital leverage requirements placed upon the Company’s insurance subsidiary by A.M. Best in order for it to maintain its “A-” financial strength rating. These requirements effectively limit the volume of premium the Company can generate. The board believed that these capital leverage requirements of A.M. Best would continue in the future and thus severely limit the Company’s ability to generate attractive returns and growth.

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The Company’s Challenges as a Smaller Independent Company. The board of directors also considered the risks and benefits associated with the Company’s efforts and plans to conduct its business as an independent, stand-alone company as compared to the risks and benefits associated with the merger. The board considered that, as a result of operating as a relatively small, publicly traded, mono-line insurer, the Company faces continuing, and sometimes conflicting, pressures from customers, brokers, competitors, regulatory agencies, financial analysts and independent rating agencies. The Company’s capital base is among the lowest of its peer group, but is still relatively large given the Company’s small market capitalization. Because of the Company’s recent weak underwriting performance, A.M. Best has required the Company to maintain a relatively large capital base, which has inhibited the Company’s ability to create a return on equity by directing that capital to other purposes. The board believed that the Company’s lack of scale and lack of diversification across multiple business lines are substantial impediments to the Company’s ability to weather market downturns or to grow earnings and book value significantly. The board concluded that the merger will enable the Company’s stockholders to realize a significant premium that is not likely to be achieved in the near term as a stand-alone company.

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The Company’s Limited Prospects for Profitable Growth. The board of directors considered the Company’s inconsistent track record of growing earnings and book value on an organic basis. The board of directors also considered the fact that the Company’s ability to implement its growth strategy was dependent on, among other things, identification of attractive acquisition targets and its ability to acquire them at acceptable valuations and then to integrate them successfully. Considering that the Company had limited previous experience with such acquisitions, and had not yet engaged in meaningful negotiations with specific targets that were prepared to be acquired in the near term, the board of directors concluded that the Company’s prospects for profitable growth through acquisitions were limited and subject to significant uncertainty.

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The Impact of Difficult Economic Conditions. The board of directors considered the Company’s prospects as an independent public company in light of continuing difficult economic conditions in the United States, which have had an adverse impact on the Company’s financial and operating performance. In particular, as a workers’ compensation insurer, the Company’s performance is significantly impacted by the overall employment environment, and payroll levels in particular, in the states in which the Company writes business. As a result of the recent recession, injured workers have tended to stay out of work longer because of a lack of available jobs. This has led to increased losses on the Company’s policies. The board of directors concluded that there were significant risks associated with deferring the decision to sell the Company, particularly in light of the current outlook for the economy and its impact on the market price of the Company’s common stock.

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Sandler O’Neill’s Opinion. The board of directors considered the opinion of Sandler O’Neill, dated August 25, 2012, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of the Company’s common stock, as more fully described below in the section entitled “— Opinion of Sandler O’Neill.”

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The Substantial Premium of the Merger Consideration to Pre-Announcement Trading Prices. The board of directors considered that the merger consideration represented a substantial premium to the then current trading price of the Company’s common stock. On August 24, 2012, the last trading day prior to the meeting of the board at which the transaction was approved, the merger consideration represented a premium of 34.8%. The merger consideration also represented a 7.1% premium to the initial public offering of the Company’s common stock of $10.50 on January 20, 2005. The board of directors also considered the fact that the merger consideration will be paid entirely in cash, which will provide liquidity and certainty of value to the Company’s stockholders, while eliminating long-term business and execution risk.

•

Extensive Pre-Signing Market Check. The board of directors considered the lengthy and extensive process it had undertaken prior to signing the merger agreement with Enstar. Since October 2010, Goldman Sachs and Sandler O’Neill had contacted a total of 27 potential bidders, had executed confidentiality agreements and commenced due diligence with 14 of them, and had received acquisition proposals from nine of them. All the bidders in the original process led by Goldman Sachs ultimately withdrew their bids, and all but three bidders in the later process first led by Goldman Sachs and then led by Sandler O’Neill ultimately withdrew their indications of interest. Of those three remaining bidders, only Enstar indicated that it was interested in acquiring the Company at a price as high as $11.11 per share. At the conclusion of the process, the board determined that the likelihood that any other party, either strategic or financial, would ultimately agree to terms better than those agreed to by Enstar was remote, and that Bidder E’s proposal on August 27, 2012 was too highly conditional to warrant effectively abandoning the agreement with Enstar, by granting Bidder E the up to 60 days of exclusivity it had requested as part of its offer, in order to pursue it. The board was also of the view that the Company, with the assistance of its advisors, had negotiated the highest price per share of common stock that Enstar was willing to pay and had therefore obtained the highest price reasonably available to the Company’s stockholders.

•

The Ability of the Board of Directors to Change its Recommendation and Terminate the Merger Agreement and that the “Break-Up” Fee and Other Deal Protection Measures Were Not Preclusive. The board of directors considered the fact that the merger agreement allows the Company to respond to unsolicited takeover proposals, to change or withdraw its recommendation to the Company’s stockholders with respect to the adoption of the merger agreement and to terminate the merger agreement to enter into an alternative agreement relating to a superior proposal, subject, in certain situations, to the payment to Enstar of a $7.5 million “break-up” fee. The board considered the provisions in the merger agreement, including the non-solicitation provision, and determined in its reasonable judgment that such provisions would not preclude other interested third parties from submitting a competing offer for the Company. In particular, the board of directors considered the size of the “break-up” fee and determined that, at 3.0% of the equity value of the transaction, it was reasonable in light of the benefits of the merger and would not, in the directors’ reasonable judgment, preclude other interested third parties from making a competing offer for the Company.

•

The High Likelihood that the Transaction with Enstar will be Completed. The board of directors considered Enstar’s financial condition and the relatively limited conditions to the closing of the merger, including the fact that the merger agreement does not contain any financing contingency, and determined that, in its judgment and assuming adoption of the merger agreement by the Company’s stockholders, there is a high likelihood that the proposed transaction with Enstar will be completed.

•

Stockholder Approval and Appraisal Rights. The board of directors considered the fact that the merger is subject to the approval of the Company’s stockholders, who therefore have the option to reject the merger by voting against the proposal to adopt the merger agreement as described in this proxy statement. In addition, the board of directors considered the fact that the Company’s stockholders will have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See the section entitled “APPRAISAL RIGHTS.”

•

The Terms of the Merger Agreement. The board of directors considered all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the structure of the termination rights, and the fact that the merger agreement was negotiated between two sophisticated parties in an arms’-length negotiation. The board of directors also considered the fact that under certain circumstances, the merger agreement permits the Company to seek specific performance remedies against Enstar and Merger Sub. In addition, the board of directors considered the fact that a majority of the members of the board which approved the merger agreement were independent and that no member of the board would have an equity interest in the Company following the merger.

The board of directors also considered, among others, the following potentially negative factors in determining whether to approve the merger agreement (the order in which the following factors appear does not reflect any relative significance).

•

That the Merger Consideration Represents a Discount to the Company’s Book Value and to Prices at which the Company’s Common Stock has Traded in Recent Years. The board of directors considered the fact that the merger consideration represented a discount of 31% to the fully diluted book value per share of the Company’s common stock as of June 30, 2012. The board of directors also considered that the merger consideration is less than the highest price at which the Company’s common stock has ever traded.

•

The Risk that the Merger will be Delayed or will not be Completed. The board of directors considered the risk that the merger will be delayed or will not be completed, including the risk that the affirmative vote of the Company’s stockholders or the required regulatory approvals, in particular the insurance regulatory approvals, may not be obtained, as well as the potential loss of value to the Company’s stockholders and the potential negative impact on the operations and prospects of the Company if the merger were delayed or were not completed for any reason.

•

The Potential Impact of the Announcement of the Merger Agreement. The board of directors considered the risk that the pendency of the merger could adversely affect the relationship of the Company and its subsidiaries with their respective employees, agents, policyholders and others with whom they have business dealings. In particular, the fact that Enstar intends to put the Company into run-off and had not yet reached an agreement with a strategic partner to purchase the Company’s renewal rights, increased the likelihood that the Company could face a serious downturn in business and disruptions to its operations.

•

The Significant Costs Involved. The board of directors considered the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger. If the merger is not consummated, the Company may be required to bear such costs and expenses.

•

The Interests of the Company’s Stockholders in the Future of the Company. The board of directors considered the fact that, following the merger, the Company’s public stockholders will cease to participate in any potential future earnings growth of the Company or benefit from any potential future increase in the Company’s value.

•

The No Solicitation and “Break-up” Fee. Although mindful that the Company had conducted an extensive auction process, the board of directors considered the restrictions contained in the merger agreement on the Company’s ability to solicit competing proposals from third parties, the absence of a “go shop” provision in the merger agreement that would have permitted the Company to solicit takeover proposals from third parties for a period of time after the execution of the merger agreement and the possibility that the $7.5 million “break-up” fee may discourage an interested third party from submitting a competing, higher proposal to acquire the Company.

•

The Interests of Certain Individuals in the Merger. The board of directors considered that the Company’s officers and directors have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders, including the vesting and cash-out of all unvested restricted stock and options to purchase common stock held by the Company’s directors, the potential payment of severance to the Company’s executive officers and the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the surviving corporation under the merger agreement. For more information about such interests, see “—Interests of Certain Persons in the Merger.”

The above discussion of the information and factors considered by the board of directors includes the principal information and factors, both positive and negative, considered by the board of directors in its evaluation of the merger agreement and the merger. The above discussion is not intended to be exhaustive and may not include all of the information and factors considered by the board of directors. After considering the above factors, the board of directors concluded that, in the aggregate, the positive factors relating to the merger agreement and merger significantly outweighed the potential negative factors.

In view of the variety of factors considered in connection with its evaluation, and the complexity of these matters, the board of directors did not quantify or assign relative or specific weights to the factors considered in reaching its conclusion, nor did it consider it practical to do so. Rather, the board of directors made its recommendation based on the totality of the information presented to and considered by it and the investigations it conducted. In addition, individual directors may have given different weights to different factors.

This explanation of the reasoning of the board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.”

Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of Our Financial Advisor

By a letter dated December 7, 2011 and its related amendment dated May 29, 2012, SeaBright retained Sandler O’Neill to act as the board of directors’ financial advisor in connection its consideration of potential strategic alternatives, including a possible sale of the Company. Sandler O’Neill was selected by the board of directors because it is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the board of directors of SeaBright in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement among SeaBright, Enstar and AML Acquisition, Corp. At the August 25, 2012 meeting at which SeaBright’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, that, as of such date, the merger consideration was fair to the holders of SeaBright common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is annexed hereto as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. SeaBright’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to SeaBright’s board of directors and is directed only to the fairness of the merger consideration to SeaBright’s stockholders from a financial point of view. It does not address the underlying business decision of SeaBright to engage in the merger or any other aspect of the merger and is not a recommendation to any SeaBright stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter. The merger consideration was approved by SeaBright’s board of directors.

In connection with rendering its August 25, 2012 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other information of SeaBright that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements of Enstar in determining Enstar’s financial capacity to undertake the merger;

•	certain internal financial projections of SeaBright for the years ending December 31, 2012 through 2014 as prepared by senior management of SeaBright;

•	a comparison of the stock price and financial performance of SeaBright with that of certain publicly-traded companies that Sandler O’Neill deemed relevant;

•	to the extent publicly available, the financial terms of certain recent business combinations in the insurance industry;

•	the current market environment generally and the property and casualty and workers’ compensation insurance environmental in particular;

•	the results of the Company’s efforts, with Sandler O’Neill’s assistance, to solicit indications of interest from third parties with respect to a possible acquisition of the Company; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of SeaBright the business, financial condition, results of operations and prospects of SeaBright.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by SeaBright or its representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of SeaBright and Enstar that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information, and it did not assume any responsibility or liability for the accuracy or completeness of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SeaBright or the collectability of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of policyholder reserves, and it has not made an independent evaluation of the adequacy of such reserves of SeaBright. In that regard, Sandler O’Neill has made no analysis of, and expresses no opinion as to, the adequacy of policyholder reserves of SeaBright.

With respect to the internal financial projections as prepared by and discussed with senior management and the board of directors of SeaBright and used by Sandler O’Neill in its analyses, SeaBright’s management confirmed to Sandler O’Neill that those projections were developed using the reasonable estimates and judgments of management and their knowledge of current market conditions to estimate the future financial performance of SeaBright and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in SeaBright’s or Enstar’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that SeaBright would remain as a going concern for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with SeaBright’s consent, Sandler O’Neill relied upon the advice SeaBright received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Sandler O’Neill’s opinion was directed to the board of directors of SeaBright in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of SeaBright as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of SeaBright common stock and does not address the underlying business decision of SeaBright to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for SeaBright or the effect of any other transaction in which SeaBright might engage.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. In order to fully understand the financial analyses, this information must be read together with the accompanying text. The tables presented below alone do not constitute a complete description of the financial analyses. The preparation of Sandler O’Neill’s opinion was a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of SeaBright and the merger. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analysis described below is identical to SeaBright or the Merger and no transaction is identical. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the price per share, as the case may be, of SeaBright and the companies to which it is being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of SeaBright and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for the purposes of rendering its opinion and its analyses were intended only for the purpose of presenting them to SeaBright’s board of directors in connection with the board’s determination of the price per share as described in the merger agreement.

Sandler O’Neill believes that the analyses and the summary of the analyses presented must be considered as a whole and that selecting portions of the analyses and factors or focusing on the information presented below, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Sandler O’Neill’s analyses and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on $11.11 per share in cash and 22,697,082 total fully diluted shares outstanding, Sandler O’Neill calculated an aggregate transaction value of $252.2 million. Total fully diluted shares outstanding includes the impact of restricted stock and restricted stock units, and net impact of options under the treasury stock method at the transaction value per share. Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share	$11.11
Aggregate Transaction Value as a Multiple of:
Shareholders’ Equity at June 30, 2012	0.71	x
Shareholders’ Equity Excluding Accumulated Other Comprehensive Income at June 30, 2012	0.75	x
Tangible Shareholders’ Equity at June 30, 2012	0.72	x

Transaction Value per Share as a Multiple of:
Last Twelve Months as of June 30, 2012 Operating EPS(1)	NM
2012 Estimated Earnings Per Share (First Call Estimate)	44.4	x
2013 Estimated Earnings Per Share (First Call Estimate)	30.9	x
2012 Estimated Operating Earnings Per Share (SeaBright internal projections)(2)	23.1	x
2013 Estimated Operating Earnings Per Share (SeaBright internal projections)(2)	14.8	x
Shareholders’ Equity per Share at June 30, 2012	0.70	x

Transaction Value per Share as a Premium to:
Last Closing Price on August 22, 2012	33.4%
1-Week Prior Close	35.7%
1-Month Prior Close	30.7%

(1)	Last twelve months operating earnings per share calculated based on last twelve months net income per share less realized gains/losses and extraordinary gains net of taxes at an assumed tax rate of 35%. Values that are above 50.0x are considered to be not meaningful or “NM.”
(2)	SeaBright internal projections as provided by SeaBright management, which assume no adverse reserve development. Calculated based on 20,893,156 and 19,683,563 projected average basic shares outstanding in 2012 and 2013, respectively.

Sources: Company Filings, SNL Financial and FactSet.

Historical Stock Price Performance Analysis

Sandler O’Neill reviewed the stock price performance of SeaBright’s common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Property & Casualty Index for the three year period ending August 22, 2012.

The results of these analyses are summarized as follows:

SeaBright Stock Price and Volume Data:
High	$11.99
Low	$5.36
Average	$9.18
Average Daily Volume (thousands of shares)	94.554

Relative Stock Price Performance:
SeaBright	(19.6%)
S&P 500	37.8%
S&P Property and Casualty Index	24.4%

Source: SNL Financial.

Analysis of Selected Public Companies

Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for SeaBright with a group of selected commercial property and casualty insurance companies with market capitalizations of between $100 million and $1 billion that write workers’ compensation insurance. The selected companies consisted of the following publicly-traded insurance companies or holding companies thereof:

AMERISAFE, Inc.	Meadowbrook Insurance Group, Inc.

Baldwin & Lyons, Inc.	Selective Insurance Group, Inc.

Eastern Insurance Holdings, Inc.	Tower Group, Inc.

EMC Insurance Group Inc.	United Fire Group Inc.

Employers Holdings, Inc.

Hallmark Financial Services, Inc.

The analysis compared publicly available financial information for SeaBright and the high, mean, median and low financial and market data for the selected companies as of or for the twelve-month period ended June 30, 2012. The table below sets forth the data based on market data as of August 22, 2012.

	Price/ Last Twelve Months Operating Earnings Per Share(1)		Price/2012 Estimated Earnings Per Share(2)		Price/ 2013 Estimated Earnings Per Share(2)		2012 Estimated Return on Average Equity(3)	Price/ Book Value Per Share(4)		Price/ Book Value Per Share (ex-Accumulated Other Comprehensive Income)		Price/ Tangible Book Value Per Share(4)		Debt/ Total Capital(5)	Dividend Yield
SeaBright	NM		NM		23.1	x	1.7%	0.53	x	0.56	x	0.53	x	3.3%	2.4%
High	21.8	x	18.7	x	31.5	x	9.2%	1.27	x	1.28	x	1.27	x	29.5%	4.4%
Mean(6)(7)	18.8	x	14.7	x	13.9	x	5.3%	0.85	x	0.92	x	0.97	x	12.4%	2.4%
Median(6)(7)	19.2	x	14.4	x	12.3	x	5.6%	0.76	x	0.87	x	0.97	x	9.7%	2.7%
Low	13.7	x	10.7	x	6.7	x	0.0%	0.64	x	0.74	x	0.67	x	0.0%	0.0%

(1)	Last twelve months operating earnings per share calculated based on last twelve months reported net income per share less realized gains/losses and extraordinary gains net of taxes at an assumed tax rate of 35%.
(2)	Earnings per share estimates for calendar years 2012 and 2013 are from First Call as of August 22, 2012.
(3)	Average equity is calculated based on shareholders’ equity as of December 31, 2011 (excluding accumulated other comprehensive income) and estimated shareholders’ equity as of December 31, 2012 (excluding accumulated other comprehensive income) calculated based on June 30, 2012 shareholders’ equity, 2012 estimated earnings per share, reported earnings per share for the six months ending June 30, 2012, diluted shares outstanding and dividends per share as of the most recent reporting period.
(4)	Book value per share and tangible book value per share includes accumulated other comprehensive income.
(5)	Calculated as the sum of total debt and preferred equity divided by the sum of total debt, common equity and preferred equity.
(6)	Shares outstanding for Baldwin & Lyons, Inc. calculated as 12,225,825 Class A voting shares outstanding and 2,623,109 nonvoting Class B shares outstanding.
(7)	Metrics for Employers Holdings, Inc. calculated based on total equity including deferred reinsurance gain from the Loss Portfolio Transfer Agreement which we refer to as the “LPT Agreement.” Last twelve months operating earnings per share calculated based on diluted earnings per common share before the LPT Agreement.

Note: Values that are negative or above 32.0x are considered to be NM and are not included in the calculation of the high, mean, median and low values.

Sources: FactSet and company filings.

Sandler O’Neill reviewed the relationship of the historical share price-to-book value per share multiples of SeaBright’s common stock compared to those of three workers’ compensation insurance companies, which Sandler O’Neill selected, for the period between August 21, 2009 and August 22, 2012. The historical book values per share for SeaBright and the selected companies were calculated excluding unrealized gains and losses. Sandler O’Neill calculated the average difference between the daily share price-to-book value per share multiples, excluding unrealized gains and losses, of SeaBright and the selected companies.

The results of this analysis are summarized as follows:

	3-Year Average Difference		Current Difference
AMERISAFE, Inc.	(0.58	)x	(0.72	)x
Eastern Insurance Holdings, Inc.	(0.20	)x	(0.51	)x
Employers Holdings, Inc.(1)	(0.23	)x	(0.30	)x

(1)	Book value per share multiples for Employers Holdings, Inc. calculated based on total equity including deferred reinsurance gain from the LPT Agreement.

Source: SNL Financial.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed six merger transactions announced from January 1, 2009 through August 22, 2012 involving selected publicly traded U.S. property and casualty insurers, each of which had a transaction value of between $35 million and $1 billion. In each of the selected transactions, Sandler O’Neill reviewed the following multiples: (i) purchase price per share to estimated earnings per share, (ii) transaction equity value to book value, (iii) transaction equity value to book value excluding accumulated other comprehensive income, (iv) transaction equity value to tangible book value, (v) purchase price per share to the last closing price, (vi) purchase price per share to the closing price one week prior and (vii) purchase price per share to the closing price one month prior. The transactions reviewed and the high, mean, median and low data for the selected transactions are set forth in the following two tables.

Acquiror	Target
ACE Limited	Penn Millers Holding Corporation

United Fire & Casualty Co.	Mercer Insurance Group

Fairfax Financial Holdings, Ltd.	First Mercury Financial Corporation

ProSight Specialty Insurance Group, Inc.	New York Marine and General Insurance Company

Old Republic International Corporation	PMA Capital Corporation

Tower Group, Inc.	Specialty Underwriters’ Alliance, Inc.

	Purchase Price Per Share/ Estimated Earnings Per Share(1)		Transaction Equity Value/ Book Value		Transaction Equity Value/Book Value (ex-Accumulated Other Comprehensive Income)		Transaction Equity Value/ Tangible Book Value		Purchase Price Per Share/ Last Close	Purchase Price Per Share/ 1-Week Prior	Purchase Price Per Share/ 1-Month Prior
Enstar/SeaBright(2)	23.1	x	0.71	x	0.75	x	0.72	x	33.4%	35.7%	30.7%
High	27.4	x	1.17	x	1.21	x	1.22	x	69.7%	86.7%	89.3%
Mean	18.0	x	0.93	x	0.96	x	0.99	x	38.4%	40.8%	43.8%
Median	17.0	x	1.01	x	1.01	x	1.07	x	35.5%	38.6%	44.5%
Low	8.5	x	0.55	x	0.54	x	0.59	x	16.2%	4.8%	0.3%

(1)	First Call mean consensus estimate for earnings per share for the full calendar year following the announcement, as reported on the day prior to announcement. Estimated earnings per share of SeaBright is based on SeaBright internal financial projections. Estimated earnings per share of First Mercury Financial Corporation is based on First Call mean estimate as of November 1, 2010. Estimated earnings per share of New York Marine and General Insurance Company is based on estimated calendar year 2011 net operating income as disclosed in the definitive merger proxy statement.
(2)	Calculated as of August 22, 2012.

Sources: SNL Financial and Company Filings.

Analysis of Premiums Paid

Sandler O’Neill reviewed 15 merger transactions involving publicly traded insurance companies with transaction values of between $100 million and $700 million announced between January 1, 2008 and August 22, 2012. Sandler O’Neill reviewed the implied premiums paid relative to the closing stock price of the target company as reported one day, one week and one month before the announcement date of such transaction. The high, mean, median and low premiums paid for the transactions are set forth in the following table.

	Premium to
	Last Closing Price	1-Week Prior Closing Price	1-Month Prior Closing Price
Enstar/SeaBright(1)	33.4%	35.7%	30.7%
High	69.7%	86.7%	89.3%
Mean	34.0%	34.7%	36.8%
Median	31.0%	30.1%	36.2%
Low	3.3%	3.0%	0.3%

(1)	Calculated as of August 22, 2012.

Source: SNL Financial.

Analysis of Present Value

Sandler O’Neill performed an illustrative present value analysis to calculate a range of implied present values per share of SeaBright common stock based on the internal projections prepared by SeaBright management which included projections for calendar years 2012 through 2014.

Sandler O’Neill calculated the present values per share using (1) discount rates ranging from 11% to 15%, and (2) illustrative terminal values per share based on terminal book value multiples ranging from 0.60x to 0.80x and terminal last twelve months, or “LTM,” net operating income multiples ranging from 12.0x to 16.0x. The present values per share were calculated as of August 22, 2012. This analysis resulted in a range of implied present values per share of SeaBright common stock of $8.23 to $11.82.

Present Value Per Share(1)(2)
Terminal Book Value Per Share Multiple at December 31, 2014E
Discount Rate	0.60x	0.70x	0.80x
11.0%	$8.93	$10.34	$11.76
12.0%	8.75	10.13	11.52
13.0%	8.57	9.93	11.28
14.0%	8.40	9.73	11.05
15.0%	8.23	9.53	10.83

Terminal LTM Net Operating Income Multiple at December 31, 2014E
Discount Rate	12.0x	14.0x	16.0x
11.0%	$8.98	$10.40	$11.82
12.0%	8.79	10.19	11.58
13.0%	8.62	9.98	11.35
14.0%	8.44	9.78	11.12
15.0%	8.28	9.59	10.89

(1)	Using data from Ibbotson Associates, the cost of equity (i.e., discount rate) of an insurance company with a market capitalization of less than $423 million was calculated to be approximately 12.6%.
(2)	Results are discounted back to August 22, 2012.

Miscellaneous

Pursuant to its engagement with SeaBright, Sandler O’Neill is entitled to receive a fee of 1.25% of the aggregate equity value of the transaction (plus reimbursement of out-of-pocket expenses), of which $25,000 became payable upon execution of the letter agreement, $25,000 became payable for each month thereafter through September 7, 2012, $450,000 became payable upon the delivery of Sandler O’Neill’s fairness opinion and the balance of which is contingent upon consummation of the merger. Sandler O’Neill has also received investment banking fees from the Company for acting as a co-manager in connection with the Company’s initial public offering in 2005. During the two years prior to Sandler O’Neill’s engagement in December 2011 to act as an advisor to the Company for potential acquisition activity involving the Company’s subsidiaries, neither SeaBright nor any of its affiliates has retained Sandler O’Neill for any services or paid any compensation to Sandler O’Neill. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to SeaBright and Enstar and their affiliates.

Company Unaudited Prospective Financial Information

The Company does not, as a matter of course, prepare financial projections about the Company’s future financial performance, earnings or other results, except that senior management of the Company prepares estimates of financial results for the remainder of the current year and the next one or two succeeding year(s) solely as information for Company management to conduct budget and capital planning and to evaluate various strategic or business opportunities and as information for the board of directors. The Company does not, as a matter of course, disclose forward-looking information about the Company’s future financial performance, earnings or other results, except that the Company has previously disclosed guidance related to gross written premiums, operating return on average equity and operating earnings per share. However, the Company is including this prospective financial information in this proxy statement to provide its stockholders access to certain non-public unaudited forward-looking financial information that was made available to the Company’s board of directors and the Company’s financial advisor in connection with the approval of the merger agreement. The inclusion of this information in this proxy statement should not be regarded as an indication that the Company, the board of directors, the Company’s financial adviser or any other recipient of this information considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

The prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond the Company’s control, including estimates and assumptions regarding general economic conditions, premium rate levels, loss ratios, loss cost trends, reinsurance costs, capital adequacy, investment yields and other financial metrics. Important factors that may affect actual results and cause this information not to be accurate include, but are not limited to, general economic trends, risks and uncertainties relating to the Company’s business (including its ability to maintain its financial strength rating with A.M. Best and to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, premium rate levels, workers’ compensation insurance industry loss cost trends, competition, reinsurance costs, capital adequacy and other factors described under “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION” in this proxy statement and also described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2011 and the quarterly reports on Form 10-Q thereafter. In addition, the prospective financial information does not reflect any events that could affect the Company’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The prospective financial information also covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, this information should not be construed as commentary by the Company’s management as to how the Company’s management expects the Company’s actual results to compare to research analysts’ estimates. There can be no assurance that the prospective financial information is or will be accurate or that the Company’s future financial results will not vary, even materially, from this information. None of the Company, its affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the prospective financial information to reflect circumstances existing or arising after the date such information were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

Set forth below is a summary of selected unaudited prospective financial information for the fiscal years ending 2012 through 2014.

	2012(1)	2013	2014
	(Dollars in millions, except per share amounts)
Net earned premium	$239.9	$236.1	$261.4
Total loss & loss adjustment expense	$174.1	$167.6	$188.2
Net income	$16.6	$14.8	$18.3
Net loss ratio	72.6%	71.0%	72.0%
Combined ratio	101.4%	99.9%	99.2%
Diluted earnings per share	$0.90	$0.79	$0.95
Operating return on average equity	2.9%	4.3%	5.1%
Stockholders’ equity	$333.6	$349.3	$368.5
Basic shares outstanding	19,458,562	19,908,562	20,358,562

(1)	The unaudited prospective financial information reflects expected repurchase of 3,000,000 shares at $10.00 per share by the end of 2012.

The prospective financial information should be read together with the historical financial statements of the Company, which have been filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION.” The prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the Public Company Accounting and Oversight Board or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or given any form of assurance on the prospective financial information or their achievability, and accordingly assume no responsibility for them. The report of the Company’s independent registered public accounting firm filed with our annual report on Form 10-K for the year ended December 31, 2011 relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

There can be no assurance that any prospective financial information will be, or is likely to be, realized, or that the assumptions on which it is based will prove to be, or are likely to be, correct. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to adopt the merger agreement.

Financing of the Merger

The merger is not subject to any financing condition. We anticipate that the total funds needed to complete the merger will be approximately $252 million. Enstar has informed us that it expects to fund this amount through internally generated funds and a bank term loan facility to be finalized before closing.

Effective Time of Merger

The closing of the merger is expected to take place no later than the third business day following the date on which the last of the conditions to the closing of the merger (described under “THE MERGER AGREEMENT — Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or written waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Enstar may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our common stock (other than shares of the Company’s common stock held by the Company in treasury, shares held by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries, or shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of Company restricted stock) will receive shortly after the completion of the merger a letter of transmittal describing how such holder may exchange shares of the Company’s common stock for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. With respect to shares of our common stock held by The Depository Trust Company, which we refer to as “DTC,” the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC immediately prior to the effective time, multiplied by the per share merger consideration. DTC will then appropriately credit the accounts of the holders of our common stock that is held by DTC.

Considerations Relating to the Merger

Set forth below are various risks relating to the merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, and each of our quarterly reports on Form 10-Q filed thereafter, for risks relating to our business.

Failure to complete the merger could negatively impact our business and the market price of our common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•

the disruption to our business resulting from the announcement of the transaction with Enstar, the diversion of management’s attention from our day-to-day business and the substantial restrictions imposed by the merger agreement on the operation of our business during the period before the completion of the merger may make it difficult for us to achieve our business goals if the merger does not occur;

•	the market price of our common stock will decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed; and

•

costs relating to the merger agreement, such as legal fees, must be paid by us even if the merger is not completed, and we may be required to pay a termination fee of $7,500,000 to Enstar under certain circumstances, or to reimburse Enstar for up to $1,000,000 of its expenses if the merger agreement is terminated by us or by Enstar should our stockholders fail to adopt the merger agreement at the special meeting.

If the merger agreement is terminated other than by our board of directors in connection with its acceptance of a “superior proposal,” we do not currently believe that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the merger.

The merger is subject to certain regulatory conditions that may not be completed on a timely basis, or at all.

Completion of the merger is conditioned upon, among other matters, certain insurance regulatory approvals and antitrust clearance. As described under “THE MERGER — Regulatory Approvals,” Enstar and certain of its affiliates have filed applications for approvals with the California Department of Insurance and the Illinois Department of Insurance. There is no assurance that regulatory approvals will be obtained or that such approvals will not be materially conditioned or delayed. If these regulatory approvals are not obtained, or if they are materially conditioned or delayed, it could result in the termination of the merger agreement and abandonment of the merger. If the merger is not completed on a timely basis, or at all, our business could be adversely affected. See “— Failure to complete the merger could negatively impact our business and the market price of our common stock.”

Uncertainties associated with the merger may cause us to lose key customers and key personnel.

As a result of the uncertainty surrounding the conduct of our business following the completion of the merger, we may lose key customers and our employees may be uncertain about their future roles and relationships with us following the completion of the merger, which may adversely affect our ability to retain them.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Restricted Stock and Stock Options

Our compensation committee has granted long-term equity compensation awards, consisting of restricted shares, restricted stock units and stock options, under the Company’s 2005 Long- Term Equity Incentive Plan and the Company’s 2003 Stock Option Plan, which we refer to as the “Company incentive plans.” As of October 11, 2012, 2,483,520 shares of common stock were subject to outstanding awards of restricted shares and options. At the effective time, the Company will terminate the Company incentive plans. No restricted stock units are owned by our directors or officers.

At the effective time, each restricted share of the Company’s common stock issued and outstanding and subject to forfeiture will automatically be cancelled and converted into the right to receive the merger consideration. Each director or officer who holds any restricted shares will be entitled to receive the merger consideration with respect thereto, without interest, less any applicable withholding taxes.

At the effective time, each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, shall become fully vested and exercisable. The Company will also cancel each outstanding and unexercised stock option granted under the Company incentive plans. Each holder of a stock option of the Company that is outstanding and unexercised immediately prior to the effective time and that has an exercise price per share of common stock of the Company that is less than the per-share consideration being paid in the merger agreement will be entitled to be paid by the Company, an amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option for each share of common stock of the Company purchasable upon exercise of the options, less any applicable withholding taxes. Enstar will provide the Company with sufficient cash to pay the aggregate amount of such payments promptly after the effective time, and promptly thereafter the Company will make such payments.

The following table sets forth the numbers of restricted shares of the Company’s common stock and options to purchase the Company’s common stock held by the Company’s directors and officers as of the date of this proxy statement, including the amounts to which such directors and officers will be entitled at the effective time with respect to the cancellation of such restricted stock and the acceleration of vesting of such stock options:

Insider	Restricted Stock	Resulting Consideration	Stock Options	Resulting Consideration
John G. Pasqualetto	229,000	$2,544,190	383,131	$801,715
Richard J. Gergasko	105,000	$1,166,550	180,621	$317,523
Jeffrey C. Wanamaker	60,591	$673,166	119,687	$289,881
Richard W. Seelinger	65,878	$731,905	106,950	$208,108
M. Philip Romney	28,315	$314,580	29,145	$10,029
Neal A. Fuller	75,076	$834,094	—	$—
Joseph A. Edwards	18,748	$208,290	36,787	$52,928
William M. Feldman	18,748	$208,290	52,437	$57,595
Mural R. Josephson	18,748	$208,290	52,437	$87,889
George M. Morvis	18,748	$208,290	52,437	$87,889
Clifford Press	15,846	$176,049	6,873	$17,801
Michael D. Rice	18,748	$208,290	33,837	$52,928

Each of the persons listed in the above table will also receive the merger consideration in respect of the shares of the Company’s common stock beneficially owned by them. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below for more information.

Cash Severance and Payments under Employment Agreements

The employment agreements with our executive officers provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive’s employment is terminated without “Cause,” the executive will be entitled to receive his or her base salary payable in regular installments from the date of termination for a severance period set forth in the employment agreement, or until the executive obtains other employment, whichever occurs first. If Mr. Pasqualetto’s employment is terminated without “Cause,” he will also be entitled to receive his bonus (prorated to the date of termination) payable in regular installments from the date of termination for a severance period set forth in his employment agreement, or until he obtains other employment, whichever occurs first. However, the executive is under no duty to seek alternative employment during the severance period. The severance period for Mr. Pasqualetto is 18 months from the date of termination, and the severance period for the other executives is 12 months from the date of termination. The employment agreements also provide that the executives will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for the applicable severance period. The receipt of severance is conditioned upon the executive executing a general release of claims in favor of SeaBright, not breaching the provisions of his employment agreement and not applying for unemployment compensation chargeable to SeaBright.

Under the employment agreements, termination for “Cause” includes if the executive:

(i)	is continuously inattentive to his or her lawful duties after at least one written notice has been provided and the executive has failed to cure the same within a 30-day period thereafter;

(ii)	reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing us substantial public disgrace or disrepute or economic harm;

(iii)	breaches his or her duty of loyalty to us or engages in any acts of dishonesty or fraud with respect to us or any of our business relations;

(iv)	is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto);

(v)	breaches any material term of his or her employment agreement or any other agreement between the executive and us or any of our affiliates and the breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from us; or

(vi)	with respect to all executives other than Mr. Pasqualetto, is terminated for substandard performance.

In addition to the foregoing events, under the employment agreement with Mr. Fuller, termination shall be for “Cause” if Mr. Fuller:

(vii)	is insubordinate;

(viii)	engages in improper conduct towards any employee or agent of ours or our affiliates; or

(ix)	engages in conduct causing us public disgrace or disrepute or economic harm.

In addition, if Mr. Pasqualetto terminates his employment for “Good Reason,” he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months, or until he obtains other employment, whichever occurs first. “Good Reason” means the executive’s voluntary resignation within 90 days after the occurrence of any of the following: (i) without the express written consent of the executive, a reduction in the executive’s annualized base salary; (ii) without the express written consent of the executive, a material diminution in his or her supervisory responsibilities; (iii) the relocation of the executive in connection with any relocation of our principal place of business to a facility or a location more than fifty (50) miles outside of the greater Seattle, Washington metropolitan area without the executive’s written consent; or (iv) our failure to obtain the assumption of the executive’s employment agreement by any successors for the remainder of its term.

If Mr. Pasqualetto’s employment is terminated without “Cause,” or if he terminates his employment for “Good Reason,” we have also agreed to pay Mr. Pasqualetto’s COBRA health insurance premiums from the date of termination through the date that is 18 months after the date of termination.

None of the members of our board of directors will continue as members of the board of directors following the merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, the surviving corporation will, indemnify, defend and hold harmless, to the fullest extent permitted by law, our present and former officers and directors, and our subsidiaries’ present and former officers and directors, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the prior written approval of the surviving corporation (which approval may not be unreasonably withheld or delayed) of or in connection with any action (as defined in the merger agreement) based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries at or prior to the effective time, including any such losses, liabilities and amounts arising out of our pertaining to the merger agreement or the transactions contemplated thereby. In addition, subject to the surviving corporation’s right to assume the defense of any action, the surviving corporation will pay all expenses of each such indemnified party as incurred in advance of the final disposition of any such action to the fullest extent permitted by law and advance such expenses, upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such party is not entitled to indemnification. The surviving corporation is also required under the merger agreement to maintain in its organizational documents for a period of six years after the effective time provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are no less favorable than those currently set forth in the Company’s certificate of incorporation and bylaws.

Under the merger agreement, we will prior to the effective time, purchase a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries with respect to matters arising on or before the effective time and covering the transactions contemplated by the merger agreement for a price not to exceed 250% of the annual premium amount we are currently paying for such policy.

Golden Parachute Compensation

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise related to the merger. These amounts have been calculated assuming the merger was consummated on September 30, 2012 and, where applicable, that each named executive officer experiences a qualifying termination as of that date. The amounts payable may vary depending on the actual date of completion of the merger and whether or not, and if so the manner in which, a named executive officer terminates employment. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Insider	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
John G. Pasqualetto	1,045,000	3,345,905	—	10,530	—	—	4,401,435
Richard J. Gergasko	491,600	1,484,073	—	—	—	—	1,975,673
Jeffrey C. Wanamaker	309,800	963,047	—	—	—	—	1,272,847
Richard W. Seelinger	316,050	940,013	—	—	—	—	1,256,063
M. Philip Romney	230,600	324,608	—	—	—	—	555,208
Neal A. Fuller	434,000	834,094	—	—	—	—	1,268,094
Scott H. Maw(4)	—	—	—	—	—	—	—

(1)	Amounts reported in this column represent severance payments under the named executive officers’ employment agreements and an estimated performance-based bonus for 2012, pro rated to the date of the change in control, as follows:

Name	Cash Severance Under Employment Agreement ($)(a)	Pro Rata Portion of Estimated Performance- Based Bonus for 2012 ($)(b)
John G. Pasqualetto	838,500	206,500
Richard J. Gergasko	385,000	106,600
Jeffrey C. Wanamaker	257,500	52,300
Richard W. Seelinger	262,650	53,400
M. Philip Romney	200,900	29,700
Neal A. Fuller	350,000	84,000

(a)	Severance payments: As described above under “— Cash Severance and Payments under Employment Agreements,” the employment agreements with our named executive officers provide for severance payments in the event of a termination of employment without “Cause,” and, in the case of our CEO, in the event of a termination for “Good Reason.” The cash amounts in this column are payable solely in connection with a qualifying termination of employment that occurs at any time, whether or not in connection with the merger. These amounts are not payable in connection with the completion of the merger if there is no termination of employment. The employment agreements provide that these severance amounts will be paid in regular installments during the applicable severance period and only if the named executive officer executes a general release, does not breach the provisions of his employment agreement, including the non-competition and non-solicitation provisions set forth therein, and does not apply for unemployment compensation chargeable to SeaBright. The severance period is 18 months for Mr. Pasqualetto and 12 months for the other named executive officers. Mr. Pasqualetto’s employment agreement also provides for a payment of his bonus (pro rated to the date of termination) in the event of a termination of employment without “Cause” or a termination for “Good Reason.” For purposes of the table, this amount has been estimated using the assumptions described below for performance-based bonuses and included under the column “Pro Rata Portion of Estimated Performance-Based Bonus for 2012.”

(b)	Estimated performance-based bonus: Each named executive officer is eligible for a performance-based bonus under the 2012 Bonus Plan, which is a cash-based performance award under the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan, which we refer to as the “2005 Plan.” Pursuant to the 2005 Plan, if the Company undergoes a change in control, the named executive officer will earn no less than the portion of the bonus that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control. The amount of such performance-based bonuses are estimated using the following assumptions: (i) the merger is consummated on and the named executive officer experiences a qualifying termination as of September 30, 2012; and (ii) each named executive officer satisfies his or her respective business unit or department quantitative goals and individual personal achievement goals. These amounts are “single trigger” in nature (i.e., eligibility to receive the amount requires only the consummation of the merger). The 2012 Bonus Plan provides that payment of any earned bonus for 2012 is to be made no later than March 15, 2013.

(2)	Equity. Amounts reported in this column represent the estimated aggregate payments to be made to the named executive officers in respect of their unvested options and shares of unvested restricted stock in connection with the merger, based on a price-per share of common stock of $11.11.

With respect to Mr. Pasqualetto $773,994 of this amount represents payments in respect of vested options, $27,721 of this amount represents payments in respect of his unvested options and $2,544,190 of this amount represents payments to be made in respect of unvested restricted stock awards, in each case, upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

With respect to Mr. Gergasko $302,177 of this amount represents payments in respect of vested options, $15,346 of this amount represents payments in respect of his unvested options and $1,166,550 of this amount represents payments to be made in respect of unvested restricted stock awards, in each case, upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

With respect to Mr. Wanamaker $281,680 of this amount represents payments in respect of vested options, $8,201 of this amount represents payments in respect of his unvested options and $673,166 of this amount represents payments to be made in respect of unvested restricted stock awards, in each case, upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

With respect to Mr. Seelinger $197,907 of this amount represents payments in respect of vested options, $10,201 of this amount represents payments in respect of his unvested options and $731,905 of this amount represents payments to be made in respect of unvested restricted stock awards, in each case, upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

With respect to Mr. Romney $7,008 of this amount represents payments in respect of vested options, $3,021 of this amount represents payments in respect of his unvested options and $314,580 of this amount represents payments to be made in respect of unvested restricted stock awards, in each case, upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

With respect to Mr. Fuller the entire amount represents payments to be made in respect of unvested restricted stock awards upon the consummation of the merger. All of this amount is single-trigger in nature (i.e., eligibility to receive the amount requires only the consummation of the merger).

(3)	The amount reported in this column represents Mr. Pasqualetto’s COBRA health insurance premiums for a period of 18 months. This amount is payable solely in connection with a qualifying termination of employment that occurs at any time, whether or not in connection with the merger. This amount is not payable in connection with the completion of the merger if there is no termination of employment.
(4)	In 2011, Mr. Maw served as our Chief Financial Officer from January 1, 2011 until his resignation on August 5, 2011. He is included in the table consistent with the requirements of Instruction 1 to Item 402(t)(2) of Regulation S-K.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax adviser regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, judicial authorities, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers in securities or currencies, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. expatriates, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the receipt of cash in connection with the vesting of shares of restricted stock and options to purchase common stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws, nor does it address any aspect of estate or gift taxation.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The receipt of cash in exchange for the Company’s common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss with respect to any shares of common stock held by a U.S. holder for more than 12 months at the effective time. Short-term capital gains are subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains of non-corporate U.S. holders currently are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete the Substitute

Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

Any gain realized upon the receipt of cash in exchange for the Company’s common stock in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (ii) the non-U.S. holder is a nonresident alien individual who will be present in the United States for 183 days or more during the taxable year of the merger, and certain other requirements are met, or (iii) the common stock constitutes a “United States real property interest” for U.S. federal income tax purposes with respect to the non-U.S. holder by reason of the Company’s status as a “United States real property holding corporation”, which we refer to as a “USRPHC,” at any time within the shorter of the five-year period preceding the merger or the non-U.S. holder’s holding period for the common stock. The Company does not believe that it has been (or will become) a USRPHC at any time during the five-year period that will end on the merger effective date, but, even if the Company is or has been a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax as long as the non-U.S. holder actually or constructively holds or held, during the applicable period, 5% or less of the Company’s common stock. A non-U.S. holder that actually or constructively holds or has held more than 5% of the Company’s common stock should consult its own tax adviser regarding any U.S. federal income tax consequences applicable to it with respect to the USRPHC rules.

Unless an applicable income tax treaty provides otherwise, gain described in (i) in the preceding paragraph will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder recognizing such gain were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Gain recognized by an individual non-U.S. holder described in (ii) in the preceding paragraph will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by U.S. source capital losses arising during the taxable year of the merger (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes).

Backup Withholding and Information Reporting.

Backup withholding of tax may apply to cash payments to which a non-U.S. holder is entitled under the merger agreement unless the non-U.S. holder furnishes the required certification as to its non-U.S. status by providing the applicable Internal Revenue Service Form W-8 or by otherwise establishing that such non-U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a non-U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger may also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax adviser regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the vesting of restricted stock and options to purchase common stock.

Regulatory Approvals

The Company has an insurance company subsidiary domiciled in the State of Illinois and commercially domiciled in the State of California. The insurance laws of each such state require an acquiring person to obtain the approval of the relevant insurance regulatory authority in such state prior to the direct or indirect acquisition of control of an insurance company domiciled or commercially domiciled in such state. On September 12, 2012, Enstar and certain of its affiliates filed applications for such approval with the California Department of Insurance and the Illinois Department of Insurance. Although the Company and Enstar do not expect either the California Department of Insurance or the Illinois Department of Insurance to withhold its approval of Enstar’s application, there is no assurance that such approval will be obtained or that such approval will not be delayed.

The insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing that discloses certain market share data in that jurisdiction must be made and an applicable waiting period must expire or be terminated.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Enstar file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Enstar filed such a notification and report form on September 11, 2012 and each requested early termination of the applicable waiting period. On September 18, 2012, the FTC notified the parties that their request for early termination of the applicable waiting period under the HSR Act had been granted. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Enstar. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals or the absence of any litigation challenging such approvals.

Litigation Relating to the Merger

Daks v. SeaBright Holdings, Inc., et al. On September 13, 2012, a purported stockholder in the Company, Mitchell Daks, filed a lawsuit in the Superior Court of the State of Washington in and for the County of King against the Company, the members of the Company’s board of directors, and Merger Sub. On October 5, 2012, the plaintiff filed an amended complaint, along with a motion to expedite discovery and for a briefing and hearing schedule on the plaintiff’s anticipated motion for a temporary injunction. The amended complaint, which purports to be brought as a class action on behalf of all of the Company’s stockholders (except the defendants and their affiliates), alleges, among other things, that (1) the members of the board of directors breached their fiduciary duties to stockholders by failing to take steps to maximize the value of the Company, failing to properly value the Company, and ignoring or failing to protect against conflicts of interest, (2) the members of the board of directors also breached their fiduciary duties to stockholders by making materially inadequate disclosures and material disclosure omissions with regard to the merger, and (3) the Company and Merger Sub aided and abetted these alleged breaches of fiduciary duties by the Company’s directors. The amended complaint seeks to enjoin consummation of the merger, or, in the event the merger is completed, seeks to rescind the merger or recover money damages on behalf of the Company’s stockholders caused by the alleged breaches of fiduciary duties. On October 11, 2012, the Company and John G. Pasqualetto, two of the defendants, filed an opposition to plaintiff’s motion for expedited discovery and for a briefing and hearing schedule on the plaintiff’s anticipated motion for a preliminary injunction. On October 12, 2012, the plaintiff filed a reply. The motion remains pending.

Lochner v. Pasqualetto, et al. On September 20, 2012, a purported stockholder in the Company, Craig Lochner, filed a lawsuit in the Court of Chancery for the State of Delaware against the Company, the members of the Company’s board of directors, Enstar and Merger Sub. The complaint, which purports to be brought as a class action on behalf of all of the Company’s stockholders (except the defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest), alleges, among other things, that (1) the members of the board of directors violated their fiduciary duties because they failed to take steps to maximize the value of the Company to its public stockholders and took steps to avoid competitive bidding and they failed to properly value the Company, and (2) the Company, Enstar and Merger Sub aided and abetted these alleged breaches of fiduciary duties by the Company’s directors. The complaint seeks to enjoin the consummation of the merger, or in the event the merger is completed, seeks to rescind the merger or recover money damages on behalf of the Company’s stockholders caused by the alleged breaches of fiduciary duties. On September 26, 2012, the Company and the director defendants filed an answer to the complaint and a motion for judgment on the pleadings.

The Company and the board of directors believe that the claims in these actions are without merit and intend to defend against them vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “WHERE YOU CAN FIND MORE INFORMATION.”

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Enstar and Merger Sub were qualified and subject to important limitations agreed to by the Company, Enstar and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC and, in some cases, were qualified by disclosures that were made by each party to the other that were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which is not purported to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a subsidiary of Enstar.

The board of directors and officers of the surviving corporation will, from and after the effective time, consist of the directors and officers, respectively, of Merger Sub until their successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Except as described below, the certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Company), until amended in accordance with its terms or by applicable law. Also, except as described below, unless otherwise determined by Enstar prior to the effective time, the bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with its terms, the terms of the certificate of incorporation of the surviving corporation or applicable law. The certificate of incorporation and bylaws of the surviving corporation will include provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are no less favorable with respect to exculpation and indemnification than those currently set forth in the Company’s certificate of incorporation for a period of six years after the effective time.

Following the completion of the merger, the common stock of the Company will be delisted from the NYSE and deregistered under the Exchange Act, and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger is expect to occur no later than the third business day following the date on which the last of the conditions to the closing of the merger (described under “— Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or written waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Enstar may agree and specify in the certificate of merger).

Treatment of Equity Interests and Other Company Securities

Common Stock

At the effective time, each issued and outstanding share of the Company’s common stock immediately prior thereto (other than shares held by the Company in treasury, shares held by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries, or shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of the Company’s restricted stock) will be cancelled and converted into the right to receive the merger consideration, without interest, less any applicable withholding taxes. Common stock owned by Enstar, Merger Sub or any other subsidiary of Enstar will remain issued and outstanding after the effective time, but no merger consideration will be paid with respect to such common stock. Common stock owned by the Company or any of its wholly owned subsidiaries will be cancelled without payment of any merger consideration with respect thereto. Common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will not be converted into the right to receive merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “APPRAISAL RIGHTS.”

Employee Stock Options

At the effective time, the Company will terminate the Company’s 2005 Long-Term Equity Incentive Plan and the Company’s 2003 Stock Option Plan, which we refer to as the “Company incentive plans.” At the effective time, each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, shall become fully vested and exercisable. Each outstanding and unexercised stock option granted under the Company incentive plans will be cancelled and automatically converted into the right to receive an amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option for each share of common stock of the Company purchasable upon exercise of the option, less any applicable withholding taxes. Enstar will provide the Company with sufficient cash to pay the aggregate amount of such payments promptly after the effective time, and promptly thereafter the Company will make such payments. The Company will take all necessary action to approve the cancellation and payment in respect of the stock options by virtue of the merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Restricted Stock

At the effective time, each issued and outstanding share of common stock of the Company granted under the Company incentive plans that is subject to forfeiture immediately prior to the effective time shall be canceled and shall be converted automatically into the right to receive the merger consideration, less any applicable withholding taxes. Enstar will provide the Company with sufficient cash to pay the aggregate amount of such payments in respect of such shares of restricted common stock of the Company, and promptly thereafter, the

Company will make such payments, less any applicable withholding taxes. The Company will take all necessary action to approve the cancellation and payment in respect of the restricted stock by virtue of the merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Restricted Stock Units

At the effective time, each issued and outstanding restricted stock unit granted under the Company incentive plans, whether or not vested, shall be canceled and shall be converted automatically into the right to receive the merger consideration, less any applicable withholding taxes. Enstar will provide the Company with sufficient cash to pay the aggregate amount of such payments in respect of such restricted stock units of the Company, and promptly thereafter, the Company will make such payments, less any applicable withholding taxes. The Company will take all necessary action to approve the cancellation and payment in respect of the restricted stock units by virtue of the merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule  16b-3 of the Exchange Act.

Exchange and Payment Procedures

At the effective time, Enstar will deposit, or will cause to be deposited, with the paying agent, an amount in immediately available funds necessary for the paying agent to pay the aggregate merger consideration to the holders of shares of the Company’s common stock.

Each record holder of shares of the Company’s common stock (other than shares of the Company’s common stock held by the Company in treasury, shares held by Enstar, Merger Sub or any of their or the Company’s respective subsidiaries, or shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of the Company’s restricted stock) will receive a letter of transmittal describing how it may exchange its shares of common stock for the merger consideration shortly after the completion of the merger. With respect to shares of the Company’s common stock held by DTC, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of the Company’s common stock held of record by DTC immediately prior to the effective time, multiplied by the per share merger consideration. DTC will then appropriately credit the accounts of the holders of the Company’s common stock that is held by DTC.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the merger consideration as provided above. Enstar, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Enstar or the paying agent, any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for one year after the effective time may be delivered to the surviving corporation. After such delivery, record holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration, without any interest thereon. Neither the surviving corporation nor the paying agent will be liable to any former record holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to complete an affidavit of the loss, theft or destruction, and, if required by the surviving corporation, post a bond in a reasonable amount as indemnity against any claim that may be made against the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

No Financing Conditions

The merger is not subject to any financing condition. We anticipate that the total funds needed to complete the merger will be approximately $252 million. Enstar has informed us that it expects to fund this amount through internally generated funds and a bank term loan facility to be finalized before closing. We have agreed to use commercially reasonable efforts to assist Enstar in connection with obtaining any financing it chooses to pursue.

Representations and Warranties

The Company made customary representations and warranties in the merger agreement that are subject to matters the Company disclosed in certain documents filed with the SEC and to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter the Company delivered to Enstar in connection therewith. These representations and warranties relate to, among other things:

•	the organization, existence, good standing and authority to carry on our and our subsidiaries’ businesses;

•	the accuracy and validity of and compliance with our certificate of incorporation and our bylaws;

•	our capitalization;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

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the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	any required governmental permits, consents and approvals;

•	compliance with applicable laws, licenses, permits and agreements;

•	our SEC filings since January 1, 2011 and the financial statements included therein;

•	the absence of material undisclosed liabilities;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of arrangements to avoid disclosure of material liabilities;

•	the certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	the absence of a material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2011;

•	the absence of legal proceedings and governmental orders against us and our subsidiaries;

•	employee benefit plans;

•	labor and employment matters;

•	real and personal property owned or leased by us or our subsidiaries;

•	environmental matters;

•	tax matters;

•	the absence of any stockholders’ rights plan;

•	material contracts;

•	the approval of the merger agreement by our board of directors and the required adoption of the same by our stockholders;

•	the accuracy of certain information contained in this proxy statement;

•	investments and investment guidelines;

•	intellectual property;

•	our insurance subsidiary, agency subsidiary and cost management subsidiary;

•	insurance regulatory filings;

•	agreements with insurance regulators;

•	insurance, reinsurance, retrocession and related matters;

•	insurance reserves;

•	the receipt of the fairness opinion from Sandler O’Neill; and

•	the absence of any undisclosed broker’s, finder’s or investment banker’s fees.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect.” The phrase “material adverse effect” is defined in the merger agreement to mean any event, circumstance, change, state of facts or effect that, alone or in combination, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would have a material adverse effect on the Company’s ability to perform its obligations under the merger agreement. For purposes of clause (i) of the previous sentence, however, to the extent that any such event, circumstance, change, state of facts or effect, results, alone or in combination, from any of the following factors, it will not be deemed to have or contribute to a “material adverse effect”:

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changes in the economy in general in the United States or in financial, credit or securities markets (including changes in interest or exchange rates) in general, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States;

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changes generally affecting any of the industries in which the Company or its subsidiaries operate, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States;

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changes in law or applicable principles or interpretations (whether administrative or judicial) thereof or applicable accounting regulations, or principles or interpretations thereof to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States;

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any change, in and of itself, in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections, forecasts or predictions for any period ending after the date of the merger agreement;

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the announcement of the execution of the merger agreement, including the identity of Enstar (including, but not limited to, any loss or threatened loss of business resulting from changes in the relationships between or among the Company or its subsidiaries and agents, employees, brokers, or customers of the Company or its subsidiaries caused by the announcement or the pendency of the transactions contemplated by the merger agreement);

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any legal proceedings relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement by or before any governmental authority (including those described under “The Merger — Litigation Related to the Merger”);

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acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States;

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earthquakes, hurricanes, floods or other natural disasters, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States;

•	the volume, frequency or severity of claims arising under insurance contracts issued by the Company’s insurance subsidiary;

•	any deficiency, in and of itself, in the Company’s unpaid loss and loss adjustment expense reserves, including deficiencies in both case based reserves and incurred but not reported reserve estimates;

•	the availability or cost of equity, debt or other financing to Enstar;

•	any change or announcement of a potential change, in and of itself, in the credit rating or A.M. Best rating of the Company or any of its subsidiaries or any of their securities; and

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any action taken or omitted by Enstar or any of its affiliates or by the Company at the request of Enstar or any of its affiliates or required to be taken or omitted by the Company according to the terms of the merger agreement.

The merger agreement also contains customary representations and warranties made by Enstar and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Enstar and Merger Sub relate to, among other things:

•	their organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

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the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing their obligations under the merger agreement and completing the merger;

•	any required governmental consents and approvals;

•	the absence of legal proceedings and governmental orders against Enstar or its subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the merger;

•	the ownership by Enstar of the Company’s common stock;

•	the financial ability of Enstar to permit the Merger Sub to consummate the merger;

•	the absence of any undisclosed broker’s, finder’s or investment banker’s fees; and

•	the accuracy of certain information contained in this proxy statement.

Neither the Company, on the one hand, nor Enstar and Merger Sub, on the other hand, make any other express or implied representations or warranties to the other, except as set forth in the merger agreement. The representations and warranties in the merger agreement of each of the Company, Enstar and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and in the disclosure letter we delivered to Enstar in connection with the merger agreement, between the date of the merger agreement and the effective time, unless required by applicable law, or unless Enstar gives its prior written approval (which cannot be unreasonably withheld, conditioned or delayed), (i) we and our subsidiaries will conduct our business, in all material respects, only in the ordinary course of business consistent with past practice; (ii) we and our subsidiaries will use commercially reasonable efforts to maintain and preserve substantially intact our business organizations and keep available the services of our current officers and employees; and (iii) neither the Company nor any of its subsidiaries will, directly or indirectly, do any of the following without the prior written consent of Enstar (such consent not to be unreasonably withheld, conditioned or delayed:

•	amend or propose to amend its organizational documents;

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issue, sell or encumber any of its equity securities or rights to acquire such securities (other than in connection with the exercise of previously issued Company stock awards) or any of its assets (other than in the ordinary course of business and in a manner consistent with past practice);

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned subsidiary, to the Company or any of its subsidiaries and (ii) the dividend declared by the Company on August 7, 2012, that will be paid as scheduled on October 15, 2012;

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reclassify, combine, split, subdivide, or redeem, or purchase or acquire, or offer to redeem, purchase or acquire, or enter into any contract with respect to the voting of, any of capital stock of the Company or any of its subsidiaries;

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except as required pursuant to the terms of any employee benefit plan or contract currently in effect or to comply with applicable law, (a) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, (b) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any past or present officers or employees, (c) promote any officers or other employees to an officer-level position, except as a result of the termination, retirement or resignation of any officer, (d) establish, adopt, enter into, terminate or amend any employee benefit plan or employee contract or collective bargaining agreement, or (e) grant any equity based awards;

•	except as required by GAAP or statutory accounting principles, materially change its accounting methods, policies or procedures;

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make, revoke or change any tax election, file any amended tax return or claim for refund, adopt or change any method of tax accounting, settle or compromise any tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to taxes, or waive any statute of limitations in respect of taxes or agree to any extension of time with respect to an assessment or deficiency of taxes;

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enter into, materially amend, materially modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any of its subsidiaries, in each case other than in the ordinary course of business consistent with past practice;

•

acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person;

•

(a) repurchase, prepay, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than (x) letters of credit or payment plans issued in the ordinary course of business consistent with past practice and (y) any other indebtedness incurred in the ordinary course of business consistent with past practice having an aggregate principal amount outstanding that is not in excess of $250,000, or (b) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice or consistent with the Company’s investment guidelines;

•	adopt or implement any stockholders’ rights plan or similar arrangement;

•	make or authorize capital expenditures outside the ordinary course of business in excess of $125,000;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	acquire or dispose of any of the Company’s investment assets in any manner inconsistent with the Company’s investment guidelines;

•	amend, modify or otherwise change the Company’s investment guidelines in any respect;

•

commence, settle or compromise, or provide authority to any other person to commence, settle or compromise, any litigation, suit, claim, action, arbitration, proceeding or investigation pending or threatened before any arbitrator, court or other governmental authority involving the payment of monetary damages by the Company or any of its subsidiaries of any amount exceeding $250,000 in the aggregate or which settlement imposes or concedes any fault on the part of the Company or any of its subsidiaries, provided that neither the Company nor any of its subsidiaries shall settle or agree to settle any litigation, suit, claim, action, arbitration, proceeding or investigation when the settlement involves a remedy other than for monetary damages, or injunctive or similar relief or has a restrictive impact on the business of the Company or any of its subsidiaries;

•

compromise, commute or buy back, or provide authority to any other person to compromise, commute or buy back, any reinsurance contract or any claim under or with respect to any reinsurance contract, in an amount in excess of $100,000;

•

except in the ordinary course of business, consistent with past practice (a) enter into any new ceded or assumed reinsurance contract or transaction, or any loss portfolio transfer or similar transfer or transaction or (b) amend or modify any existing ceded or assumed reinsurance contract or transaction;

•

enter into any insurance contract with coverage limits in excess of certain amounts or enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and of its subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner instructions for the preparation of the annual statement form);

•

except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable statutory accounting principles or applicable law;

•

except for ceded reinsurance in the ordinary course of business consistent with past practice, amend, terminate or non-renew any insurance contract, insurance policy, contract, agreement or similar undertaking in force and effect on the date of the merger agreement that provides coverage to the Company or any of its subsidiaries;

•

except as otherwise permitted, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover law that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Enstar and its affiliates; or

•	enter into any contract, or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Other Offers

The merger agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers, employees or affiliates, and shall use its reasonable best efforts not to permit any investment banker, financial adviser, attorney, accountant or other representatives to, except as described below:

•

solicit, initiate, or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as described below);

•	participate in any discussions or negotiations regarding a takeover proposal; or

•	approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL.

The Company may, however, prior to the receipt of stockholder approval of the merger agreement and in response to a takeover proposal that is made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, and which proposal is either a superior proposal (as described below) or is reasonably expected to lead to a superior proposal, if the board of directors determines in good faith, after consultation with outside counsel, that a failure to do so would reasonably be expected to cause the board of directors to breach its fiduciary duties under applicable law:

•	request information from the party making that takeover proposal for the purpose of informing the board of directors of the Company about the takeover proposal and the party making it;

•

upon three business days advance notice to Enstar, furnish non-public information regarding the Company and its subsidiaries to the person making that takeover proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement and (ii) promptly after delivering the information, the Company provides to Enstar all such nonpublic information it delivers to such person (to the extent not previously provided or made available to Enstar); and

•	upon three business days advance notice to Enstar, participate in discussions and negotiations with the party making that takeover proposal regarding that takeover proposal.

In addition, the Company has agreed that neither the board of directors nor any committee thereof will, except as described below:

•

withhold or withdraw (or modify or qualify in a manner adverse to Enstar), or propose publicly to withhold or withdraw (or modify or qualify in a manner adverse to Enstar), the board of directors’ recommendation that the Company’s stockholders adopt the merger agreement;

•	approve or recommend for approval, or propose publicly to approve or recommend for approval, any takeover proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the Company’s common stock within 10 business days after the commencement of such offer;

•	make any public statement inconsistent with the board of directors’ recommendation that the Company’s stockholders adopt the merger agreement;

•	resolve to take any of the foregoing actions (any of which we refer to as an “adverse recommendation change”); or

•

cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal (other than a customary confidentiality agreement, as described above).

However, in response to a takeover proposal that was not made in breach of the merger agreement and that is made after the date of the merger agreement and prior to the approval of the merger agreement by the Company’s stockholders that the board of directors determines in good faith constitutes a superior proposal, which was otherwise not in breach of the Company’s non-solicitation obligations under the merger agreement, if the board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would reasonably be expected to cause the board of directors to breach its fiduciary duties under applicable law, the board of directors may take any of the following actions:

•	make an adverse recommendation change;

•

cause the Company to enter into an agreement related to the superior proposal and approve such transaction or the acquirer being an “interested stockholder” under Section 203 of the DGCL, provided that the Company simultaneously pays or had previously paid to Enstar the termination fee described in “— Termination Fee” below; or

•	postpone or adjourn the stockholder meeting called in connection with the approval of the merger agreement,

provided, that in each case, such action may be taken only after the third business day, which we refer to as the “notice period,” following Enstar’s receipt of written notice from the Company that describes, among other things, which of the foregoing actions the board of directors has determined to take. During the notice period, the Company has agreed to negotiate in good faith with Enstar to make such adjustments in the terms and conditions of the merger agreement so that the takeover proposal would cease to be a superior proposal if Enstar were to agree to the proposed changes. If Enstar chooses to match or beat the takeover proposal, and the bidder subsequently improves its offer, the notice period would be extended so that Enstar would have at least two business days to match the improved takeover proposal. There could be multiple extensions of the notice period if the bidder and Enstar both improve their offers.

In addition, the board of directors may make an adverse recommendation change if it determines in good faith after consulting with outside counsel that a failure to do so would reasonably be expected to be a breach of its fiduciary duties under applicable law, so long as the Company has given Enstar three business days’ prior written notice of the board of directors’ intention to take any such action and its reasons for doing so and pays the termination fee to Enstar described in “— Termination Fee.”

The Company has also agreed (i) to cease any discussion or negotiations with any third parties that may have been ongoing on the date of the merger agreement with respect to a takeover proposal, (ii) to seek to have returned to the Company (or destroyed) any confidential information that has been provided in any such discussions or negotiations, and (iii) to enforce any standstill agreement to which it is a party unless the board of directors reasonably determines based on the advice of outside counsel that taking such action would reasonably be expected to cause the board of directors to breach its fiduciary duties under applicable law. In addition, the

Company has agreed to notify Enstar orally within 24 hours and in writing as promptly as reasonably practicable of any request for confidential information in connection with a takeover proposal or of any takeover proposal and of the material terms and conditions of such request or takeover proposal, and to keep Enstar advised as promptly as reasonably practicable of all material developments which could reasonably be expected to culminate in the board of directors making an adverse recommendation change or exercising any of its rights under these provisions of the merger agreement.

For purposes of this discussion, the term “takeover proposal” means any inquiry, indication of interest, proposal or offer from any person (other than Enstar or any of its affiliates or representatives) relating to, in a single transaction or a series of related transactions:

•

any direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 15% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or to which 15% or more of the Company’s net revenue or net income on a consolidated basis is attributable, or 15% or more of the aggregate voting power of the Company; or

•

any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the aggregate voting power of the Company (other than the transactions contemplated by the merger agreement).

For purposes of this discussion, the term “superior proposal” means a bona fide written takeover proposal, that was not solicited in violation of the merger agreement, from any person for:

•

a direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or to which 50% or more of the Company’s net revenue or net income on a consolidated basis is attributable, or 50% or more of the aggregate voting power of the Company; or

•

any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the aggregate voting power of the Company (other than the transactions contemplated by the merger agreement);

in each case, that, considering all relevant factors (including whether financing for such offer is fully committed or is reasonably likely to be obtained), the board of directors determines in its good faith judgment (after receiving the advice of the Company’s financial adviser and outside counsel), is more favorable to the Company and its stockholders than the merger.

Stockholders Meeting

Subject to the provisions of the merger agreement described above under “— No Solicitation of Other Offers,” we are required to convene and hold a meeting of our stockholders as promptly as practicable after the execution of the merger agreement to in order to obtain the approval of our stockholders of the merger agreement. Subject to the provisions of the merger agreement discussed above under “— No Solicitation of Other Offers,” we must use commercially reasonable efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement.

Filings; Other Actions; Notification

We and Enstar (i) agreed to promptly (within ten business days of entering into the merger agreement) make our respective regulatory filings described under “The Merger — Regulatory Approvals” and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade laws with respect to the merger and (ii) agreed to use our respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger, including using our best efforts to promptly obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (including the approval of the California Department of Insurance and the Illinois Department of Insurance (which we collectively refer to as “insurance regulatory approvals”) and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the merger and to fulfill the conditions to the merger.

Enstar agreed to use its reasonable best efforts to file or submit acquisition of control applications to the California Department of Insurance and Illinois Department of Insurance for the insurance regulatory approvals no later than September 14, 2012 (both of which it filed on September 12, 2012) and to respond promptly to any request by any governmental authority for any additional information and documentary material in connection therewith. Enstar shall give the Company and its counsel a reasonable opportunity, if practicable, to review and comment on any non-confidential filings or submittals made in connection with the insurance regulatory approvals, and all amendments or supplements thereto prior to their being filed or submitted. Each of Enstar and the Company shall promptly forward to the other all notices, inquiries and other written communications received by it from any governmental authority relating to the merger. Each of Enstar and the Company will defend in good faith against any actions, suits or proceedings in which either party or its subsidiaries is named as defendant which seeks to enjoin, restrain or prohibit the merger. Additionally, none of the Company, Enstar or Merger Sub will until the effective time of the merger, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the merger.

However, neither Enstar nor Merger Sub will be required to, and the Company may not, without the prior written consent of Enstar, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of a business of the Company, Enstar, Merger Sub or any of their respective subsidiaries, or (ii) impose any material restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Enstar, Merger Sub or any of their respective subsidiaries, other than any restriction, requirement or limitation that imposes upon Enstar, the Company or our insurance subsidiary an obligation to seek written permission from the applicable insurance regulators prior to the Company or our insurance subsidiary paying any dividends for a period of three (3) years following closing of the merger.

The Company and Enstar have agreed to give each other prompt notice of

•	the occurrence, or non-occurrence, of any event, change or effect which causes or which reasonably would be expected to cause the failure of any of the conditions to the merger;

•	any material breach by the Company, Enstar or Merger Sub of any covenant or agreement contained in the merger agreement; and

•

any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger agreement or the transactions contemplated thereby.

Employee Benefits Matters

Following the consummation of the merger, Enstar has agreed, pursuant to the merger agreement, to cause the surviving corporation and our subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its subsidiaries. In addition, Enstar has agreed to grant employees of the Company or any of its subsidiaries credit for all periods of employment with the

Company and any of its subsidiaries for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Company or any of its subsidiaries for service accrued or deemed accrued prior to the merger with the Company or any of its subsidiaries.

Conditions to the Merger

The respective obligations of the Company, Enstar and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or have been early terminated;

•	certain insurance regulatory approvals and consents required to consummate the merger, including the insurance regulatory approvals noted above, must have been obtained; and

•

no court or governmental entity of competent jurisdiction in the U.S. has enacted, issued, promulgated, enforced or entered any law that makes the merger illegal or otherwise prevents or prohibits the consummation of the merger.

The obligations of Enstar and Merger Sub to effect the merger are also subject to the satisfaction or (where permissible) waiver by Enstar at or prior to the closing date of the following additional conditions:

•

our representations and warranties (i) regarding certain aspects of our capitalization must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case other than de minimis inaccuracies, (ii) regarding certain aspects of our certificate of incorporation and bylaws, our authority relative to the merger agreement, certain aspects of the board’s, and our stockholders’, approval of the merger, and any broker fees shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) in the merger agreement, other than those sections specifically identified in clause (i) or (ii), must be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) except, in the case of clause (iii) only, as would not constitute a material adverse effect as of the date of the merger agreement and as of the date of the closing of the merger, as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

we have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us on or prior to the date of the closing of the merger;

•

we have delivered to Enstar a certificate, dated as of the date of the closing of the merger, signed by an authorized officer of the Company, certifying on our behalf that the conditions to the merger have been satisfied; and

•	no material adverse effect shall have occurred with respect to the Company between the date of the merger agreement and the closing date.

Our obligation to effect the merger is subject to the satisfaction or (where permissible) waiver by us at or prior to the closing date of the following additional conditions:

•

the representations and warranties of Enstar and Merger Sub must be true and correct (but without regard to materiality qualifiers contained therein), except as would not, individually or in the aggregate, be reasonably likely to constitute a material adverse effect on the ability of Enstar and Merger Sub to consummate the merger as of the date of the merger agreement and the date of the closing of the merger, as though made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

each of Enstar and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Enstar and Merger Sub on or prior to the date of the closing of the merger; and

•	Enstar has delivered to us a certificate, dated as of the date of the closing of the merger, signed by an authorized officer of Enstar, certifying that the two conditions above have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by mutual written consent of the Company and Enstar.

The merger agreement may also be terminated at any time prior to the completion of the merger, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by either the Company or Enstar if:

•

the merger is not completed on or before February 27, 2013, which date we refer to as the “outside date,” provided, that the outside date will be extended until May 27, 2013 if, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger or (B) the insurance regulatory approvals shall not have been obtained; provided, that if the required filings necessary to obtain the insurance regulatory approvals had not been filed on or before September 14, 2012, the outside date would have been extended to August 27, 2013 if, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the Transactions or (B) the insurance regulatory approvals shall not have been obtained; except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by the outside date;

•

any final, nonappealable governmental injunction, order, decree or ruling has been enacted, issued, enforced or entered by any governmental authority of competent jurisdiction in the U.S., which has the effect of preventing, prohibiting or making illegal the completion of the merger, provided that the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling; or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders;

by Enstar if:

•

the Company has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to Enstar’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Enstar gives the Company written notice of such breach;

•	our board of directors or any committee thereof makes an adverse recommendation change;

•	the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to a takeover proposal (other than a customary confidentiality agreement); or

•	the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement; and

by the Company if:

•

Enstar has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to the Company’s obligation to close to be satisfied and has not or cannot be cured within 30 days after the Company gives Enstar written notice of such breach; or

•

concurrently with such termination and prior to the adoption of the merger agreement by the Company’s stockholders, the Company enters into an acquisition agreement providing for a superior proposal, provided that prior to or simultaneously with the entry into such definitive agreement, the Company has paid to Enstar the termination fee described below.

In the event that the merger agreement is terminated as described above, the merger agreement will (subject to certain exceptions) become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement (or any of their respective officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except for the Company’s obligation to pay any termination fee or expenses owed as described below under “— Termination Fee” and “— Expenses” and except that no party will be relieved from liability for any fraud or willful breach of the merger agreement prior to the date of such termination.

Termination Fee

The Company has agreed to pay Enstar a termination fee of $7.5 million, which amount represents approximately 3.0% of the equity value of the transaction, if the merger agreement is terminated under any of the following circumstances:

(i)	Enstar terminates the merger agreement because (A) our board of directors or any committee thereof makes an adverse recommendation change; (B) the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to a takeover proposal (other than a customary confidentiality agreement); or (C) the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement;

(ii)	the Company terminates the merger agreement because it enters into a any agreement (other than a customary confidentiality agreement) providing for a superior proposal;

(iii)	if Enstar or the Company terminates the merger agreement because the effective time shall not have occurred before the outside date; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination, the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced; or

(iv)	if Enstar terminates the merger agreement because the Company has breached any of its representations or warranties or failed to perform any covenant or agreement under the merger agreement and such breach would give rise to the failure of the related conditions to Enstar’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Enstar gives the Company written notice of such breach; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination (or within 12 months after the announcement of the takeover proposal in the case of a breach of the Company’s obligations regarding the solicitation of other offers), the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced; or

(v)	if Enstar or the Company terminates the merger agreement because the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders; and

•	prior to the time of the stockholders’ meeting a takeover proposal shall have been publicly announced with respect to the Company; and

•

within 12 months after the date of such termination, the Company consummates a transaction contemplated by a takeover proposal (provided that all references to 15% in the definition of “takeover proposal” shall be replaced with 50%), whether or not the same proposal that was previously announced.

If the merger agreement is terminated as a result of clause (i) above, the termination fee will be payable by the Company to Enstar no later than two business days following such termination. If the merger agreement is terminated as a result of clause (ii) above, the termination fee will be payable by the Company to Enstar prior to or simultaneously with such termination. If the merger is terminated as a result of clauses (iii), (iv) or (v) above, the termination fee will be payable by the Company to Enstar no later than two business days following the consummation of such transaction.

Expenses

Except as otherwise set forth below, all expenses (as defined in the merger agreement) incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

However, if Enstar or the Company terminates the merger agreement as a result of the Company’s stockholders failure to adopt the merger agreement at the special meeting of the Company’s stockholders, the Company shall reimburse Enstar all of its expenses up to $1,000,000; provided, however, that if the Company is required to pay the termination fee described above under clause (v) of “— Termination Fee,” then the Company may reduce any termination fee owed to Enstar by the full amount of any expense reimbursement paid to Enstar.

Remedies

If Enstar is entitled to terminate the merger agreement and receive a termination fee from the Company, Enstar’s receipt of such termination fee will be liquidated damages and the sole and exclusive remedy of Enstar and Merger Sub against the Company and its officers, directors, employees, agents, affiliates, and representatives, regardless of the circumstances of such termination, except in cases of fraud.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement in addition to any other remedy to which they may be entitled at law or in equity.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, the surviving corporation will indemnify, defend and hold harmless, to the fullest extent permitted by law, our present and former officers and directors, and our subsidiaries’ present and former officers and directors, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the prior written approval of the surviving corporation (which approval may not be unreasonably withheld or delayed) of or in connection with any action

(as defined in the merger agreement) based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries at or prior to the effective time, including any such losses, liabilities and amounts arising out of our pertaining to the merger agreement or the transactions contemplated thereby. In addition, subject to the surviving corporation’s right to assume the defense of any action, the surviving corporation will pay all expenses of each such indemnified party as incurred in advance of the final disposition of any such action to the fullest extent permitted by law and advance such expenses, upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such party is not entitled to indemnification. The surviving corporation is also required under the merger agreement to maintain in its organizational documents for a period of six years after the effective time provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are no less favorable than those currently set forth in the Company’s certificate of incorporation and bylaws.

Under the merger agreement, we will, prior to the effective time, purchase a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries with respect to matters arising on or before the effective time and covering the transactions contemplated by the merger agreement for a price not to exceed 250% of the annual premium amount we are currently paying for such policy.

Access

Subject to certain limitations, we have agreed to afford Enstar, Merger Sub and their authorized representatives, reasonable access to the Company (including our officers, employees, offices, books and records) and to furnish Enstar with our financial, operating and other data and information, as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time, the parties to the merger agreement may modify or amend the merger agreement in writing, by action taken by their respective boards of directors. Following the receipt of stockholder approval, no amendment may be made that would require further approval of the stockholders of the Company under applicable law without such further approval.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to approve such proposal at the time of the special meeting, the board of directors intends to adjourn the special meeting in order to enable the board of directors to solicit additional proxies in respect of the proposal to adopt the merger agreement.

The Company is asking you to approve a proposal to grant discretionary authority to the presiding officer of the special meeting to adjourn the special meeting for the purpose of soliciting additional proxies in respect of the proposal to adopt the merger agreement. If the Company stockholders approve the adjournment proposal, the Company could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, the Company could adjourn the special meeting without a vote on the adoption of the merger and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, the Company may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

The board of directors believes that if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is not a sufficient number of shares to adopt the merger agreement, it is in the best interests of the Company and its stockholders to enable the board of directors to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to adopt the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 3)

The Merger-Related Executive Compensation Arrangements Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the “golden parachute” compensation arrangements for its named executive officers, as disclosed in the section of this proxy statement entitled “THE MERGER — Interests of Certain Persons in the Merger — Golden Parachute Compensation.”

The Company is asking its stockholders to indicate their approval of the various change in control payments which its named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the heading “THE MERGER — Interests of Certain Persons in the Merger — Golden Parachute Compensation” in this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have historically formed part of the Company’s overall compensation program for its named executive officers, which has been disclosed to its stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, stockholders are being asked to approve the following non-binding resolution at the special meeting:

“RESOLVED, that the stockholders of SeaBright Holdings, Inc. approve, solely on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “THE MERGER — Interests of Certain Persons in the Merger — Golden Parachute Compensation” in the Company’s proxy statement for the special meeting.”

Stockholders should note that the vote with respect to this proposal is merely an advisory vote which will not be binding on the Company, the Company’s board of directors, Enstar or the surviving corporation. Approval of the merger-related executive compensation arrangements is not a condition to consummation of the merger. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the Company’s named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those arrangements.

Vote Required and Board Recommendation

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

The board of directors believes that it is in the best interests of the Company and its stockholders to approve the non-binding, advisory proposal regarding certain merger-related executive compensation arrangements.

The board of directors unanimously recommends that you vote “FOR” the non-binding proposal (set forth in the resolution immediately below) regarding certain merger-related executive compensation arrangements.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “SBX.” The table below shows, for the periods indicated, the price range of our common stock, as reported by the NYSE, and the dividends per share declared during each of the calendar quarters of 2010 and 2011, the first three quarters of 2012 and the fourth quarter of 2012 through October 15, 2012. The merger agreement does not permit us to pay any additional dividends on our common stock without the prior written consent of Enstar.

	Common Stock Price		Dividends Declared
	High	Low
2010
Quarter ended March 31	$11.88	$9.58	$0.05
Quarter ended June 30	$11.52	$9.46	$0.05
Quarter ended September 30	$10.09	$6.53	$0.05
Quarter ended December 31	$9.50	$7.48	$0.05
2011
Quarter ended March 31	$10.55	$9.13	$0.05
Quarter ended June 30	$10.40	$9.19	$0.05
Quarter ended September 30	$11.11	$5.14	$0.05
Quarter ended December 31	$7.99	$5.97	$0.05
2012
Quarter ended March 31	$9.16	$7.31	$0.05
Quarter ended June 30	$9.55	$8.17	$0.05
Quarter ended September 30	$11.26	$7.75	$0.05
Quarter ending December 31 (through October 15, 2012)	$11.19	$11.01	—

The closing price of our common stock on the NYSE on August 27, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $8.27 per share. On October 15, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $11.09 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock at the special meeting.

If the merger is completed, there will be no further market for shares of our common stock and our common stock will be delisted from the NYSE and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of October 15, 2012, by:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 22,459,963 shares of common stock outstanding as of October 15, 2012 and a total of 933,119 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of October 15, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of October 15, 2012 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or more beneficial owners:
T. Rowe Price Associates, Inc.(1)	1,973,180	8.8%
Dimensional Fund Advisors LP(2)	1,696,734	7.6%
BlackRock, Inc.(3)	1,338,878	6.0%
Directors and named executive officers:
John G. Pasqualetto(4)	831,290	3.6%
Richard J. Gergasko(5)	263,792	1.2%
Jeffrey C. Wanamaker(6)	197,426	*
Richard W. Seelinger(7)	159,169	*
M. Philip Romney(8)	87,124	*
Neal A. Fuller(9)	76,076	*
Mural R. Josephson(10)	85,608	*
Michael D. Rice(11)	83,781	*
George M. Morvis(12)	79,108	*
William M. Feldman(13)	75,608	*
Joseph A. Edwards(14)	62,958	*
Clifford Press(15)	33,246	*
All directors and executive officers as a group (14 persons)(16)	2,230,176	9.5%

*	Less than 1%.
(1)	Based on a Schedule 13G/A filed on February 13, 2012 by T. Rowe Price Associates, Inc., which is classified as an investment advisor under Section 203 of the Investment Advisors Act of 1940. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(2)	Based on a Schedule 13G/A filed on February 13, 2012 by Dimensional Fund Advisors LP, which is classified as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(3)	Based on a Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc., which is classified as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Includes 78,000 shares of restricted stock that vest in March 2013, 81,000 shares of restricted stock that vest in March 2014, 70,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 344,047 shares of common stock exercisable within 60 days of October 15, 2012.
(5)	Includes 45,000 shares of restricted stock that vest in March 2013, 45,000 shares of restricted stock that vest in March 2014, 15,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 158,792 shares of common stock exercisable within 60 days of October 15, 2012.
(6)	Includes 28,091 shares of restricted stock that vest in March 2013, 22,500 shares of restricted stock that vest in March 2014, 10,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 106,934 shares of common stock exercisable within 60 days of October 15, 2012.
(7)	Includes 23,878 shares of restricted stock that vest in March 2013, 30,000 shares of restricted stock that vest in March 2014, 12,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 93,291 shares of common stock exercisable within 60 days of October 15, 2012.
(8)	Includes 13,500 shares of restricted stock that vest in March 2013, 8,100 shares of restricted stock that vest in March 2014, 6,715 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 23,953 shares of common stock exercisable within 60 days of October 15, 2012.
(9)	Includes 75,076 shares of restricted stock that vest in October 2014.
(10)	Includes 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, 7,043 shares of restricted stock that vest in May 2015, and options to purchase 38,174 shares of common stock exercisable within 60 days of October 15, 2012.
(11)	Includes 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, 7,043 shares of restricted stock that vest in May 2015, and options to purchase 19,574 shares of common stock exercisable within 60 days of October 15, 2012.
(12)	Includes 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, 7,043 shares of restricted stock that vest in May 2015, and options to purchase 38,174 shares of common stock exercisable within 60 days of October 15, 2012.
(13)	Includes 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, 7,043 shares of restricted stock that vest in May 2015, options to purchase 38,174 shares of common stock exercisable within 60 days of October 15, 2012, and 3,000 shares of stock held indirectly by Mr. Feldman as custodian for his minor children under the UTMA/IL.
(14)	Includes 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, 7,043 shares of restricted stock that vest in May 2015, and options to purchase 22,524 shares of common stock exercisable within 60 days of October 15, 2012.
(15)	Consists of 8,803 shares of restricted stock that vest in December 2014, 7,043 shares of restricted stock that vest in May 2015 and 17,400 shares of common stock owned by Clifford Press SEP/IRA.
(16)	Includes 219,602 shares of restricted stock that vest in March 2013, 27,500 shares of restricted stock that vest in May 2013, 224,100 shares of restricted stock that vest in March 2014, 31,025 shares of restricted stock that vest in May 2014, 75,076 shares of restricted stock that vest in October 2014, 8,803 shares of restricted stock that vest in December 2014, 42,258 shares of restricted stock that vest in May 2015, 133,715 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 933,119 shares of common stock exercisable within 60 days of October 15, 2012.

APPRAISAL RIGHTS

Under the DGCL, and as more fully described below, if you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of the Company’s common stock and to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $11.11 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as “Section 262,” in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders must be notified not less than 20 days before the meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement. That demand must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the holder of record of the Company’s common stock and the intention of such stockholder to demand appraisal of his, her or its shares of common stock. Holders of the Company’s common stock who desire to exercise their appraisal rights must not vote or submit a proxy in favor of the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time. If you fail to comply with these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. All demands for appraisal should be addressed to SeaBright Holdings, Inc., Attn: Corporate Secretary, 1501 4th Avenue, Suite 2600, Seattle, Washington 98101.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or, in the case of uncertificated shares, in the transfer agent’s records. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of the Company’s common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of the Company’s common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of the Company’s common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. If a stockholder holds shares of the Company’s common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record owner, such as a broker, who holds shares of the Company’s common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give notice that the merger has become effective to each of the Company’s stockholders who did not vote in favor of the proposal to adopt the merger agreement and otherwise complied with Section 262. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Enstar has no present intent to file such a petition and has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of the Company’s common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of the Company’s common stock and with whom agreements as to the value of their shares of the Company’s common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of the Company’s common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Company’s common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of the Company’s common stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $11.11 per share cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. As of the date of this proxy statement, the 2013 annual meeting of stockholders has been indefinitely postponed. However, if the merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2013 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Stockholder proposals for the 2013 annual meeting must be received at our principal executive offices by December 13, 2012, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2013 annual meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier January 15, 2013 and no later than February 14, 2013.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on SeaBright’s books, (iii) the class and number of shares of SeaBright common stock which you own beneficially or of record, (iv) the class and number of shares of Derivative Securities (as defined below) of SeaBright which you own beneficially or of record and (v) any material interest you may have in such business.

Notice of a nomination must include:

(i)	as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of common stock of SeaBright which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	(A) your name and address, as they appear on SeaBright’s books, (B) the class or series and number of shares of common stock of SeaBright which you own beneficially or of record, (C) the class or series and number of options, warrants, puts, calls, convertible securities, stock appreciation rights or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of SeaBright or with a value derived in whole or in part from the value of any class or series of shares or other securities of SeaBright, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of SeaBright, which we refer to as “Derivative Securities,” which you own beneficially or of record, (D) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (E) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (F) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws are also available in the Investor Relations section of our website at www.sbxhi.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary SeaBright Holdings, Inc. 1501 4th Avenue, Suite 2600 Seattle, Washington 98101

The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investor Relations” page of our corporate website at www.sbxhi.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to SeaBright Holdings, Inc., Attn: Investor Relations, 1501 4th Avenue, Suite 2600, Seattle, Washington 98101, Telephone (206) 269-8500; or from our proxy solicitor, D.F. King & Co., Inc. toll-free at (800) 755-7250 (banks and brokers call collect at (212) 269-5550); or from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 16, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ENSTAR GROUP LIMITED

AML ACQUISITION, CORP.

and

SEABRIGHT HOLDINGS, INC.

dated as of August 27, 2012

ii

AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2012 (this “Agreement”), among Enstar Group Limited, a Bermuda exempted company (“Parent”), AML Acquisition, Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and SeaBright Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has approved and adopted this Agreement and deems it advisable and in the best interests of the stockholders of the Company that the parties consummate the transactions contemplated hereby (the “Transactions”), upon the terms and subject to the conditions set forth herein; and (ii) has resolved to recommend the adoption of this Agreement by the stockholders of the Company at the Stockholders’ Meeting;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and adopted this Agreement and deems it advisable and, in the case of Merger Sub, in the best interests of its stockholders, that the parties consummate the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Agency Subsidiary” means a Company Subsidiary that carries on business as a wholesale insurance broker, managing general agent or general agent, adjuster or administrator.

“beneficial owner”, with respect to any shares of Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Cash” means United States dollars.

“Company Agent Contract” means each Contract with any Company Agent to which the Company or any Company Subsidiary is a party or otherwise bound that provides for annual compensation of $75,000 or more.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, insurance policy or other legally binding commitment, obligation or arrangement, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Cost Management Contract” means any Contract to which the Cost Management Subsidiary is a party or is otherwise bound that provides for annual service fees in excess of $125,000.

“Cost Management Subsidiary” means a Company Subsidiary that carries on business as a provider of medical and indemnity cost management services.

“Environmental Laws” means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a person in question, any other person that together with such person in question is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Source” means the persons that have committed to provide or have otherwise entered into agreements in connection with the Financing in connection with the Transactions and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their affiliates, and their and their affiliates’ respective officers, directors, employees, agents and representatives involved in the Financing and their successors and assigns.

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as hazardous, acutely hazardous, toxic or with words of similar meaning and/or regulatory effect under Environmental Laws, and (b) any petroleum, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Contracts” means all insurance policies or contracts, binders, endorsements, amendments and certificates or other similar arrangements to which the Insurance Subsidiary is a party or otherwise bound.

“Insurance Laws” means all Laws applicable to the business of insurance, reinsurance or managed care or the regulation of insurance, reinsurance or managed care companies, whether federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance, reinsurance or managed care under Insurance Laws.

“Insurance Subsidiary” means a Company Subsidiary that carries on business as an insurer or reinsurer.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“knowledge” means, when used in respect of any person, the actual knowledge after due inquiry of any executive officer of such person.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used by the Company or any Company Subsidiary.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Material Adverse Effect” means any event, circumstance, change, state of facts or effect that, alone or in combination, has had, or would reasonably be expected to have, (i) a materially adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from: (A) changes in the economy in general in the United States or in financial, credit or securities markets (including changes in interest or exchange rates) in general, (B) changes generally affecting any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in Law or applicable principles or interpretations (whether administrative or judicial) thereof or applicable accounting regulations, or principles or interpretations (whether administrative or judicial) thereof, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, (D) any change, in and of itself, in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections, forecasts or predictions for any period ending after the date of this Agreement, (E) the announcement of the execution of this Agreement, including the identity of Parent (including, but not limited to, any loss or threatened loss of business resulting from changes in the relationships between or among the Company or Company Subsidiaries and agents, employees, brokers, or customers of the Company or the Company Subsidiaries caused by the announcement or the pendency of the transactions contemplated by this Agreement), (F) any Actions relating to this Agreement, the Merger or the Transactions by or before any Governmental Authority, (G) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, (H) earthquakes, hurricanes, floods or other natural disasters, (I) the volume, frequency or severity of claims arising under Insurance Contracts issued by the Insurance Subsidiary, (J) any deficiency, in and of itself, in the Company’s unpaid loss and loss adjustment expense reserves, including deficiencies in both case based reserves and incurred but not reported reserve estimates, (K) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (L) any change or announcement of a potential change, in and of itself, in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, or (M) any action taken or omitted by Parent or any of its affiliates or by the Company at the request of Parent or any of its affiliates or required to be taken or omitted by the Company according to the terms of this Agreement; provided however, that with respect to clauses (A), (B), (C), (G) and (H), solely to the extent that such events, circumstances, changes, states of facts or effects do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States; or (ii) a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

“Material Insurance Contract” means an Insurance Contract that provides for annual premium of $1,000,000 or more.

“NYSE” means the New York Stock Exchange.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Plans” means (i) each employee benefit plan (as defined in Section 3(3) of ERISA) and all pension, profit-sharing, retirement, welfare, hospitalization, bonus, equity compensation, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, with respect to which the Company or any Company Subsidiary has or may have any Liability or which are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any employee benefit plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material Contracts between the Company or any Company Subsidiary and any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary including any Contracts relating in any way to a sale of the Company or any Company Subsidiary.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interest appurtenant thereto, owned by the Company or any Subsidiary.

“SAP” means statutory accounting principles prescribed or permitted by applicable states.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” when used with respect to any party means any corporation, partnership, limited partnership, limited liability company, association, trust or other entity (i) the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are as of such date, owned by such party (either alone, directly, or indirectly through, or together with, one or more of its subsidiaries).

“Taxes” means any and all taxes, fees, assessments, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties or additions with respect thereto and any interest in respect of such penalties or additions) imposed by any Governmental Authority or taxing authority, including, but not limited to: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, production, service, service use, capital stock, payroll, employment, social security, workers’ compensation, severance, unemployment compensation, lease, escheat obligations, environmental, occupation, premium or net worth; taxes or other charges in the nature of excise, estimated, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Treasury Bills” means securities issued by the Government of the United States of America, having maturities of not more than one year from the date of acquisition, for which the full faith and credit of the Government of the United States of America is pledged to provide for the payment thereof.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definitions
2011 Balance Sheet	Section 3.07(c)
Acquisition Agreement	Section 6.04(b)
Action	Section 3.09
Adverse Recommendation Change	Section 6.04(b)
Agreement	Preamble
Blue Sky Laws	Section 3.05(b)
Capitalization Date	Section 3.03(a)
Certificate	Section 2.06(a)
Certificate of Merger	Section 2.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.10(a)
Company	Preamble
Company Agent	Section 3.25(f)
Company Board	Recitals
Company Common Stock	Section 2.06(a)
Company Incentive Plans	Section 2.07
Company Preferred Stock	Section 3.03(a)
Company Recommendation	Section 3.16
Company Restricted Stock	Section 2.08
Company RSU	Section 2.09
Company SEC Reports	Section 3.07(a)
Company Securities	Section 3.03(a)
Company Statutory Statements	Section 3.23(a)
Company Stock Awards	Section 3.03(a)
Company Stock Option	Section 2.07
Company Subsidiary	Section 3.01(a)
Confidentiality Agreement	Section 6.03(b)
Contingent Worker	Section 3.11(a)
DGCL	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.10(a)
Effective Time	Section 2.02
Enforceability Exceptions	Section 3.04
Exchange Fund	Section 2.11(a)
Expenses	Section 8.03(a)
Financing	Section 6.14
Form A Approvals	Section 6.08(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Indemnified Liabilities	Section 6.06(a)
Indemnified Parties	Section 6.06(a)
Investment Assets	Section 3.18
Investment Guidelines	Section 3.18

Defined Term	Location of Definitions
IRS	Section 3.10(a)
Law	Section 3.05(a)
Liens	Section 3.12(a)
Material Contracts	Section 3.15(a)
Maximum Amount	Section 6.06(c)
Merger	Recitals
Merger Consideration	Section 2.06(a)
Merger Sub	Preamble
Notice Period	Section 6.04(b)
Option Payment	Section 2.07
Other Regulatory Filings	Section 3.23(a)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Disclosure Letter	Section 4.03(b)
Paying Agent	Section 2.11(a)
Permits	Section 3.06
Permitted Liens	Section 3.12(a)
Proxy Statement	Section 6.02(a)
Reinsurance Contracts	Section 3.25(a)
Restricted Stock Payment	Section 2.08
RSU Payment	Section 2.09
Sarbanes-Oxley Act	Section 3.07(g)
Security Deposit	Section 3.18
Series A Preferred Stock	Section 3.03(a)
Stockholder Approval	Section 3.16
Stockholders’ Meeting	Section 6.01(a)
Superior Proposal	Section 6.04(e)(ii)
Surviving Corporation	Section 2.03
Takeover Proposal	Section 6.04(e)(i)
Termination Fee	Section 8.03(b)(i)
Transactions	Recitals
Voting Debt	Section 3.03(e)

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms set forth in this Agreement and subject to the conditions set forth in Article VII and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

Section 2.02 Effective Time; Closing. As promptly as practicable, but in no event later than the third business day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, IL 60654, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII (the date of the Closing, the “Closing Date”).

Section 2.03 Effect of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is SeaBright Holdings, Inc.”

(b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c) Notwithstanding anything in this Agreement to the contrary, the Certificate of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 6.06(b).

Section 2.05 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company

Common Stock to be canceled pursuant to Section 2.06(b) and other than any Dissenting Shares and shares of Company Restricted Stock) shall be canceled and shall be converted automatically into the right to receive an amount in Cash equal to $11.11 per share of Company Common Stock (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.11 of the certificate that formerly evidenced such share of Company Common Stock or such share of Company Common Stock in non-certificated book-entry form (either case being referred to herein, to the extent applicable, as a “Certificate”).

(b) Each share of Company Common Stock held in the treasury of the Company or owned immediately prior to the Effective Time by Parent, Merger Sub, any of their respective direct or indirect wholly-owned subsidiaries or any Company Subsidiary shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.07 Employee Stock Options. Effective as of the Effective Time, the Company shall take all necessary action (i) to terminate the Company’s Second Amended and Restated 2003 Stock Option Plan and the Company’s Amended and Restated 2005 Equity Plan, each as amended through the date of this Agreement (the “Company Incentive Plans”), (ii) to provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Incentive Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date shall become fully vested and exercisable and (iii) so that, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Stock Options, each outstanding and unexercised Company Stock Option shall be cancelled and converted automatically into the right to receive from the Surviving Corporation, with respect to each share of Company Common Stock subject to the Company Stock Option, only an amount in Cash equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “Option Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Option Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Option Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Company Stock Options by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.08 Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock granted under the Company Incentive Plans that are subject to forfeiture immediately prior to the Effective Time (“Company Restricted Stock”), each issued and outstanding share of Company Restricted Stock shall be canceled and shall be converted automatically into the right to receive the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “Restricted Stock Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Restricted Stock Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Restricted Stock Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Restricted Stock by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.09 Restricted Stock Units. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any restricted stock units granted under the Company Incentive Plans (each, a “Company RSU”), each Company RSU that is outstanding, whether or not vested, shall be canceled and shall be converted automatically into the right to receive only an amount in Cash equal to the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “RSU Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the RSU Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such RSU Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Company RSUs by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.10 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are cancelled in accordance with Section 2.06(b)) and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall only be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.11, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree or commit to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate a bank or trust company (reasonably acceptable to the Company) to act as agent (the “Paying Agent”) for the holders of the Certificates to receive the Merger Consideration pursuant to Section 2.06(a). Prior to the Effective Time, Parent or Merger Sub shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of the Certificates, Cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such Cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by the Parent solely in Cash and Treasury Bills. Any interest or other amounts received with respect to such investments shall be paid to Parent. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent upon demand.

(b) Promptly, but in any event within 5 days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of a Certificate entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a

Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate. Until satisfaction of the terms set forth in this Section 2.11, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon satisfaction of the applicable procedures and surrender of the Certificate to the Paying Agent, the Merger Consideration pertaining to the shares of Company Common Stock formerly represented thereby. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock (including Company Restricted Stock), Company RSUs or Company Stock Options, as the case may be, such amount or amounts as it reasonably believes is the minimum it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so deducted and withheld and properly paid to the relevant Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (including Company Restricted Stock), Company RSUs or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) At any time following the one year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them and the Surviving Corporation shall remain liable for payment of the Merger Consideration without any interest thereon (subject to abandoned property, escheat and other similar Laws). Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of Certificates two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 2.06(a).

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify, exchange or adjust the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock (it being understood that the Company shall only be permitted to take any of the foregoing actions to the extent permitted under Section 5.01), then the Merger Consideration and any other amounts payable pursuant to this Agreement in respect to any Company Stock Option, Company Restricted Stock or Company RSU will be appropriately and proportionately adjusted to reflect such split, combination, reclassification, exchange, adjustment, dividend or other distribution or change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Reports (but excluding any disclosures contained under the heading “Risk Factors” or any disclosure included in any “forward-looking statements” disclaimer, in each case, other than any specific factual information contained therein), and (ii) the items set forth in the letter (the “Disclosure Letter”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement, it being acknowledged and agreed by Parent that any matter set forth in any section or subsection of the Disclosure Letter will be deemed to be disclosure for all sections and subsections of the Disclosure Letter to which its relevance is reasonably apparent on the face thereof, but will expressly not be deemed to constitute an admission by the Company or any Company Subsidiary, or otherwise to imply, that any such matter, alone or in combination, rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Disclosure Letter:

Section 3.01 Organization and Qualification; Company Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such corporate power or authority would not constitute a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Disclosure Letter. The Company has provided Parent with the names of the directors and officers of each Company Subsidiary. Except for the Company Subsidiaries and Investment Assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any capital stock of or equity or voting interest in, or any interest convertible into or exchangeable or exercisable for any capital stock of or equity or voting interest in, any person.

Section 3.02 Certificate of Incorporation and By-laws. The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company as most recently filed by the Company with the SEC are true and correct copies and are in full force and effect. The Company is not in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or its Amended and Restated By-laws. The Company has made available to Parent a true and correct copy of the certificate of incorporation, by-laws or other like organizational documents, each as amended to date, of the Company Subsidiaries and none of the Company Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of seventy-five million (75,000,000) shares of Company Common Stock, seven hundred fifty thousand (750,000) shares of Series A preferred stock, par value $0.01 per share (“Series A Preferred Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on August 24, 2012 (the “Capitalization Date”), (i) 22,436,562 shares of Company Common Stock were issued and outstanding (which includes 1,022,902 shares of Company Restricted Stock that will be cancelled in accordance with Section 2.08), (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iv) 1,536,425 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options, Company RSUs and other purchase rights granted pursuant to the Company Incentive Plans (the “Company Stock Awards”). As of the Capitalization Date, no shares of Series A Preferred Stock or Company Preferred Stock were issued and outstanding. Since and including the Capitalization Date, the Company has not issued or granted any Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Awards issued prior to the date of this Agreement), Series A Preferred Stock, Company Preferred Stock or Company Stock Awards. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued as permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and issued free of any pre-emptive rights. Except as set forth in this Section 3.03, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or Voting Debt of, or other equity or voting interests in (or securities convertible into or exchangeable for shares of capital stock or Voting Debt of, or other equity or voting interests in), the Company or any Company Subsidiary or (ii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights, bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries that are, in each case, derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any Company Subsidiary, in each case that have been issued by the Company or any Company Subsidiary (the items in clauses (i) and (ii), together with the capital stock of the Company and the Company Subsidiaries, being referred to collectively as “Company Securities”). Except as set forth in this Section 3.03, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

(b) Section 3.03(b) of the Disclosure Letter sets forth as of the close of business on the Capitalization Date a true and correct list of each outstanding Company Stock Option granted under the Company Incentive Plans, including: the holder thereof; the number of shares of Company Common Stock subject thereto; the Company Incentive Plan under which such Company Stock Options were granted or issued; and the exercise price, grant or issue date and expiration date for each such Company Stock Option. All shares of Company Common Stock subject to issuance under the Company Incentive Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued free of any pre-emptive rights.

(c) Section 3.03(c) of the Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a true and correct list of each outstanding Company RSU granted under the Company Incentive Plans, including: the holder thereof; the Company Incentive Plan under which such Company RSUs were granted or issued; and the grant or issue date and expiration date for each such Company RSU.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any pre-emptive rights, and each such share is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(e) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) (collectively, “Voting Debt”) on any matters on which stockholders of the Company may vote are issued or outstanding.

(f) Neither the Company nor any Company Subsidiary is a party to an agreement (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of any Company Securities.

Section 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to, in the case of the consummation of the Merger, obtaining the Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy (including all Laws related to fraudulent transfer), insolvency, reorganization or similar Law affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the execution, delivery or performance of this Agreement and the consummation of the Transactions. No “fair price,” “moratorium,” “control shares acquisition,” “business combination” or other similar anti-takeover Law (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement or the Transactions.

Section 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and, in the case of consummation of the Merger, the Stockholder Approval has been obtained, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (iii) except as set forth on Section 3.05(a) of the Disclosure Letter, require any consent, approval or other action of any person under any Material Contract, or result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, license from, or filing, declaration or registration with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act or, if any, state securities or “blue sky” Laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the consents, filings, approvals or notifications, including insurance regulatory filings and approvals, listed in Section 3.05(b) of the Disclosure Letter and (v) where the failure to obtain such consents, approvals, authorizations, permits or licenses, or to make such filings, declarations, registrations or notifications, would not constitute a Material Adverse Effect.

Section 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Permits is valid and binding and in full force and effect in accordance with its terms and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is and, since January 1, 2010 has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (b) any Contract or Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in either case, for any such conflicts, defaults, breaches or violations that would not constitute a Material Adverse Effect. Except as set forth in Section 3.06 of the Disclosure Letter, since January 1, 2010, no Governmental Authority has issued any notice or notification stating that the Company or any Company Subsidiary is not in compliance with any Law, except where such noncompliance would not constitute a Material Adverse Effect.

Section 3.07 SEC Filings; Financial Statements. (a) The Company has filed all registration statements, prospectuses, forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 2011 (collectively, the “Company SEC Reports”). The Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, (i) complied, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file or furnish any forms, reports, statements or other documents with the SEC. The Company has provided or made available to Parent copies of all correspondence sent to or received from the SEC by the Company or any Company Subsidiary or their respective counsel or accountants on behalf of the Company since January 1, 2011. To the knowledge of the Company, as of the date hereof, the Company is not the subject of an ongoing review by the SEC, an outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance, in all material respects, with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole).

(c) Except as and to the extent reflected on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2011 included in the Company SEC Reports, including the notes thereto (the “2011 Balance Sheet”), neither the Company nor any Company Subsidiary has any material Liability except for Liabilities (i) incurred in the ordinary course of business consistent with past practice since December 31, 2011 or (ii) permitted or contemplated by this Agreement.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(e) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board and on Section 3.07(e) of the Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that are within the knowledge of the Company based upon its most recent evaluation of internal control over financial reporting prior to the date of this Agreement.

(f) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(g) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of the Company Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not constitute a Material Adverse Effect.

Section 3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Disclosure Letter, since December 31, 2011, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any Material Adverse Effect. Since December 31, 2011, none of the Company or any Company Subsidiary has taken any action that would have constituted a breach of Section 5.01 had the covenants therein applied since December 31, 2011.

Section 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Disclosure Letter, there is no litigation, suit, claim, action, arbitration, proceeding or investigation (in each case, other than in connection with office actions issued by the United States Patent and Trademark Office, the United States Copyright Office, or equivalent foreign filing offices) (“Action”) pending against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary or, to the knowledge of the Company, any executive officer or director of the Company or any Company Subsidiary in their capacities as such, before any Governmental Authority; provided, however, that solely for the purpose of this Section 3.09 the term Action does not include litigation, suits, claims, actions, arbitrations, proceedings or investigations that seek money damages of less than $250,000 (or in the case of claims made in the ordinary course of business with respect to insurance policies issued by the Insurance Subsidiary, which are adequately reserved for on the 2011 Balance Sheet to the extent required and in accordance with GAAP or that have case reserves of less than $500,000). Except as set forth in Section 3.09 of the Disclosure Letter, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Disclosure Letter lists each material Plan. The Company has made available to Parent a true and complete copy of each material Plan and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including a copy of (if applicable) (i) each trust or other funding arrangement, (ii) each insurance policy or Contract, (iii) each administration agreement and similar Contract, (iv) each summary plan description and summary of material modifications, (v) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500, (vi) the most recently received IRS determination or opinion letter for each such Plan, (vii) the three most recently prepared financial statements in connection with each such Plan, if any, and (viii) any material notices, letters or other correspondence from the IRS, the Department of Labor, and the Pension Benefit Guaranty Corporation. Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any Company Subsidiary has any express or implied commitment, (A) to create or incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) None of the Company, the Company Subsidiaries or an ERISA Affiliate (including any entity that was a subsidiary of the Company or any Company Subsidiary) has (i) contributed to or been obligated to contribute to a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or ever incurred any liability under Section 4201 of ERISA (or ever assumed any such liability from any prior owner of any of its assets or properties) or (ii) contributed to or been obligated to contribute to a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), in each case for which the Company or any Company Subsidiary could incur liability under Title IV of ERISA. None of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance or similar benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Except as otherwise disclosed on Section 3.10(c) of the Disclosure Letter, (i) each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code and has always been administered, operated and managed in accordance with its governing documents in all respects, (ii) no material Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or any fiduciaries thereof and no Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority to the knowledge of the Company or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and (iii) neither the Company, a Company Subsidiary, nor, to the knowledge of the Company, any ERISA Affiliate, fiduciary, trustee or administrator of any Plan, has engaged in or, in connection with the Transactions, is expected to engage in any transaction with respect to any Plan which would subject any such Plan, the Company, or any Company Subsidiary, to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter from the IRS or can rely on a favorable opinion letter from the IRS issued to a prototype plan sponsor to the effect that such Plan is so qualified and that the Plan and each trust established in connection with such Plan are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no fact or event has occurred since the date of such determination or opinion letter from the IRS that would reasonably be expected to result in a revocation of such determination or opinion letter.

(e) (i) No material liability under Title IV or Section 302 of ERISA or Sections 412 and 430 of the Code has been incurred by the Company, any Company Subsidiary or any of their ERISA Affiliates that has not been satisfied in full, and (ii) with respect to any Plan that had been maintained by the Company, any Company Subsidiary or any of the ERISA Affiliates, no circumstances exist that could reasonably be expected to result in any material liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA or (C) Sections 412 and 430 or 4971 of Code.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued in all material respects on or before their due dates.

(g) Except as set forth in Section 3.10(g) of the Disclosure Letter or as otherwise provided for in this Agreement, the consummation of the Transactions will not, either alone or in combination with any other event (where such other event would not alone have an effect described in this sentence), (i) entitle any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary to severance pay, or any other payment or benefit, (ii) result in the payment to any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary of any money or property, (iii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer, director, consultant or independent contractor or (iv) cause any amounts payable under the Plans to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as provided on Schedule 3.10(h) of the Disclosure Letter, (i) all Plans subject to Section 409A of the Code comply or have been timely amended to comply in all material respects with the requirements of the final regulations under Section 409A of the Code, and the Company and the Company Subsidiaries have complied in practice and operation in all material respects with all applicable requirements of Section 409A of the Code, (ii) the Company has not elected to or is not required to defer payment of amounts from a foreign entity which shall be subject to the provisions of Section 457A of the Code, and (iii) the Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other Tax incurred by such person pursuant to any applicable federal, state, local or non-United States Law related to the collection and payment of Taxes.

Section 3.11 Labor and Employment Matters. (a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to employees of the Company or any Company Subsidiary. Except as set forth on Section 3.11(a) of the Disclosure Letter, (i) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, and neither the Company nor any Company Subsidiary has experienced any such strike, slowdown or work stoppage within the past five years; (ii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iii) the Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours and collective bargaining; (iv) except as would not constitute a Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person; and (v) except as would not constitute a Material Adverse Effect, the Company has not misclassified any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers.

(b) The Company has previously provided to Parent an accurate list showing, for each current employee of the Company or any Company Subsidiary, the name, current annual salary rate, bonus for 2011, the date of first employment and a description of position or job function.

Section 3.12 Real Property; Title to Assets; Environmental Matters. (a) Section 3.12(a) of the Disclosure Letter lists the Real Property currently owned by the Company or any Company Subsidiary and all Leased Property currently leased by the Company or any Company Subsidiary. All Real Property currently owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or right of first refusal, right of first offer or similar right (collectively, “Liens”), other than (A) Liens for current Taxes and other governmental charges and assessments not yet payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances that would not materially impair the continued use and utility of such property encumbered thereby, (E) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens imposed by any Governmental Authority and (F) Liens that do not materially adversely affect the use and enjoyment of such property (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) There are no contractual or legal restrictions or Liens of any kind that are violated by the current use and operation of, or that preclude or restrict in any material respect the ability to use, any Real Property or Leased Real Property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used.

(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid and subsisting leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens). Except as would not constitute a Material Adverse Effect, (i) all real estate leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any such lease. Neither the Company nor any of the Company Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any such lease nor has the Company or any of the Company Subsidiaries entered into with any other person (other than another Company Subsidiary) any Contract that is material to the Company and the Company Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property. The Company has delivered or otherwise made available to Parent true and materially complete copies of all real estate leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of the Company Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Property.

(d) Except as would not constitute or would not reasonably be expected to constitute a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substance at any Real Property or Leased Real Property currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessor in interest under circumstances that would reasonably expected to give rise to any material Liability of the Company or any of the Company Subsidiaries under any applicable Environmental Laws, or (ii) received written notice of and there is no Action pending, or to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, alleging any material Liability under or material non-compliance with any applicable Environmental Law or seeking to impose any material financial responsibility pursuant to any applicable Environmental Law, in each case, with respect to the Company or any of the Company Subsidiaries for any investigation, cleanup, removal, containment or any other remediation or compliance under any applicable Environmental Law. Except as would not constitute or would not reasonably be expected to constitute a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is subject to any written order or written Contract by or with any Governmental Authority imposing any material Liability or obligation on the Company or any Company Subsidiary with respect to any of the foregoing.

Section 3.13 Taxes. The Company and the Company Subsidiaries have duly and timely filed all United States federal and all material state, local and non-United States Tax returns and reports required to be filed by them and have timely and fully paid or discharged all Taxes required to be paid or discharged, except as otherwise set forth on Section 3.13 of the Disclosure Letter. All such Tax returns are true, accurate and complete. The Company and the Company Subsidiaries have withheld, and paid over as required, each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Except as otherwise set forth on Section 3.13 of the Disclosure Letter, neither the IRS nor any other taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary. No claim has been made in writing at any time during the past three (3) years by any taxing authority of a jurisdiction where the Company and the Company Subsidiaries do not file Tax returns that the Company or any Company Subsidiary is or may be subject to Taxes in that jurisdiction. The accruals and reserves for Taxes reflected in the 2011 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Since the date of the Company’s most recent financial statements, no Taxes have accrued with respect to the Company or any Company Subsidiary other than Taxes arising in the ordinary course of business. There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any of the Company Subsidiaries has agreed or will be required to include in income any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or non-United States Tax Law in any period ending after the date of the Closing by reason of a voluntary change in accounting method or otherwise that was initiated by the Company or any of the Company Subsidiaries, there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes, and neither the IRS nor any other taxing authority has required, initiated or proposed any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time during the three (3) year period ending on the date of this Agreement. Neither the Company nor any Company Subsidiary has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Neither the Company nor any Company Subsidiary has requested a ruling in respect of Taxes during the past five years from any Governmental Authority. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-United States Law) or any ruling with respect to Taxes has been entered into by or issued with respect to the Company or any Company Subsidiary, in each case, that will bind the Company or any Company Subsidiary for any taxable period ending after the date of the Closing. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax allocation, Tax indemnity, or similar agreement, arrangement or understanding (other than one exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax return, other than the affiliated groups of which the Company is the common parent corporation, or (ii) has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by agreement or otherwise. The Company is not, nor was it or will it be, at any time during the five-year period on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code. Neither the Company nor any of the Company Subsidiaries will be required to include in gross income of a taxable period ending on or after the date of the Closing income or gain attributable to cash received, an account receivable that arose, or a transaction that is being accounted for under the installment method of Section 453 of the Code or other transaction that was consummated, in a prior taxable period, or an election under Section 108(i) of the Code that was made with respect to a prior taxable period. The Company and the Company Subsidiaries have fully complied with all Laws relating to the accounting for and paying over of unclaimed or abandoned funds or other property. The Company and the Company Subsidiaries have fully complied with all Laws relating to customs duties and has fully paid all customs duties that were due. As of December 31, 2011, the amounts of the net operating loss carryovers, general business credit carryovers and charitable contribution limitation carryovers of the Company and the Company Subsidiaries for federal income tax purposes were as set forth on Section 3.13 of the Disclosure Letter and no such attribute is subject to a limitation under Section 382 of the

Code except as set forth on Section 3.13 of the Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has any intercompany items (as defined in Treas. Reg. 1.1502-13(b)(2) or any corresponding or similar provision of state, local or non-United States Tax Law) or deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations (or any corresponding or similar provision of state, local or non-United States Tax Law), and none of the shares of stock of any Company Subsidiary has an excess loss account within the meaning Treas. Reg. Sec. 1.1502-19(a)(2) (or any corresponding or similar provision of state, local or non-United States Tax Law). The Company and the Company Subsidiaries have not engaged in any operations or activities that are subject to reporting obligations under Section 999 of the Code (relating to international boycotts).

Section 3.14 No Rights Plan. The Company has not adopted any stockholders’ rights plan.

Section 3.15 Material Contracts. (a) Section 3.15(a) of the Disclosure Letter lists the following types of Contracts to which the Company or any Company Subsidiary is a party or any of their respective assets are bound (such Contracts as are required to be set forth in Section 3.15(a) of the Disclosure Letter being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and the Company Subsidiaries;

(ii) all Contracts evidencing indebtedness for borrowed money, whether as borrower or lender;

(iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture Contracts under which the Company or a Company Subsidiary has any material obligation;

(iv) all Contracts relating to issuances of securities of the Company or any Company Subsidiary (other than the Company Stock Awards);

(v) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party and that are material to the business and operations of the Company and the Company Subsidiaries, taken as a whole;

(vi) all Contracts that materially limit, or purport to materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all employment, consulting, change in control, “golden parachute,” severance or termination Contracts (in each case with respect to which the Company or any Company Subsidiary has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company or any Company Subsidiary, (y) member of the Company Board or the board of directors of any Company Subsidiary or (z) employee providing for an annual base salary in excess of $100,000;

(viii) all Contracts providing for indemnification or any guaranty by the Company or any Company Subsidiary, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, other than any guaranty by the Company or a Company Subsidiary of any of the obligations of the Company or Company Subsidiary;

(ix) all Contracts relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of the Company Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $250,000;

(x) all material Contracts that obligate the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xi) all Contracts that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibit the pledging of the capital stock of the Company or any of the Company Subsidiaries or prohibit the issuance of any guarantee by the Company or any of the Company Subsidiaries; and

(xii) all other Contracts under which the Company or any of the Company Subsidiaries is obligated to make payments or incur costs in excess of $500,000 in any year and which are not otherwise described in clauses (i) – (xi) above.

The Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto. Except as expressly described in Section 3.15(a), Material Contracts shall not include (A) Insurance Contracts issued by any Company Subsidiary in the ordinary course of business, (B) Reinsurance Contracts (whether assumed or ceded) entered into by a Company Subsidiary in the ordinary course of business, (C) Contracts between the Company or any Company Subsidiary, on one hand, and any broker, managing general underwriter or managing general agent, on the other hand, entered into in the ordinary course of business and (D) Contracts between the Cost Management Subsidiary and a recipient of, or consultant or employee for, medical and indemnity care cost management services, entered into in the ordinary course of business.

(b) Except as would not constitute a Material Adverse Effect or as set forth in Section 3.15(b) of the Disclosure Letter, (i) each Material Contract is a legal, valid and binding agreement, in full force and effect and enforceable against the Company or applicable Company Subsidiary in accordance with its terms, (ii) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any third party has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.

Section 3.16 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (b) approved this Agreement and declared its advisability and that of the Transactions, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Transactions and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders’ Meeting (collectively, the “Company Recommendation”). The only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve and consummate the Transactions is the adoption of this Agreement at the Stockholders’ Meeting by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (the “Stockholder Approval”).

Section 3.17 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their affiliates that are based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18 Investments; Derivatives. The Company has provided Parent with a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and the Company Subsidiaries as of June 30, 2012 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and the Company Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Set forth in Section 3.18 of the Disclosure Letter is a true and complete list, as of the date hereof, of all securities deposited by the Company or any Company Subsidiary with or as directed by one or more Governmental Authorities (“Security Deposits”). Except for Security Deposits and except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and the Company Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.18 of the Disclosure Letter (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and the Company Subsidiaries have complied at all times since January 1, 2012 in all material respects with, the Investment Guidelines.

Section 3.19 Intellectual Property. (a) Section 3.19 of the Disclosure Letter contains a true and complete list of all Intellectual Property owned by the Company or any Company Subsidiary that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or domain name registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing. Except as would not constitute a Material Adverse Effect, the Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid, subsisting and enforceable right to use all Intellectual Property used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens. The Company and the Company Subsidiaries have taken reasonable steps to maintain their Intellectual Property and to protect their material trade secrets, except where the failure to do so would not constitute a Material Adverse Effect.

(b) Except as would not constitute a Material Adverse Effect, (i) the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other person; and (ii) to the knowledge of the Company, no third party is infringing upon, violating or misappropriating any Intellectual Property owned by the Company or the Company Subsidiaries. There are no material Actions pending or, to the knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any person by the Company or any Company Subsidiary; (ii) challenging the validity, enforceability or ownership of any Intellectual Property owned by the Company or the Company Subsidiaries. The Company and the Company Subsidiaries are not subject to any outstanding order that restricts or impairs the use of any Intellectual Property, except where compliance with such order would not constitute a Material Adverse Effect.

(c) The Company and the Company Subsidiaries have established and are in compliance with commercially reasonable security programs intended to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data. The Company and the Company Subsidiaries have employed commercially reasonable administrative, physical and technical safeguards to ensure the confidentiality, availability and integrity of health information to which they have access. Neither the Company nor any of the Company Subsidiaries has suffered a material security breach with respect to their data or systems or has notified customers or employees of any information security breach.

Section 3.20 Insurance Subsidiary. Section 3.20 of the Disclosure Letter lists all Permits maintained by the Insurance Subsidiary in connection with its business as an insurer or reinsurer.

Section 3.21 Agency Subsidiary. Section 3.21 of the Disclosure Letter lists all Permits maintained by the Agency Subsidiary in connection with its business as an insurance producer, agent, broker, managing general agent or general agent, intermediary, adjuster or administrator. Since January 1, 2007, the Agency Subsidiary has filed or submitted all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator.

Section 3.22 Cost Management Subsidiary. Section 3.22 of the Disclosure Letter lists all Permits maintained by the Cost Management Subsidiary in connection with its business as a provider of medical and indemnity care cost management services and other types of managed care. Since January 1, 2007, the Cost Management Subsidiary has filed or submitted all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator or other Governmental Authority. The Cost Management Subsidiary does not assume risk that would constitute insurance risk, insurance or the business of insurance.

Section 3.23 Statutory Statements; Reports; Filings; and Examinations. (a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator without imposition of any material penalty, condition or obligation, (i) since January 1, 2010, the Insurance Subsidiary has filed or submitted all material annual, quarterly and other statements or similar filings or submissions, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications related thereto or required in connection therewith, in each case, required by applicable Insurance Laws and applicable SAP to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance, reinsurance or managed care (collectively, the “Company Statutory Statements”), and (ii) since January 1, 2007, the Insurance Subsidiary has filed or submitted all other material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator (collectively, the “Other Regulatory Filings”).

(b) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of (i) all Other Regulatory Filings filed or submitted since January 1, 2007 and (ii) all Company Statutory Statements as of December 31, 2010 and December 31, 2011, and for the annual periods then ended, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in all material respects in conformity with applicable SAP and Insurance Laws, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the Insurance Subsidiary as of the respective dates thereof and the results of operations of the Insurance Subsidiary for the respective periods then ended. Such Other Regulatory Filings and Company Statutory Statements complied in all material respects with all applicable Insurance Laws and applicable SAP, as applicable, when filed or submitted and, except as set forth in Section 3.23(b) of the Disclosure Letter, no material violation or deficiency has been asserted in writing (or, to the knowledge of the Company, orally) by any Insurance Regulator or other Governmental Authority with respect to any of such Other Regulatory Filings and Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator or Governmental Authority, as applicable, without imposition of any material penalty, condition or obligation. The statutory balance sheets and income statements included in the Company Statutory Statements have been audited by the Company’s independent auditors, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2010 through the date hereof. Except as indicated therein, all assets that are reflected on the Company Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiary and all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

(c) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified Parent of any pending examinations) of any Insurance Regulators received by it on or after January 1, 2007 through the date of this Agreement, unless the most recent examination report for a given Company Subsidiary was received prior to that period, in which case true and complete copies of each such earlier report, relating to one or more of the Company Subsidiaries. Except as set forth in Section 3.23(c) of the Disclosure Letter, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator without imposition of any material penalty, condition or obligation.

Section 3.24 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the licenses maintained by the Company Subsidiaries, there is no Contract binding on the Company, any of the Company Subsidiaries, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator or other Governmental Authority issued to or binding on the Company or any of the Company Subsidiaries and (b) none of the Company or any Company Subsidiary has adopted any board resolution at the request of any Insurance Regulator or other Governmental Authority, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of any Company Subsidiary to issue or enter into Insurance Contracts or any insurance producer, agent, broker, producer, managing general agent or general agent, intermediary, adjuster or administrator or similar agreement, (ii) requires the divestiture of any material investment of any Company Subsidiary, (iii) limits in any material respect the ability of any Company Subsidiary to pay dividends or distributions of any kind or character, (iv) requires any material investment of the Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) could otherwise have a material adverse effect on the business or operations of any Company Subsidiary. None of the Company or any Company Subsidiary has been advised in writing by any Insurance Regulator that such regulator is contemplating any undertakings related to any of the foregoing matters.

Section 3.25 Insurance, Reinsurance, Retrocession and Related Matters. (a) Except as set forth in Section 3.25(a) of the Disclosure Letter, each Material Insurance Contract, material reinsurance or retrocessional treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which the Insurance Subsidiary is a party or otherwise bound (the “Reinsurance Contracts”), Cost Management Contract and Company Agent Contract is valid and binding on the applicable Company or Company Subsidiary, and to the knowledge of the Company, each other party thereto, and is in full force and effect. Except as set forth in Section 3.25(a) of the Disclosure Letter, the applicable Company or Company Subsidiary, and, to the knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Insurance Contract, Reinsurance Contract, Cost Management Contract and Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, none of the Company or any Company Subsidiary has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the applicable Company or Company Subsidiary under any Material Insurance Contract, Reinsurance Contract, Cost Management Contract or Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, to the knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Material Insurance Contract, Reinsurance Contract, Cost Management Contract or Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, to the knowledge of the Company, no party to a Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

(b) Except for such events or circumstances as have not been and could not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, with respect to any Reinsurance Contract to which the Insurance Subsidiary is a party or otherwise bound, to the knowledge of the Company, (i) there has been no separate Contract between the Insurance Subsidiary and any other party to such Reinsurance Contract that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Reinsurance Contract; (ii) for each such Reinsurance Contract for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Authorities for the Insurance Subsidiary; (iii) the Insurance Subsidiary that is a party thereto, and to the knowledge of the Company, any other party thereto, complies and has complied with any applicable requirements set forth in SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law; and (iv) the Insurance Subsidiary has appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law.

(c) All Insurance Contracts have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Regulators, or not objected to by any such Insurance Regulator within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Regulators or were not objected to by any such Insurance Regulator within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. The Company Subsidiaries are and have been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all Insurance Regulators and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts. All amounts due and payable by or on behalf of any Company Subsidiary under Insurance Contracts have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

(d) There are no unpaid claims or assessments made against the Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(e) Except as set forth on Section 3.25(e) of the Disclosure Letter, all underwriting, management, administration and similar Contracts entered into by any Company Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Regulators or other Governmental Authorities or have been filed with all Insurance Regulators or other Governmental Authorities with which such Contracts were required to be filed and have been either approved by such Insurance Regulators or other Governmental Authorities or not objected to by any such Insurance Regulator or other Governmental Authority within any period provided for objection.

(f) Since January 1, 2010, salaried employees of the Company, the Insurance Subsidiary and the Agency Subsidiary and, to the knowledge of the Company, each other person who, in each of the foregoing cases, is performing the duties of insurance producer, agent, broker, managing general agent or general agent, intermediary, adjuster or administrator for the Company, the Insurance Subsidiary or the Agency Subsidiary, as applicable, whether as an employee, agent, subcontractor or otherwise (collectively, “Company Agents”), at the time such Company Agent wrote, sold, placed or produced business for or on behalf of the Company, the Insurance Subsidiary or the Agency Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Agent wrote, sold, placed or produced business, and to the knowledge of the Company, no Company Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of the Company, the Insurance Subsidiary or the Agency Subsidiary, except for such failures to be so licensed or such violations that have been cured, otherwise resolved or settled through agreements with the applicable Insurance Regulator, or that are barred by an applicable statute of limitations, or that would not constitute a Material Adverse Effect. Section 3.25(f) of the Disclosure Letter sets forth a true and complete list of the Company Agent Contracts.

(g) Section 3.25(g) of the Disclosure Letter sets forth each Contract under which any person is entitled to receive contingent compensation based on the profitability to the Insurance Subsidiary of any business produced by such person.

(h) Except as set forth on Section 3.25(h) of the Disclosure Letter, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to or covering the Insurance Subsidiary. No rating agency has stated to the Company or the Insurance Subsidiary that it is considering imposing conditions (financial or otherwise) lowering any rating assigned to or covering the Insurance Subsidiary or placing the Insurance Subsidiary on an “under review” status. The Insurance Subsidiary has the A.M. Best Company rating set forth in Section 3.25(h) of the Disclosure Letter.

Section 3.26 Reserves. (a) The insurance reserves, including reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Insurance Subsidiary reflected in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated, in accordance with sound actuarial principles, and (iii) satisfied the requirements of applicable SAP and all applicable Insurance Laws in all material respects.

(b) With respect to the Insurance Subsidiary, the Company has made available to Parent true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2010. To the Company’s knowledge, the information and data furnished by the Company and the Insurance Subsidiary to its actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.27 Fairness Opinion. The Company Board has received the written opinion of Sandler O’Neill & Partners, L.P., dated as of August 25, 2012, and has provided a copy of such opinion to Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries).

Section 3.28 Brokers. No broker, finder or investment banker (other than Sandler O’Neill & Partners, L.P.) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has concurrently with the execution hereof furnished to Parent a complete and correct copy of all Contracts between the Company and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of the Company, the Company Subsidiaries or any other person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions (including the Merger) or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All the issued and outstanding shares of capital stock of Merger Sub are beneficially owned by Parent.

Section 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Transactions by Parent and Merger Sub will not, (i) conflict with or violate the Articles or Certificate of Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require any consent, approval or other action of any person under, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, license from or filing, declaration or registration with, or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act or, if any, Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the consents, filings, approvals or notifications, including insurance regulatory filings and approvals, listed in Schedule 4.03(b) of the letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), and (v) where the failure to obtain such consents, approvals, authorizations, permits or licenses, or to make such filings, declarations, registrations or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.04 Legal Proceedings. Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, (i) there are no pending or, to the knowledge of Parent, threatened Actions against Parent or any of its subsidiaries before any Governmental Authority and (ii) none of Parent, its subsidiaries or any their property or assets is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Since January 1, 2007, no Governmental Authority in the United States has failed to approve the application of Parent or any of its subsidiaries on a Form A Statement Regarding the Acquisition of Control or Merger with a Domestic Insurer or similar form with respect to an insurance company domiciled in a jurisdiction in the United States.

Section 4.05 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its subsidiaries, including Merger Sub, is the beneficial owner of any shares of Company Common Stock.

Section 4.06 Financial Capacity. Parent at the Effective Time will have sufficient funds to permit Merger Sub to consummate the Transactions, to pay the aggregate Merger Consideration and the other amounts required to be paid by Parent and Merger Sub under this Agreement, and to perform the other obligations of Parent and Merger Sub hereunder.

Section 4.07 Brokers. Except as set forth on Section 4.07 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Information Supplied. The information supplied in writing by or on behalf of Parent, Merger Sub or any of their affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to such portions of the Proxy Statement that relate expressly to the Company or any of its affiliates or to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Parent or Merger Sub, or any other person on behalf of Parent or Merger Sub, makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any information provided to the Company or any Company Subsidiary with respect to Parent and Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger. Except as required by Law or expressly contemplated by this Agreement or Section 5.01 of the Disclosure Letter, the Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the businesses of the Company and the Company Subsidiaries shall be conducted, in all material respects, only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of the Company Subsidiaries, to use its commercially reasonable efforts to (i) maintain and preserve substantially intact the business organization of the Company and the Company Subsidiaries and (ii) subject to Section 5.01(e) keep available the services of the current officers and employees of the Company and the Company Subsidiaries. By way of amplification and not limitation, except as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Letter, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant a Lien in or encumber, or authorize the issuance, sale, pledge, disposition, grant of a Lien in or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than issuance of shares of Company Common Stock upon the exercise of Company Stock Awards entered into prior to the date of this Agreement in accordance with the terms of such Company Stock Awards in effect on the date of this Agreement) or (ii) any assets of the Company or any Company Subsidiary, other than assets of de minimis value, except in the ordinary course of business and in a manner consistent with past practice and as permitted by Section 5.01(n);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or offer to redeem, purchase or acquire, or enter into any Contract with respect to the voting of, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary;

(e) except as required pursuant to the terms of any Plan or Contract in effect as of the date of this Agreement or to comply with applicable law, (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or other employees to an officer-level position, except as a result of the termination, retirement or resignation of any officer, (iv) establish, adopt, enter into, terminate or amend any Plan or collective bargaining agreement, or (v) grant any equity based awards;

(f) except as required by GAAP or SAP, materially change its accounting methods, policies or procedures;

(g) make, revoke or change any Tax election, file any amended Tax return or claim for refund, adopt or change any method of Tax accounting, settle or compromise any Tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);

(h) enter into, materially amend, materially modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder, in each case other than in the ordinary course of business consistent with past practice;

(i) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person;

(j) (i) repurchase, prepay, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than (x) letters of credit or payment plans issued in the ordinary course of business consistent with past practice and (y) any other indebtedness incurred in the ordinary course of business consistent with past practice having an aggregate principal amount outstanding that is not in excess of $250,000, and (ii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice or consistent with the Investment Guidelines;

(k) adopt or implement any shareholders’ rights plan or similar arrangement;

(l) make or authorize capital expenditures outside the ordinary course of business in excess of $125,000;

(m) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(n) acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(o) amend, modify or otherwise change the Investment Guidelines in any respect;

(p) subject to subsections (q) and (r), commence settle or compromise, or provide authority to any other person to commence, settle or compromise, any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by the Company or any of the Company Subsidiaries of any amount exceeding $250,000 in the aggregate or which settlement imposes or concedes any fault on the part of the Company or any Company Subsidiaries, provided that neither the Company nor any of the Company Subsidiaries shall settle or agree to settle any Action when the settlement involves a remedy other than for monetary damages, or injunctive or similar relief or has a restrictive impact on the business of the Company or any Company Subsidiary;

(q) compromise, commute or buy back, or provide authority to any other person to compromise, commute or buy back, any Reinsurance Contract or any claim under or with respect to any Reinsurance Contract, in an amount in excess of $100,000;

(r) (i) enter into any new ceded or assumed Reinsurance Contract or transaction, or any loss portfolio transfer or similar transfer or transaction or (ii) amend or modify any existing ceded or assumed Reinsurance Contract or transaction;

(s) enter into any Insurance Contract with coverage limits in excess of the amounts set forth in Section 5.01(s) of the Disclosure Letter or enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and the Company Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner instructions for the preparation of the annual statement form);

(t) except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP or applicable Law;

(u) except for ceded reinsurance in the ordinary course of business consistent with past practice, amend, terminate or non-renew any insurance policy, contract, agreement or similar undertaking in force and effect on the date of this Agreement that provides coverage to the Company or any Company Subsidiary;

(v) except in connection with actions permitted by Section 6.04, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover Law that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective subsidiaries or affiliates, or the Transactions; or

(w) enter into any Contract, or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Stockholders’ Meeting. (a) Subject to Section 6.04, the Company, acting through the Company Board, shall, in accordance with applicable Law, NYSE rules and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following execution of this Agreement for the purpose of obtaining the Stockholder Approval (including any adjournment, recess, reconvening or postponement thereof, the “Stockholders’ Meeting”). At the Stockholders’ Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger. Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any Company Subsidiary of any Superior Proposal, unless the Transactions have been consummated or the Agreement has been terminated in accordance with Section 8.01, the obligations of the Company under this Section 6.01 shall continue in full force and effect.

(b) Subject to Section 6.04, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

Section 6.02 Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall file a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such stockholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”) with the SEC under the Exchange Act, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock, and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest reasonably practicable time. Parent shall, and shall cause its affiliates to, cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement or filing information required by the Exchange Act or requested by the SEC in a timely manner.

(b) Subject to Section 6.04, the Proxy Statement shall (i) include the Company Recommendation (except to the extent that the Company Board withdraws or modifies its approval, determination of advisability or recommendation in accordance with Section 6.04) and (ii) unless such opinion is withdrawn or rescinded, include the written opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries). Except to the extent permitted by Section 6.04, the Company shall not make an Adverse Recommendation Change.

Section 6.03 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, on reasonable notice, to the officers, employees, offices, books and records of the Company and each Company Subsidiary, and shall promptly furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request. The foregoing shall not require the parties to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure existing prior to the date of this Agreement or that is entered into after the date of this Agreement in the ordinary course of business, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Law. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use reasonable best efforts to (x) communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, confidentiality obligation or risk waiver of such privilege, and (y) seek to obtain the required consent of any third party to provide such access or disclosure.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.03 shall be kept confidential in accordance with the letter agreement, dated March 29, 2012 (the “Confidentiality Agreement”), between Parent and the Company.

Section 6.04 No Solicitation of Transactions. (a) The Company shall, and shall cause the Company Subsidiaries and use reasonable best efforts to cause its and their officers, directors, employees, affiliates, advisors and representatives to, (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal, seek to have returned to the Company (or destroyed) any confidential information that has been provided in any such discussions or negotiations and (ii) take such action as is reasonably necessary to enforce any standstill or similar agreement to which it is a party or of which it is a beneficiary, unless in the case of subsection (ii) the Company Board reasonably determines based on the advice of outside counsel that taking such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law. From the date hereof, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any of its officers, directors, employees or affiliates, and shall use its reasonable best efforts not to permit any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or (iii) approve any transaction under, or any third party becoming an “interested stockholder” under,

Section 203 of the DGCL; provided, however, notwithstanding anything contained herein to the contrary, that if, at any time prior to receipt of the Stockholder Approval, following the receipt of a Takeover Proposal that is or is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not involving a breach of this Section 6.04, the Company Board determines in good faith, after consultation with outside counsel, that a failure to do so would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may, in response to such Takeover Proposal, subject to compliance with Section 6.04(c), and, in the case of clauses (B) and (C) that follow, upon three business days advance notice to Parent, (A) request information from the party making such Takeover Proposal for the purpose of the Company Board informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish non-public information with respect to the Company and the Company Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and (2) the Company shall promptly (but in no event later than 24 hours after providing such information to any person) provide to Parent all such nonpublic information delivered to such person (to the extent not previously provided or made available to Parent) after its delivery to the requesting party, and (C) participate in discussions and negotiations with such party regarding such Takeover Proposal.

(b) Except as permitted in this Section 6.04(b), neither the Company Board nor any committee thereof shall (i) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or propose publicly to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve or recommend for approval, or propose publicly to approve or recommend for approval, any Takeover Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within 10 business days after the commencement of such offer, (iv) make any public statement inconsistent with the Company Recommendation, or (v) resolve to take any of the foregoing actions (any of (i) through (v), an “Adverse Recommendation Change”), or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 6.04(a)). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Takeover Proposal (that was not solicited in breach of Section 6.04(a)) that constitutes a Superior Proposal, which was made after the date hereof, but prior to the receipt of the Stockholder Approval, in circumstances not involving a breach of this Agreement, after consultation with outside counsel, that the failure to do so would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 6.04(a) and Section 6.04(c)) take any or all of the following actions: (x) make an Adverse Recommendation Change, (y) cause the Company to enter into an Acquisition Agreement and approve such transaction or the acquirer being an “interested stockholder” under Section 203 of the DGCL, or (z) postpone or adjourn the Stockholders’ Meeting; provided that (1) any actions described in clause (x), (y) or (z) may be taken only at a time that is after the third business day following Parent’s receipt of written notice from the Company (such period of time, the “Notice Period”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and including the most current version of the proposed agreement (which version shall be updated on a prompt basis), identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take; (2) the action described in clause (y) may be taken only upon compliance by the Company with Section 8.01(d)(ii) and Section 8.03; (3) the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their officers, directors, employees, affiliates, advisors and representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after the commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two business days remain in the

Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions of the Notice Period)); and (4) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal taking into account, among other things, the payment of the Termination Fee and any adjustments made by Parent during the Notice Period to the terms and conditions of this Agreement. In addition, and notwithstanding anything in this Agreement to the contrary, the Company Board may also make an Adverse Recommendation Change as contemplated by clause (i) of the definition of “Adverse Recommendation Change,” if it determines in good faith that a failure to do so would reasonably be expected to be a breach of its fiduciary duties under applicable Law, provided that the Company has given Parent three business days’ prior written notice of its intention to take such action, specifying in reasonable detail the reasons for such action.

(c) In addition to the obligations of the Company set forth in Section 6.04(a) and Section 6.04(b), the Company shall promptly (but in no event later than 24 hours after receipt) advise Parent orally (and in writing as promptly as reasonably practicable) of any initial request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and shall keep Parent advised as promptly as reasonably practicable of all material developments which could reasonably be expected to culminate in the Company Board making an Adverse Recommendation Change or exercising any of its other rights under Section 6.04(a) or (b). The Company agrees that it will not enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.04(c).

(d) Nothing contained in this Section 6.04 or Section 6.10 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to disclose such position or communication could constitute a violation of applicable Law, from making any other disclosure to the Company’s stockholders; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change, except in accordance with Section 6.04(b) and further provided that in no event shall any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-1(f) under the Exchange Act be deemed to be an Adverse Recommendation Change or violate Section 6.04.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any person (other than Parent or any of its affiliates or representatives) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 15% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or to which 15% or more of the Company’s net revenue or net income on a consolidated basis are attributable, or 15% or more of the aggregate voting power of the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the aggregate voting power of the Company, other than the Transactions.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal that was not solicited in violation of Section 6.04(a) from any person for a direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or to which 50% or more of Company’s net revenue or net income on a consolidated basis are attributable, or 50% or more of the aggregate voting power of the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the aggregate voting power of the Company (other than the Transactions), which, considering all relevant factors (including whether financing for such Takeover Proposal is fully committed or reasonably likely to be obtained) the Company Board determines in its good faith judgment (after receiving the advice of the Company’s financial advisor and outside counsel), is more favorable to the Company and its stockholders than the Merger.

Section 6.05 Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, the contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries; provided, however, that this Section 6.05 shall under no circumstances confer upon any person not a party to this Agreement the rights of a third party beneficiary of this Agreement, constitute or be deemed to constitute an amendment to any such contracts, agreements, arrangements, policies, plans or commitments, or interfere with or limit Parent’s, the Surviving Corporation’s or its subsidiaries’ right to amend or terminate any such contracts, agreements, arrangements, policies, plans or commitments in accordance with their terms. In addition, Parent shall grant employees of the Company or any Company Subsidiary credit for all periods of employment with the Company and any Company Subsidiary for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 6.06 Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the prior written approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. Subject to the Surviving Corporation’s right to assume the defense of any Action as provided below, the Surviving Corporation will pay all expenses of each Indemnified Party as incurred in advance of the final disposition of any such Action to the fullest extent permitted by Law to advance such expenses upon receipt of an undertaking from the Indemnified Party to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such Action shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this Section 6.06 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation an undertaking of the kind described above. In the event any Action is brought against any Indemnified Party (whether arising before or after the Effective Time) or an Indemnified Party is required to be a witness in any Action: (i) the Surviving Corporation shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there is, under applicable standards of professional conduct, a conflict on any significant issue between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) except to the extent otherwise required due to conflicts of interest, the Surviving Corporation shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (iii) the Surviving Corporation shall not be liable for any settlement of any Action effected without its prior written consent, which consent shall not be unreasonably withheld or delayed.

(b) For a period of six years from and after the Effective Time, the organizational documents of the Surviving Corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article SEVEN of the Company’s Amended and Restated Certificate of Incorporation, which provisions may not be amended, repealed or otherwise modified for a period of six years from and after the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law, and then only to the minimum extent required by applicable Law.

(c) The Company shall purchase, prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time and covering the Transactions; provided, however, that in no event shall the Company pay more than 250% of the current annual premium payable by the Company for such insurance (the “Maximum Amount”); provided, further, that if the Company is unable to obtain the insurance required by this Section 6.06(c) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount; and immediately following the Effective Time, the Surviving Corporation shall provide for the current officers and directors of the Company and the Company Subsidiaries who become directors or officers of the Surviving Corporation after the Closing to be covered under the Surviving Corporation’s directors’ and officers’ liability program with the same terms as those applicable to the other officers and directors of the Surviving Corporation and its subsidiaries.

(d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.

(e) This Section 6.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties will be entitled to enforce the covenants contained in this Section 6.06.

(f) Nothing in this Agreement is intended to or shall be construed to waive or impair the rights of any director or officer of the Company or any Company Subsidiary to make a claim under any directors’ and officers’ liability insurance that is or has been in existence with respect to the Company or any of the Company Subsidiaries prior to the Effective Time, it being understood and agreed that the indemnification provided for in this Section 6.06 is not prior to or in substitution for any such claims under such insurance.

Section 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event, change or effect which causes or which reasonably would be expected to cause, in the case of notice by the Company, the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(c), and in the case of notice by the Parent, the failure of the conditions set forth in Section 7.03(a), (b) any material breach by the Company, Parent or Merger Sub, as the case may be, of any covenant or agreement contained in this Agreement and (c) any notice or other communication from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the

Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that a failure to comply with this Section 6.07 will not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within 10 business days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to promptly obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the California Department of Insurance and the Illinois Department of Insurance (collectively, the “Form A Approvals”) and approval or non-disapproval within the statutory waiting period of any Form E pre-acquisition notification filings that are required by applicable Law (collectively, the “Form E Approvals”)) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Notwithstanding the foregoing, each of the parties shall use reasonable best efforts to promptly obtain all consents, approvals and authorizations necessary with respect to any Leased Real Property. Parent shall use its reasonable best efforts to file or submit applications for the Form A Approvals no later than September 14, 2012 and all notification filings required for the Form E Approvals within 20 business days after the date hereof and to respond promptly to any request by any Governmental Authority for any additional information and documentary material in connection therewith. Parent shall give the Company and its counsel a reasonable opportunity, if practicable, to review and comment on any non-confidential filings or submittals made in connection with the Form A Approvals and the Form E Approvals, and all amendments or supplements thereto prior to their being filed or submitted. Each of Parent and the Company shall promptly forward to the other all notices, inquiries and other written communications received by it from any Governmental Authority relating to the Transactions. Each of Parent and the Company agrees to defend in good faith against any actions, suits or proceedings in which either party or its subsidiaries is named as defendant which seeks to enjoin, restrain or prohibit the Transactions. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Subject to Section 6.04 and the termination rights provided in Article VIII, none of the Company, Parent or Merger Sub shall until the Effective Time, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the Transactions.

(b) Notwithstanding anything to the contrary set forth in Section 6.08(a) or any other section of this Agreement, none of Parent, Merger Sub or any of their subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of a business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries, or (ii) impose any material restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries, other than any restriction, requirement or limitation that imposes upon Parent, the Surviving Corporation or the Insurance Subsidiary an obligation to seek written permission from the applicable Insurance Regulators prior to the Surviving Corporation or the Insurance Subsidiary paying any dividends for a period of three (3) years following Closing.

Section 6.09 Public Announcements. Parent, Merger Sub and the Company agree that, other than as contemplated by Section 6.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 6.10 Confidentiality Agreement. Each of Parent and the Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Stock Award pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.12 Anti-Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law is or may become applicable to the Transactions, the Company and the Company Board shall grant such approvals and take such reasonable actions as are within their power so as to eliminate or minimize the effects of such Law on the Transactions.

Section 6.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, however, that such delisting and termination will not be effective until after the Effective Time.

Section 6.14 Financing. Upon request of Parent, the Company shall and shall cause the Company Subsidiaries, and shall use its commercially reasonable efforts to cause their respective advisors and representatives, to reasonably assist Parent and Merger Sub in connection with the arrangement of all or a portion of the funding in connection with the Transactions (the “Financing”); provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Company or the Company Subsidiaries. Subject to the immediately preceding sentence, such cooperation by the Company and the Company Subsidiaries and their respective advisors and representatives shall include, at the reasonable request of Parent, (i) participating in a reasonable number of meetings and presentations with prospective Financing Sources (including using commercially reasonable efforts to make available the Company’s senior management for participation in such meetings), (ii) using commercially reasonable efforts to provide information, in connection with the Financing, (iii) furnishing the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and the Company Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, (iv) using commercially reasonable efforts to assist in the preparation of one or more confidential information memoranda and other marketing and syndication materials reasonably requested by Parent and (v) using commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals. The Company hereby consents to the reasonable use of its logos in connection with the Financing, provided that such use is disclosed to the Company in writing prior to the time that it is so used, such logos are used in a manner that could not reasonably be expected to harm or disparage the Company, the Company Subsidiaries or their marks and on such other customary terms and conditions as the Company or applicable Company Subsidiary shall reasonably impose. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable out-of-pocket expenses and costs incurred in connection with the Company’s or its affiliates’ obligations under this Section 6.14. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the

Financing prior to the Effective Time. All material non-public information provided by the Company or any of the Company Subsidiaries or any of their advisors or representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Financing Sources and ratings agencies during syndication of the Financing subject to such persons entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (if permissible), at or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(c) Insurance Regulatory Approvals. All approvals, consents, authorizations, permits, licenses, filings, declarations, registrations and notifications listed on Schedule 7.01(c) shall have been received, have occurred or been filed and be in full force and effect; and

(d) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.03 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case other than de minimis inaccuracies, (ii) Section 3.02, Section 3.04, Section 3.16 and Section 3.28 shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which as of such earlier date), and (iii) this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 7.02(a), shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) except, in the case of clause (iii) only, as would not constitute a Material Adverse Effect as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying on behalf of the Company as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) except as would not, individually or in the aggregate, be reasonably likely to constitute a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent, certifying on behalf of Parent as to the satisfaction of the conditions specified in Section 7.03(a) and (b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding the receipt of the Stockholder Approval:

(a) By mutual written consent of each of Parent and the Company; or

(b) By either Parent or the Company if (i) the Effective Time shall not have occurred on or before February 27, 2013 (the “Outside Date”); provided, that the Outside Date shall be extended until (x) May 27, 2013 if the Form A Approvals are filed no later than September 14, 2012 and, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions or (B) the condition set forth in Section 7.01(c) shall not be satisfied or (y) August 27, 2013 if the Form A Approvals are not filed on or before September 14, 2012 and, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions or (B) the condition set forth in Section 7.01(c) shall not be satisfied; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, (ii) any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and nonappealable and has the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Transactions (provided the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling) or (iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting; or

(c) By Parent (i) upon a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof, and such breach has not been waived by Parent pursuant to the provisions hereof; (ii) if the Company Board or any committee thereof shall have made an Adverse Recommendation Change, (iii) if the Company shall have entered into, or publicly announced its intention to enter into, any Acquisition Agreement (other than a customary confidentiality agreement referred to in clause (B) of the proviso of Section 6.04(a)), or (iv) if the Company shall have failed to include in the Proxy Statement the Company Recommendation; or

(d) By the Company (i) upon a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof, and such breach has not been waived by the Company pursuant to the provisions hereof; or (ii) if, prior to receipt of the Stockholder Approval, it concurrently enters into an Acquisition Agreement (other than a customary confidentiality agreement referred to in clause (B) of the proviso of Section 6.04(a)) providing for a Superior Proposal in accordance with Section 6.04, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 8.03.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement (except for this Section 8.02, Section 8.03 and Article IX, all of which shall survive termination) shall forthwith become void, and there shall be no liability on the part of any party hereto (or any of its officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except (a) as set forth in Section 8.02, Section 8.03 and Article IX and (b) that nothing herein shall relieve any party from liability for any fraud or willful breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.03 Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other regulations and all other matters related to the closing of the Merger and the other actions contemplated by this Agreement.

(b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c)(ii), Section 8.01(c)(iii) or Section 8.01(c)(iv) then the Company shall pay to Parent promptly (but in any event no later than two business days after such termination shall have occurred) a fee of $7,500,000 in immediately available funds (the “Termination Fee”);

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent the Termination Fee prior to or simultaneously with such termination;

(iii) if Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii), then the Company shall reimburse Parent all of its Expenses up to $1,000,000, provided that payment of the Expenses pursuant to this subsection (iii) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to subsection (v) below;

(iv) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i), (B) prior to the time of such termination a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(iv), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee within two business days of the consummation of the transaction contemplated by such Takeover Proposal;

(v) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii), (B) prior to the time of the Stockholders’ Meeting a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(v), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee, less the amount of any Expenses previously reimbursed by the Company to Parent under subsection (iii) above, within two business days of the consummation of the transaction contemplated by such Takeover Proposal; or

(vi) if (A) Parent shall terminate this Agreement pursuant to Section 8.01(c)(i), (B) prior to the time of such termination (or in the 12 months after the time of such termination in the event of a termination on account of a breach of Section 6.04 or Section 6.02(a)) a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination (or 12 months after the announcement of the Takeover Proposal in the case of a termination on account of a breach of Section 6.04 or Section 6.02(a)) the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(vi), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee within two business days of the consummation of the transaction contemplated by such Takeover Proposal.

(c) If Parent or the Company is entitled to terminate this Agreement and Parent is entitled to receive a Termination Fee, receipt by Parent of such Termination Fee in full will constitute liquidated damages and be the sole and exclusive remedy against the Company, its officers, directors, employees, agents, affiliates, and representatives regardless of the circumstances of such termination, except in cases of fraud. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than provision of this Agreement, at the same or at different times and the occurrence of different events.

(d) The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that following receipt of the Stockholder Approval, no amendment may be made that would require further approval of the stockholders of the Company under applicable Law without such further approval; provided, further that the consent of the Financing Sources shall be required for any amendment, supplement, modification or waiver of this Section 8.04 or of Section 9.04, Section 9.06, Section 9.08 and Section 9.09 to the extent such amendment, supplement, modification or waiver affects the rights afforded to the Financing Sources thereunder. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Enstar Group Limited

P.O. Box HM 2267

Windsor Place, 3rd Floor

18 Queen Street

Hamilton HM JX

Bermuda

Facsimile No: (441) 296-0895

Attention: Richard J. Harris, Chief Financial Officer

Email: richard.harris@enstargroup.bm

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Facsimile No: 215-988-2757

Attention: Robert C. Juelke

Email: robert.juelke@dbr.com

if to the Company:

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600

Seattle, WA 98101

Facsimile No: 202-269-8911

Attention: John Pasqualetto

Email: john.pasqualetto@sbic.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile No: 312-862-2200

Attention: James S. Rowe

Email: james.rowe@kirkland.com

Section 9.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.03 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, all Schedules and the Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b) and Section 6.10, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their successors and permitted assigns) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) Section 8.04, Section 9.04, Section 9.06(b), Section 9.08 and Section 9.09 (which are intended to be for the benefit of, and shall be enforceable by, the Financing Sources).

Section 9.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, prior to the valid termination of this Agreement in accordance with Section 8.01, shall be entitled to an injunction or injunctions to prevent breaches of the Agreement and to specific performance of the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 9.06 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9.01 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Notwithstanding anything in Section 9.06(a) to the contrary, each of the parties hereto agrees that it will not bring or support any Action (whether at Law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement, the Financing or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.06(b) shall be enforceable by each Financing Source, its affiliates and their respective successors and permitted assigns.

Section 9.07 Non-Survival of Representation, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the termination of this Agreement or after the Effective Time, as the case may be.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR THE FINANCING. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Financing Sources shall not have any liability to the Company or those affiliates of the Company under its control relating to or arising out of this Agreement, whether at Law or equity, in contract or in tort or otherwise, and the Company and those affiliates of the Company under its control shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement, whether at Law or equity, in contract or in tort or otherwise.

Section 9.10 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, sub-Section or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or Schedule to, this Agreement unless otherwise indicated; (b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) references to a person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ENSTAR GROUP LIMITED

By	/s/ Paul O’Shea
Name: Paul O’Shea
Title: Director and EVP

AML ACQUISITION, CORP.

By	/s/ Thomas Nichols
Name: Thomas Nichols
Title: Treasurer

SEABRIGHT HOLDINGS, INC.

By	/s/ John Pasqualetto
Name: John Pasqualetto
Title: President and Chief Executive Officer

Annex B

SANDLER O’NEILL + PARTNERS	INVESTMENT BANKING GROUP

August 25, 2012

Board of Directors

SeaBright Holdings, Inc.

1501 Fourth Avenue, Suite 2600

Seattle, WA 98101

Ladies and Gentlemen:

SeaBright Holdings, Inc. (“SeaBright”), Enstar Group Limited (“Parent”), and AML Acquisition, Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into SeaBright (the “Merger”). As a result of the Merger, among other things, each share of SeaBright common stock, par value $.01 per share (“SeaBright Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than certain shares specified in the Agreement, shall be automatically converted into the right to receive $11.11 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of SeaBright Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with our opinion, we have reviewed (i) the Merger Agreement; (ii) certain publicly available financial statements and other information of SeaBright; (iii) certain publicly available financial statements of Parent in determining Parent’s financial capacity to undertake the Merger; (iv) certain internal financial projections of SeaBright for the years ending December 31, 2012 through December 31, 2014 as prepared by senior management of SeaBright; (v) a comparison of the stock price and financial performance of SeaBright with that of certain publicly-traded companies comparable with SeaBright; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the property and casualty insurance industry; (vii) the current market environment generally and the property and casualty and workers’ compensation insurance environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of SeaBright the business, financial condition, results of operations, regulatory relations and prospects of SeaBright.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by SeaBright or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of SeaBright and Parent that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SeaBright, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of policyholder reserves

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

B-1

SANDLER

O’NEILL +

PARTNERS

and we have not made an independent evaluation of the adequacy of such reserves of SeaBright. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the policyholder reserves of SeaBright.

With respect to the internal financial projections as provided by and discussed with senior management of SeaBright and the Board of Directors and used by Sandler O’Neill in its analyses, SeaBright’s management confirmed to us that those projections were developed using the reasonable estimates and judgments of management and their knowledge of current market conditions to estimate the future financial performance of SeaBright and we assumed that such performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SeaBright’s or Parent’ s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that SeaBright would remain as a going concern for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the Merger Agreement are not waived. Finally, with your consent, we have relied upon the advice SeaBright has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as SeaBright’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. SeaBright has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to SeaBright and Parent.

Our opinion is directed to the Board of Directors of SeaBright in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of SeaBright as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by SeaBright shareholders and does not address the underlying business decision of SeaBright to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for SeaBright or the effect of any other transaction in which SeaBright might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which shall not be unreasonably withheld. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any SeaBright officer, director or employee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of SeaBright Common Stock is fair from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except: a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain	+
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of August 27, 2012, as it may be amended from time to time, among Enstar Group Limited, a Bermuda exempted company, AML Acquisition, Corp., a Delaware corporation and an indirect wholly owned subsidiary of Enstar, and SeaBright Holdings, Inc. (the “Company”).	☐	☐	☐
2.

Proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

		☐	☐	☐
3.	Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.	☐	☐	☐
4.

To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

The shares represented by this proxy will be voted in accordance with the specification made above. If no specification is made, the shares represented by this proxy will be voted FOR Proposals 1, 2 and 3. If any other matters properly come before the meeting, the person or persons named in this proxy (or their substitutes) will vote in their discretion.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — SEABRIGHT HOLDINGS, INC.

1501 4th Avenue, Suite 2600, Seattle, WA 98101

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Special Meeting of Stockholders, Monday, November 19, 2012

The undersigned hereby appoints John G. Pasqualetto, Neal A. Fuller and D. Drue Wax, or each or any of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of SeaBright Holdings, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of SeaBright Holdings, Inc. to be held at 9:00 a.m, Central time, on Monday, November 19, 2012 in the 28th Floor Conference Center at 161 N. Clark Street, Chicago, IL 60601 and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Proposals 1, 2 and 3, and with discretionary authority on all other matters that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be voted, signed and dated on reverse side.)